Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112726

PROSPECTUS


                            INFORMEDIX HOLDINGS, INC.

                        56,142,406 Shares of Common Stock
                           17,932,032 Class A Warrants
                           17,932,032 Class B Warrants
                             200,000 Hunapu Warrants

         This prospectus relates to the offering of up to 56,142,406 shares of our common stock, consisting of 22,132,772 shares of our common stock issued and outstanding as of the effective date of this prospectus, 13,877,952 shares issuable upon exercise of outstanding Class A Warrants, 6,938,982 shares issuable upon exercise of outstanding Class B Warrants, 1,040,000 shares issuable upon exercise of bridge warrants, an aggregate of 10,135,200 shares issuable upon exercise of Placement Agent Warrants and 2,017,500 shares issuable upon exercise of other outstanding warrants, plus 13,527,109 Class A Warrants and 13,527,109 Class B Warrants issued in our private placement; 4,054,080 Class A Warrants and 4,054,080 Class B Warrants issuable upon exercise of Placement Agreement Warrants and 350,843 Class A Warrants and 350,843 Class B Warrants issued in exchange for accrued compensation and notes payable; and 200,000 Hunapu warrants. The shares and warrants are being offered for the account of the shareholders identified in the "Selling Stockholder" section of this prospectus. The transactions by which the selling shareholders acquired such shares and warrants being offered pursuant to this prospectus are described in the "Selling Stockholder" section of this prospectus.

         We will not receive any proceeds from the sale of the shares being offered pursuant to this prospectus, other than the proceeds from the exercise of warrants by which certain of the selling shareholders may acquire their shares being offered pursuant to this prospectus. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for sales commissions. We estimate these expenses to be approximately $55,000.00.


         The shares and warrants may be offered in transactions conducted on the NASD Over-The-Counter Bulletin Board ("OTCBB"), in privately negotiated transactions or through a combination of such methods. The shares and warrants may be sold at prices relating to the prevailing market prices, at privately negotiated prices or at other prices, which may change from time to time and from offer to offer.


         Our common stock is currently traded on OTCBB, under the symbol "IFMX" On May 27, 2004, the closing price of our common stock, as reported by the OTCBB, was $.50 per share.


         The shares and warrants being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read and consider the "Risk Factors" commencing on page 10 for information that should be considered in determining whether to purchase any of the shares.

                   The date of this Prospectus is May 28, 2004

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus also amends the Company's Prospectus dated April 8, 2003, as amended.

         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares and warrants are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

         Government filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934. As such, we file annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, Suite 1300, New York, New York 10048, and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC's web site is "http://www.sec.gov."

TABLE OF CONTENTS                                                         Page

INTRODUCTORY COMMENTS........................................................3
SUMMARY......................................................................4
WHERE YOU CAN FIND MORE INFORMATION..........................................8
STATE SUITABILITY STANDARDS..................................................9
RISK FACTORS................................................................10
CHANGES IN ACCOUNTANTS......................................................18
CAPITALIZATION .............................................................19
USE OF PROCEEDS.............................................................20
PRICE RANGE OF COMMON STOCK.................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS .................22
BUSINESS....................................................................32
MANAGEMENT..................................................................47
PRINCIPAL STOCKHOLDERS......................................................59
SELLING STOCKHOLDERS........................................................62
DESCRIPTION OF SECURITIES...................................................76
SHARES ELIGIBLE FOR FUTURE SALE.............................................81
PLAN OF DISTRIBUTION........................................................82
EXPERTS.....................................................................84
LEGAL MATTERS...............................................................84
INDEX TO FINANCIAL STATEMENTS...............................................85

                              INTRODUCTORY COMMENTS

Use of Names

         Throughout this prospectus, the terms "we," "us," "our" and "our company" refer to InforMedix Holdings, Inc. ("InforMedix") and, unless the context indicates otherwise, includes InforMedix's wholly-owned subsidiary, InforMedix, Inc.

Forward-Looking Statements

         Statements contained in this report include "forward-looking statements" within the meaning of such term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by the forward-looking statements not to occur or be realized. Forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and the most recent results of the companies involved and their respective industries. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "could," "project," "expect," "believe," "estimate," "anticipate," "intend," "continue," "potential," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

         Potential risks and uncertainties include, among other things, such factors as:

         o        our business strategies and future plans of operations,

         o        general   economic   conditions   in  the  United  States  and
                  elsewhere, as well as the economic conditions affecting the industries in which we operate,

         o the market acceptance and amount of sales of our products and services,

         o        our historical losses,

         o the competitive environment within the industry in which we compete,

         o        our ability to raise additional capital, needed for expansion,

         o the other factors and information discussed in other sections of this prospectus and in the documents incorporated by reference in this prospectus.

         Persons reading this prospectus should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     SUMMARY

Our Company

         InforMedix, Inc., founded in 1997, has developed and integrated a portable patient monitoring device, hardware, software and network communications system called the Med-eMonitorTM System. The System enables pharmaceutical firms, biotechnology companies, and contract research organizations (CROs) to efficiently monitor and manage patients' medication compliance and clinical response during the clinical trial process. InforMedix has placed working beta units in pilot sites and has successfully validated the efficacy of the product. InforMedix has secured publications of these pilot clinical trials in prestigious peer reviewed medical journals. These publications offer the initial endorsements necessary in the sales process with its customer base. Management is beginning the sales launch of the Med-eMonitor using direct sales efforts, as described below. Management will also seek to establish strategic alliances.

         The Med-eMonitor System organizes and translates complex clinical drug trial protocols into a simple, automated series of prompted and recorded events for patients and researchers. The system comprises a portable patient interface device and automated data upload and download capability. The back-end database is fully FDA compliant, and enables daily patient monitoring and device programming through a standard browser interface. The Med-eMonitor System is designed to significantly reduce the cost of managing drug trials and dramatically shorten the time required to transcribe patient diaries into manageable electronic data for analysis and reporting. Traditional drug trial methodologies require considerable investments in professional resources to train patients on drug and trial protocols, conduct site visits to ensure compliance, and administer paper-based protocol changes and retrain patients on new protocols. Traditional methodologies also depend on patients to remember when to take their medication, which medication to take and to accurately maintain hand-written diaries about medication compliance and clinical response.

         The Med-eMonitor System is designed to provide customers with extensive real-time information about patient medication compliance and clinical response, all of which is customized to the trial protocol specifications. The Med-eMonitor System provides a wide range of patient-monitoring features. Management believes, based on their knowledge of the industry, the features unique to the Med-eMonitor System include:

         o The ability to contain and dispense the medications used by the patient during the trial (80% of all clinical trials use oral medication)

         o        Capturing  and  managing   automated   medication   compliance
                  information   for  study  and   non-study   drugs   (date  and
                  time-stamped)

         o Remote monitoring of patients' responses to drug and dosage regimens

         o The ability to rapidly implement a protocol and quickly deploy the monitoring devices to the patients

         o The ability to make protocol changes and enhancements via the Internet

         o The back-end software provides flexible and immediate programming of the clinical protocol, by populating database fields related to medication and dosing instructions, behavioral prompts, questionnaires and medical education.

In addition, the Med-eMonitor System offers:

         o The ability to monitor the status of enrollment of the patients throughout the trial

         o Remote monitoring of patients' physiologic and quality of life information

         o The ability to analyze data from multiple patients during trials

         o Flexible standards-based architecture that enables data to be integrated with other data management systems

         o Aggregated data collection to provide real-time trend analysis during trials

         o Back-end software compliant with government regulations for patient privacy-HIPAA and 21 CFR part 11

         o Secure web-based access to the patient database throughout the clinical trial for on-demand access to patient information

         o        A data-reporting engine that produces customized reports.

         InforMedix has been advised by the FDA in writing that it does not require FDA approval as a medical device.

         The Med-eMonitor System is intended to provide significant value to pharmaceutical manufacturers, biotechnology companies and CRO's in four critical areas:

1. Time. The time required to acquire, aggregate, analyze and report clinical trial information is reduced dramatically, thereby shortening the time-to-market for new drugs.

2. Cost. The operational costs of conducting a trial and managing the results are significantly reduced through operational efficiencies and minimizing the requirement for patient intervention. Delay in the trial can result in $1 million to $13 million of lost revenue per day to a pharmaceutical company attempting to launch a "blockbuster" drug.

3. Patient Attrition. The Med-eMonitor System is expected to reduce the cost, time and need for over-recruitment of patients. Pharmaceutical companies readily admit the "drop-out" of patients participating in clinical trials. Patients leave a trial due to their frustration with the need to keep hand-written diaries and to remember when to take their medications. Companies use the over recruitment of patients to compensate for the drop-out rate to maintain statistical significance and attempt to keep the trial on track.

4. Data Accuracy. Automated data collection via patient prompts and intuitive data capture methods increases the accuracy and relevancy of patient data.

The principal corporate offices of InforMedix which were established in January 1997 are located at Georgetowne Park, 5880 Hubbard Drive, Rockville, MD 20852-4821. Our telephone number at this location is (301) 984-1566

The Offering

Shares of Common Stock outstanding as of May 13, 2004           23,567,936

Shares of Common Stock outstanding and offered hereby:          22,132,772(1)

Shares issuable upon exercise of:

Class A Warrants offered hereby                                 13,877,952(1)

Class B Warrants offered hereby                                  6,938,982(1)

Bridge Warrants                                                  1,040,000

Placement Agent's Warrants                                      10,135,200

Other outstanding warrants                                       2,017,500

Shares outstanding on a fully diluted basis                     57,557,570(1)

Class A Warrants offered hereby                                 17,932,032(1)

Class B Warrants offered hereby                                 17,932,032(1)

Hunapu Warrants offered hereby                                     200,000

(1) On March 3, 2004, the Company amended articles of incorporation (the "Charter Amendment") to increase its authorized common stock from 20 million shares to 80 million shares of Common Stock. Thereafter, an aggregate of 644,361 shares of Common Stock previously authorized for issuance were issued in settlement of various obligations of the Company and 350,843 shares of Common Stock, Class A Warrants and Class B Warrants were issued also in settlement of Company obligations; and
         20.991 units, sold at $50,000 per unit were issued in the Company's private placement, consisting of an aggregate of 2,850,149 shares of Common Stock, 2,850,149 Class A Warrants and 2,850,149 Class B Warrants. Does not include an aggregate of 1,523,139 stock options currently outstanding.

Terms of Warrants

         Each A Warrant entitles the holder to purchase one share of Common Stock and each B Warrant entitles the holder to purchase one-half share of Common Stock at any time prior to December 1, 2008. The A Warrants and B Warrants are exercisable at $.44 per share and $.28 per half-share, subject to earlier redemption and to adjustment in certain circumstances to prevent dilution. See "Description of Securities."

Use of Proceeds

         If all of the warrants outstanding as of the date of this Prospectus are exercised we will receive gross proceeds of approximately $19,438,000. Such proceeds will be used for marketing, sale and hiring of key personnel for execution of sales objectives, general and administrative expenses and working capital purposes.

Summary Financial Information

         The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of InforMedix appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements, and the "Plan of Operation" sections of this prospectus.

                                 INFORMEDIX (1)

Statement of Operations Data:

                                                                 Year Ended                     THREE MONTHS ENDED
                                                                 December 31,                        MARCH 31,
                                                            2003              2002              2004           2003
Net sales ........................................     $         --       $     22,759     $    16,000    $       --
Cost of goods sold ...............................     $         --                777              --            --
Gross profit (loss) ..............................               --             21,982          16,000            --
Operating expenses ...............................        1,822,752          2,217,655        (661,984)     (214,124)
Loss before other income (expense) ...............     ($ 1,822,752)        (2,195,673)       (645,984)     (214,124)
Other income (expense) ...........................          126,869            (70,004)       (647,677)     (235,109)
Net loss before provision for income taxes .......       (1,949,621)        (2,265,677)             --            --
Provision for income taxes .......................               --                 --              --            --
                 Net (loss) ......................       (1,949,621)         2,265,677        (647,677)     (235,109)
                                                       ============       ============     ===========    ==========
Net loss per basic
   And diluted shares ............................     $   (0.16240)      $   (0.23498)    $  (0.03302)   $ (0.02565)
                                                       ============       ============     ===========    ==========

Weighted average number of
   common shares outstanding .....................       12,004,771          9,641,903     $19,613,855     9,165,585
                                                       ============       ============     ===========    ==========

(1) On August 14, 2002, InforMedix, Inc. merged with and into a newly formed wholly-owned subsidiary of InforMedix Acquisition Corp. ("IAC") in a share exchange agreement and InforMedix, Inc. became the only operating segment of IAC. The consolidated financial statements of IAC include the accounts of InforMedix, Inc. for the year ended December 31, 2002.

Balance Sheet Data:

                                                   March 31,                                December 31,
                                                     2004            2003              2002              2001              2000
                                                ----------------------------------------------------------------------------------
Current assets ...............................  $  1,826,989    $   566,078       $   216,497       $    16,823       $   247,470

Total assets .................................     1,893,575        584,761           261,284           122,865           382,245

Current liabilities ..........................       585,687        756,910           932,404           570,950           864,136

Long-term debt ...............................         3,600          3,600           133,158           535,520           146,637

Total liabilities ............................       589,284        760,510         1,065,562         1,106,470         1,010,773

Stockholders' equity (deficit) ...............     1,304,291       (175,749)         (904,278)       (1,083,605)         (628,528)

Working capital (deficit) ....................     1,241,305       (190,823)         (715,907)         (554,127)         (616,666)

                                   HUNAPU INC.

Statement of Operations Data:

                                                                     Cumulative
                                                                     During the
                                                                     Development
                                                                    Stage (January
                                     Year Ended December 31,          19, 2000 to
                                     2002               2001        December 31, 2002)
                                ------------       ------------       ------------
Revenues .................      $          0       $          0       $          0
Operating expenses .......      $     29,186       $      9,970       $     48,749
Net loss .................      $     29,186       $     (9,970)      $     48,749
Net loss per share - basic      $      (0.00)      $      (0.00)      $      (0.00)
Weighted average share
   outstanding ...........        14,174,247         12,000,000         12,000,000

Balance Sheet Data:
                                 December 31,
                             2002           2001
                           --------       --------
Total assets ........      $ 20,182       $  2,572
Total liabilities ...        51,531         19,135
Stockholders' deficit       (31,349)       (16,563)

                       WHERE YOU CAN FIND MORE INFORMATION

         Stock market. Our common stock is traded on the OTCBB under the symbol IFMX. Material filed by us can also be inspected and copied at the offices of the NASD, located at 9509 Key West Avenue, Rockville, MD 20850-3329.

         The Company. We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our comment stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to InforMedix Holdings, Inc., Georgetowne Park, 5880 Hubbard Drive, Rockville, MD 20852-4821; telephone (301) 984-1566.

         We have filed a Registration Statement on Form SB-2 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

         Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                           STATE SUITABILITY STANDARDS

Notice to California Residents:

Sales in the state of California are limited to investors with a combined annual income of $65,000 and a net worth of $250,000 or a minimum net worth of $500,000, exclusive of homes, furnishings and automobiles or accredited investors as such term is defined in Rule 501 of Regulation D.

Notice to Ohio Residents:

Sales in the state of Ohio are limited to investors with an annual income of $65,000 and a net worth of $250,000, exclusive of homes, furnishings and automobiles or accredited investors as such term is defined in Rule 501 of Regulation D.

                                  RISK FACTORS

         The shares being offered pursuant to this prospectus are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase any of the shares. Prior to making an investment decision, you should carefully read this prospectus in its entirety, including all documents incorporated by reference, and consider, along with other matters referred to in this prospectus, the following risk factors.

Risks Relating to Our Financial Condition

         Qualified financial statements based on operating losses and a capital deficit question InforMedix's ability to continue in business.

         InforMedix's accountants issued a qualified report on our financial statements as of and for the year ended December 31, 2003. The report states that InforMedix is currently in the development stage and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about InforMedix's ability to continue as a going concern. See "Independent Auditor's Report" and "Note 13 of Notes to InforMedix Consolidated Financial Statements."

         Need for proceeds of the Offering.

         Between December 2003 and March 2004, InforMedix sold $5.0 million of securities offered pursuant to a Private Placement Memorandum dated October 20, 2003 (the "Offering"). We obtained net proceeds of approximately $3.56 million, which we require to fully implement our business plan. Management can give no assurance the funds so obtained will be sufficient to fully implement the business plan, or that a full implementation of such business plan will result in InforMedix's profitability.

         If  InforMedix   continues  to  incur   negative  cash  flow  from  its
operations, it may exhaust our capital resources.

         No net positive cash flow has been generated from InforMedix's operations since its inception. InforMedix has been primarily a development stage company to date and has invested the majority of its resources in the R&D of the product and its patents, with minimal investment for the commercialization of its product. InforMedix had a net loss of $647,677 on sales of $16,000 for the three months ended March 31, 2004; a net loss of $1,949,621 on zero sales for the year ended December 31, 2003; a net loss of $2,265,677 on net sales of $22,759 for the year ended December 31, 2002; and a cumulative loss from inception through December 31, 2003, of $13,960,362.

         InforMedix has funded its operating activities primarily through sales of equity securities to its founders, individual accredited investors, corporate investors, private investment lenders and equity issued for services in the amount of approximately $13,785,000 as of December 31, 2003. In addition, from inception to December 31, 2002, we borrowed $725,000 from our Chief Executive Officer, directors and affiliates and an additional $65,000 in 2003 (all of which has been converted into equity). We completed a $400,000 debt bridge financing in September 2003 of which $300,000 has been converted into equity and $100,000 principal amount has been repaid. Between December 2003 and March 2004, we raised an additional $5.0 million under the offering which was then terminated. InforMedix anticipates negative cash flow from operations to continue for some time. Accordingly, we can give no assurance that we will be able to operate profitably or be able to produce positive cash flow from operations in the future. Our efforts to operate profitably and obtain positive cash flow from operations will depend on, among other things:

         o        Developing   the   InforMedix   brand,   marketing  and  other
                  promotional activities of the Med-e Monitor System;

         o Expanding general and administrative functions to support growth that may occur; and

         o Establishing and developing relationships in the healthcare industry, particularly with pharmaceutical and biotechnology manufacturers, contract research organization (CROs) and academic research centers.

         If we fail to establish  the Med-e  Monitor  System brand or to attract
repeat  customers,   InforMedix  may  not  be  able  to  increase  its  revenues sufficiently to fund its operations.

         We must develop, establish and strengthen the InforMedix brand for the Med-e Monitor System, particularly because of the early stage of our development and the highly competitive nature of our business. If we fail to establish the Med-e Monitor System brand, we will be at a competitive disadvantage and may lose the opportunity to obtain, and thereafter maintain, a sufficient number of customers. The development of the Med-e Monitor System brand will depend largely on the success of InforMedix's marketing efforts and its ability to provide consistent, high quality customer experiences. We cannot be certain that the Med-e Monitor System brand promotion activities will be successful, or will result in increased revenues. If increased revenues are achieved, there can be no assurance that these revenues will be sufficient to offset the expenditures
incurred  in   establishing   the  Med-e   Monitor   System   brand.

         InforMedix is obligated to comply with government regulation and its failure to do so could result in significant liability and curtailment or suspension of operations.

         The technology used in the monitoring of clinical drug trial protocols is regulated by the Food and Drug Administration (FDA). No FDA approval is required for the Med-eMonitor System and the FDA currently does not require the documentation of regulatory compliance. However, if in the future the FDA requires InforMedix to document regulatory compliance and it fails to do so, because of a lack of funds, or otherwise, the Company may be required to curtail or suspend its operations.

         We will lack business diversification.

         As a result of our limited resources, the prospects for our initial success will be entirely dependent upon the future performance of a single product and a single business. Although the product and its patents are applicable to other aspects of medical use, such as disease management and direct to consumer use, the Company will initially focus upon the singular market of clinical trials. Unlike certain entities that have the resources to consummate several business combinations or entities operating in multiple industries or multiple segments of a single industry, we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.

         We were recently organized and went public and have a limited operating history upon which you can base an investment decision.

         We were organized on January 27, 1997, completed our reverse merger and became a public company in May 2003, and have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to all of the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

Securities Risks

         Discretion in use of all of the funds.

         InforMedix anticipates applying the net proceeds of the Offering to the same items described herein under the heading "Use of Proceeds." However, as of the date hereof, other than to fund marketing and sales, general and administrative expenses, repayment of indebtedness and working capital purposes, we have no material restrictions on our use of the proceeds under the Offering or pursuant to this Prospectus. As such, management of InforMedix has broad discretion, subject to their fiduciary duties, in the application of the proceeds described above. See "Use of Proceeds."

         InforMedix's CEO, President and directors may have the ability to control almost all matters of the Company.


         The officers and directors of InforMedix and their affiliates, beneficially own approximately 15% of the issued and outstanding shares of common stock of InforMedix as of May 27, 2004. Therefore, management will have significant influence over the election of InforMedix's directors and to control the outcome of other issues submitted to stockholders of InforMedix. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of InforMedix with another company or approve the sale of all or substantially all of the assets of InforMedix without the agreement of the shareholders.

         If we do not keep this registration statement current, you will not be able to exercise your warrants.

         We must keep this registration statement effective with the SEC in order for warrantholders to exercise their warrants. We may not be able to maintain a registration statement in effect throughout the period during which the warrants remain exercisable. Maintaining an effective registration statement requires substantial continuing expenses for legal and accounting fees and we cannot guarantee our ability to keep the registration statement effective. We will instruct our warrant agent to suspend the exercise of warrants if this or any future registration statement with respect to the shares underlying the warrants is no longer effective.

         If we do not qualify our securities in states other than where the initial investors reside, your resale of any securities you acquire under this Prospectus may be limited and you may not be able to exercise your warrants.

         We have sold the units in an Offering only in the States of Alaska, Michigan, New Jersey, New York, Florida, Illinois, California, Colorado,
Connecticut, Massachusetts, North Carolina, Texas, and Washington. We believe that our common stock will be eligible for sale on a secondary market basis in other states based upon applicable exemptions from that state's registration requirements, subject, in each case, to the exercise of the broad discretion and powers of the securities commission or other administrative bodies having jurisdiction in each state and any changes in statutes and regulations which may occur after the date of this prospectus. However, the lack of registration in most states and the requirement of a seller to comply with the requirements of state blue sky laws in order for the seller to qualify for an applicable secondary market sale exemption, may cause an adverse effect on the resale price of our securities, as well as the delay or inability of a holder of our securities to dispose of such securities.

         In addition, the warrants and underlying securities will be exercisable only in the states where the initial warrantholders reside. We may decide not to seek, or may not be able to obtain, registration for the issuance of the underlying securities in the state where you live during the period when the warrants are exercisable. We cannot issue securities to you upon exercise of your warrants unless either (a) the securities issuable upon exercise of the warrants are registered in your state or (b) an exemption from registration is available. We may not be able to qualify the warrants, in which case the warrants would become unexercisable and deprived of value.

         Preferred Stock as an anti-takeover device.

         InforMedix is authorized to issue 4,500,000 shares of preferred stock, $.001 par value. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as the Board of Directors of InforMedix may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval subject to approval of the holders of the Preferred Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of InforMedix without any further action by shareholders. See "Description of Securities- Preferred Stock."

         Interests of Placement Agent in InforMedix; Possible Restriction on "Marketing Making" Activities in InforMedix's Securities; Illiquidity.

         Including shares underlying warrants not presently exercisable, Meyers Associates L.P., our Placement Agent and its principals beneficially own, in the aggregate, 10,279,862 shares of Common Stock, or approximately 31.0% of the outstanding shares. Notwithstanding the foregoing, Meyers Associates has entered into a Voting Agreement with us dated August 21, 2003, pursuant to which the Placement Agent agreed to give Management of InforMedix a voting proxy over all of its shares on all matters for generally one year from the last closing of the Offering. In addition, the Placement Agent and its affiliates agreed not to sell, sell short, or otherwise dispose of any of their shares prior to the completion of the Offering.

         Lack of Trading Market.

         No trading market exists for the Warrants offered hereby. There can be no assurance that a market for the Warrants will be created or sustained. Rule 144 promulgated under the Securities Act requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements of the Securities Act. There can be no assurance that we will fulfill in the future any reporting requirements under the Exchange Act, or disseminate to the public any current financial or other information concerning InforMedix, as required by Rule 144 as one of the conditions of its availability.

         Difficulty of Trading and Obtaining Quotations for Common Stock.

         InforMedix's Common Stock is currently quoted on the NASD's Over-the-Counter Bulletin Board ("OTCBB") under the symbol IFMX. Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, InforMedix's securities. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on our ability to raise additional capital.

         Penny Stock Regulation.

         InforMedix's Common Stock is subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
Consequently, the rule could affect the ability of broker-dealers to sell our securities and could affect the ability of purchasers to sell any of our securities in the secondary market.

Risk Factors Affecting InforMedix's Business Operations.

         InforMedix could be subject to fines, facility shutdowns and possible exclusion from participation in providing information technology services if it fails to comply with the laws and regulations.

         InforMedix  is  subject  to   regulations   such  as   compliance   and
record-keeping requirements under the Health Insurance Portability and Accountability Act (HIPAA) and the Food, Drug and Cosmetic Act. In addition, the provision of services, pharmaceuticals and equipment is subject to strict licensing and safety requirements. If InforMedix is deemed to have violated these laws and regulations, InforMedix could be subject to fines and/or facility shutdowns. Government officials and the public will continue to debate healthcare reform. Changes in healthcare law, new interpretations of existing laws, or changes in payment methodology for pharmaceuticals may have a dramatic effect on InforMedix's business and results of operations.

         Continued  pressure  could  reduce   InforMedix's   margins  and  limit
InforMedix's ability to maintain or increase its market share.

         Certain competitors of InforMedix may have or may obtain significantly greater financial and marketing resources than InforMedix. As a result, InforMedix could encounter increased competition in the future that may increase pricing pressure and limit its ability to maintain or increase its market share.

         If we lost the services of Dr. Bruce Kehr, InforMedix's CEO, Janet Campbell, InforMedix's president and COO or Randy Dulin, InforMedix's Vice President of Sales, we might not be able to execute InforMedix's current business in accordance with our current plans.

         InforMedix's  future  success  depends  significantly  on  the  skills, experience and efforts of its chief executive officer, Dr. Bruce Kehr, its president and chief operating officer, Janet Campbell, Randy Dulin, its vice president of sales, and other key personnel. These individuals would be difficult to replace. Dr. Kehr, Ms. Campbell and Mr. Dulin have developed, and are engaged in carrying out, InforMedix's strategic business plan. The loss of the services of Dr. Kehr, Ms. Campbell or Mr. Dulin could seriously harm InforMedix's ability to implement its strategy. A failure to implement InforMedix's business strategy could result in the cessation of InforMedix's operations which would have a material adverse effect on our company and on your investment.

         If InforMedix is unable to adequately protect or enforce its rights to its intellectual property, InforMedix may lose valuable rights, experience reduced market share, if any, or incur costly litigation to protect such rights.

         InforMedix generally requires its employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with it. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with InforMedix is to be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, InforMedix may not have an appropriate remedy available for breach of the agreements. Furthermore, InforMedix's competitors may independently develop substantial equivalent proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to InforMedix's proprietary technology. In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as U.S. law. InforMedix may be unable to meaningfully protect its rights in trade secrets, technical know-how and other non-patented technology.

         InforMedix may have to resort to litigation to protect its rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending InforMedix's rights is expensive and may distract management from its development of the business if not properly managed. Such efforts may not prove successful. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part, and this could diminish or extinguish protection for any technology InforMedix may license. Any failure to enforce or protect InforMedix's rights could cause it to lose the ability to exclude others from using its technology to develop or sell competing products.

         InforMedix may be sued by third parties who claim that InforMedix's product infringes on their intellectual property rights. Defending an infringement lawsuit is costly and InforMedix may not have adequate resources to defend. Any settlement or judgment against us could harm our future prospects.

         InforMedix may be exposed to future litigation by third parties based on claims that its technology, product or activity infringes on the intellectual property rights of others or that InforMedix has misappropriated the trade secrets of others. This risk is compounded by the fact that the validity and breadth of claims covered in technology patents in general and the breadth and scope of trade secret protection involves complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against InforMedix, whether or not valid, could result in substantial costs, could place a significant strain on InforMedix's financial and managerial resources, and could harm InforMedix's reputation. In addition, intellectual property litigation or claims could force InforMedix to do one or more of the following:

         o Cease selling, incorporating or using any of InforMedix's technology and/or product that incorporates the challenged intellectual property, which could adversely affect InforMedix's revenue;

         o Obtain a license from the holder of the infringed intellectual property right, which may be costly or may not be available on reasonable terms, if at all; or

         o Redesign InforMedix's product, which would be costly and time consuming.

         We may not be able to manufacture our planned product in sufficient quantities at an acceptable cost, or at all, which could harm our future prospects.

         InforMedix is in the initial phase of product commercialization. InforMedix does not presently own any manufacturing facilities. Accordingly, if InforMedix's planned product becomes available for widespread sale, we may not be able to arrange for the manufacture of our planned product in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect InforMedix's future prospects.

         The market for InforMedix's planned product is rapidly changing and competitive. New products may be developed by others which could impair our ability to develop, grow or maintain our business and be competitive.

         InforMedix's industry is subject to substantial technological change. Developments by others may render InforMedix's technology and planned product noncompetitive or obsolete, or it may be unable to keep pace with technological developments or other market factors. Competition from other companies, universities, government research organizations and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than InforMedix does, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities could represent significant competition for InforMedix. InforMedix is a development-stage enterprise and as such its resources are limited and it may experience technical challenges inherent in developing its technology. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition.

         InforMedix's planned product could be exposed to significant product liability claims which could be time consuming and costly to defend, divert management attention and adversely affect InforMedix's ability to obtain and maintain insurance coverage. If InforMedix incurred a material liability for which it is not adequately insured, it might be rendered insolvent.

         The testing, manufacture, marketing and sale of InforMedix's planned product will involve an inherent risk that product liability claims will be asserted against it. We currently have a general liability policy with an annual aggregate limit of $1 million with a $1 million limit per occurrence and product liability insurance with an aggregate limit of $1 million. This insurance may prove inadequate to cover claims and/or litigation costs. Product liability claims or other claims related to InforMedix's planned product, regardless of their outcome, could require us to spend significant time and money in litigation or to pay significant settlement amounts or judgments. Any successful product liability or other claim may prevent InforMedix from obtaining adequate liability insurance in the future on commercially desirable or reasonable terms. In addition, product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. Any inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the sale of InforMedix's Med-eMonitor.

         InforMedix faces the risk of liability resulting from claims made directly by patients. InforMedix currently has property, general liability and product liability insurance in amounts that we believe to be adequate, but InforMedix can give no assurance that such insurance will remain available at a reasonable price or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that InforMedix will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect against such potential liability or at a reasonable cost. The obligation to pay any substantial liability claim could render InforMedix insolvent and could force it to curtail suspend operations, which would have a material adverse effect on our company and your investment in our company.

                             CHANGES IN ACCOUNTANTS

         The Company appointed Bagell, Josephs & Company, LLC ("Bagell Josephs") as its new independent public accountant and terminated the engagement of Lazar Levine & Felix LLP ("Lazar") as Hunapu's independent public accountant, effective with respect to InforMedix's fiscal year ending December 31, 2003. Bagell Josephs had been the independent public accountant for InforMedix prior to the merger with Hunapu. This change in independent public accountant was approved by the Board of Directors of the Company on June 23, 2003, upon the recommendation of the audit committee.

         The audit reports of Lazar on the financial statements of Hunapu as of and for the fiscal years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to Hunapu's ability to continue as a going concern.

         During Hunapu's two most recent fiscal years and through June 23, 2003, there were no disagreements between the Company and Lazar, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Lazar's satisfaction would have caused Lazar to make reference to the subject matter of the disagreement(s) in connection with its reports.

         During the Company's two most recent fiscal years and through June 23, 2003, the Company did not consult with Bagell Josephs with respect to any matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-B. Bagell Josephs was the independent public accountant of InforMedix Acquisition Corp. prior to its merger with the Company.

         Hunapu  provided  Lazar with a copy of the foregoing  disclosures,  and requested that Lazar furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements that the Company has made herein. A copy of Lazar's letter response to the Company's request was filed as Exhibit 16.1 to the Company's Form 8-K for June 23, 2003.

                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company as of March 31, 2004, adjusted to reflect the proceeds received in the Offering.(1)


                                                       Actual
                                                       ------
Cash                                               $  1,698,350

Total Liabilities                                       589,284

Stockholders' equity:
     Preferred stock, par value $.001 per                   -0-
        share; 4,500,000 shares authorized;
        no shares issued and outstanding

Common stock, par value $.001 per                        23,024
     share; 80,000,000 shares authorized;
     23,023,803 shares issued and
     outstanding(2)

Additional paid-in capital                           15,889,306

     Accumulated deficit                             14,608,039

        Total stockholders' equity                   1,304,291

____________________

(1) The net proceeds for the full $5 million offering proceeds is less $650,000 of placement agent commissions and expense allowance, $120,000 total estimated offering costs and $1,546,217 repayment of indebtedness or a total of $2,316,217 or net proceeds of approximately $2,683,783.

(2)  Does  not  include   outstanding   options  to  purchase  an  aggregate  of
approximately 1,523,139 shares of Common Stock and Warrants to purchase an aggregate of approximately 32,200,000 shares of Common Stock.

                                 USE OF PROCEEDS

         If all of the warrants outstanding as of the date of this Prospectus are exercised we will receive gross proceeds of approximately $19,438,000. Such proceeds will be used for marketing, sales and hiring of key personnel for execution of sales objectives, general and administrative expenses and working capital purposes. The Company currently intends to use the net proceeds as follows:

Use                              50% of      Percentage  100% of      Percentage
                                 Warrants                Warrants
                                 Exercised               Exercised

Research and Development (1)     $3,887,600  40%         $7,775,200   40%

Selling, general and             $5,831,400  60%         $11,662,800  60%
administrative (2)

Total                            $9,719,000  100%        $19,438,000  100%

         1.  Research and  Development  - These costs are related  primarily to:
continuing development of software and hardware products to accommodate potential client protocols; validate and verify software and firmware for potential clients; ensure Med-eMonitor complies with FDA standards, and is HIPAA compliant; pay consultants' salaries; develop firmware to add western European languages; maintain and update patents; and further develop databases to monitor patients and report data via the Internet.

         2. Selling, General and Administrative - As described under "Business - Marketing and Sales Strategy," the Company intends to develop a variety of marketing vehicles to create brand awareness and demand for the Med-eMonitor System. The Company will also commence branding and distribution of the Med-eMonitor System. InforMedix intends increase its participation in trade shows, expand its promotional materials, expand the scope of its Website, increase branding, hire a second sales person and pay for travel and related expenses.

The allocation of the net proceeds to the Company from this Offering set forth above represents the Company's best estimate. This estimate is based upon its present plans and certain assumptions regarding current economic and industry conditions and the Company's future prospects. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above described categories or to other purposes.

There can be no assurance as to the specific dollar amounts or timing of expenditures of the net proceeds of this Offering. There currently are no material commitments or arrangements with respect to any of the net proceeds of this Offering other than as stated above. The level and timing of expenditures of the net proceeds of this Offering will depend upon numerous factors, including the timing and amount of revenues generated by the Company's operations and changes in the competitive conditions in the Company's industry. As such, management will have broad discretion, subject to their fiduciary duties, in the application of the proceeds of this Offering. Pending such uses, the net proceeds of this Offering will be invested in government securities, money market accounts, certificates of deposit or other suitable limited-risk short-term investments.

In the event that the Company's plans change, its assumptions change or prove inaccurate, its revenues are less than anticipated, or if the net proceeds from this Offering otherwise prove insufficient to fund operations due to unanticipated expenses, delays or technical or other problems, the Company could be required to seek additional funding. The Company has no current arrangements with respect to, or sources of, additional financings, and it is not anticipated that existing security holders will provide any of the Company's future financing requirements. Further, there can be no assurance that any additional financing will be available to the Company, if so required, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company's operations, including the possibility of requiring the Company to curtail or cease its operations.

                           PRICE RANGE OF COMMON STOCK

         InforMedix Common Stock has traded on the NASD Over-the-Counter Bulletin Board under the symbol "IFMX" since July 30, 2003. The following table sets forth the high and low closing bid prices for the Common Stock, as reported by Pink Sheets, LLC for the periods indicated below. The following quotations represent prices between dealers and do not include retail markups, markdowns or commissions. They do not represent actual transactions and have not been adjusted for stock dividends or splits.

                 2004                         High          Low
             First Quarter
      (January 1- March 31, 2004)            $1.35          $.42

                 2003
             Third Quarter
    (July 30 - September 30, 2003)            $.55          $.16

            Fourth Quarter
    (October 1- December 21, 2003)            $.65          $.18



         As of May 13, 2004, there were 194 holders of record of our Common Stock. On May 27, 2004, the closing price of our Common Stock was $.50 per share.



MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      Reverse Acquisition

      Founded in 1997, InforMedix has developed and integrated a portable patient-interactive monitoring device, hardware, software and network communications system to enable pharmaceutical and biotechnology companies, medical researchers and physicians to efficiently monitor and manage patients' medication compliance and clinical response. The Med-eMonitor(TM) System leverages InforMedix's strong intellectual property with 15 patents issued and 10 patents pending.

      In May 2003, Hunapu, Inc. completed its merger with InforMedix Acquisition Corp. and subsequently changed its name to InforMedix Holdings, Inc. InforMedix Holdings, Inc.'s sole material asset is its 100% interest in InforMedix, Inc.

      For accounting purposes, this transaction is considered, in substance, a capital transaction rather than a business combination. The exchange has been accounted for as a reverse acquisition, under the purchase method of accounting, since the former stockholders of InforMedix now own a majority of the outstanding common stock of Hunapu after the acquisition. Accordingly, the combination of InforMedix with Hunapu has been recorded as a recapitalization of InforMedix, pursuant to which InforMedix is treated as the continuing entity for accounting purposes and the historical financial statements presented are those of InforMedix. Upon the completion of the reverse acquisition, InforMedix continued to operate as a wholly-owned subsidiary of InforMedix Holdings, Inc.

      Therefore, based on the above transaction, we have provided management's discussion and analysis of financial condition and results of operations for InforMedix.

Critical Accounting Policies

      In December 2001, the Securities and Exchange Commission requested that all registrants discuss their "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one that is both important to the portrayal of the company's financial condition and results and that requires management's most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. While InforMedix's significant accounting policies are more fully described in Note 2 to its condensed consolidated financial statements included elsewhere in this report, InforMedix currently believes the following accounting policies to be critical:

Company has Emerged from Development Stage

      InforMedix was considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises " for all previously filed financial statements. InforMedix had devoted substantially all of its efforts to business planning, patent portfolio, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. It had sold Med-e Monitors to academic centers to complete grant-funded clinical research on a limited basis, and recently completed the design of its product and initiated the first run of scalable manufacturing in preparation for expansion of sales activities. The Company generated its first sale of its scalable manufactured Med-eMonitor System in the first quarter on 2004 and has consequently emerged from its development stage.

Principles of Consolidation

      InforMedix's condensed financial statements include the accounts of InforMedix Holdings, Inc. and its subsidiary for the quarter ended March 31, 2003. All significant intercompany accounts and transactions have been eliminated in consolidation. The March 31, 2002 figures represent InforMedix, Inc. only, prior to the acquisition by Hunapu, Inc.

Cash and Cash Equivalents

      InforMedix considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

      InforMedix maintains cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000.

Fixed Assets

      Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; three years for computer software and equipment and five years for office furniture and equipment. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

Intellectual Property Assets

      InforMedix owns 15 issued U.S. and Foreign patents and 12 pending U.S. and Foreign patents. A formal patent valuation appraisal was performed in 2002 by the Patent & License Exchange, Inc. The appraisal revealed that InforMedix's patents were cited as prior art in 154 other issued patents. Under present accounting principles generally accepted in the United States of America, and FASB 142, management of InforMedix has not reflected the value of these patents on its condensed consolidated balance sheet at March 31, 2003.

Internal Use Software Costs

      Internal use software and web site development costs are capitalized in accordance with Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and Emerging Issues Task Force (EITF) Issue No. 00-02, "Accounting for Web Site Development Costs." Qualifying costs incurred during the application development stage, which consist primarily of outside services and InforMedix's consultants, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. All costs for internal use software for the quarters ended [March 31, 2004 and March 31, 2003] have been expensed as research and development expense.

Start-up Costs

      In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," InforMedix expenses all costs incurred in connection with the start-up and organization of InforMedix.

Research and Development

      Research and development costs are related primarily to InforMedix obtaining its 15 issued U.S. and Foreign patents and 12 pending U.S. and Foreign patents and patent valuation analysis, developing early prototypes and Beta products of its Med-e Monitor device, development of first, second and third generation databases to monitor patient data and remotely program the Med-e Monitor devices, communications connectively between the devices and the databases via the Internet, and website development. Research and development costs are expensed as incurred.

Income Taxes

      The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the quarters ended March 31, 2004 and 2003, respectively.

Advertising

      Costs of advertising and marketing are expensed as incurred. Advertising and marketing costs were $29,181 and $-0- for the quarters ended March 31, 2004 and 2003, respectively.

Earnings (Loss) Per Share of Common Stock

      Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share
(EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at March 31, 2004 and 2003 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred significant losses since its inception to fund its research and development of its Med-e Monitor Systems, including the development of its intellectual property portfolio; and travel activities and attendance at trade shows to create awareness of the product to pre-sell the Med-e Monitor.

      The following is a reconciliation of the computation for basic and diluted
EPS:

                                                        March 31,      March 31,
                                                            2004           2003

          Net Loss                                     ($647,677)     ($235,109)
                                                      ----------      ---------

          Weighted-average common shares
            outstanding (Basic)                       19,613,855      9,165,585

          Weighted-average common stock equivalents:
                Stock options                                  -              -
                Warrants                                       -              -
                                                      ----------      ---------

          Weighted-average common shares
              outstanding (Diluted)                   19,613,855      9,165,585
                                                      ==========      =========
Fair Value of Financial Instruments

      The carrying amount reported in the condensed consolidated balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes and mortgages payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

Stock-Based Compensation

      Employee stock awards under InforMedix's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. InforMedix provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123.

      InforMedix measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

      InforMedix measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured as the value of InforMedix's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Results of Operations

For the quarter ended March 31, 2004, compared to the quarter ended March 31, 2003.

      The Company recognized $16,000 in revenues from the sale of its Med-eMonitorTM System for the quarter ended March 31, 2004. This represents the first revenues generated since the completion of the first generation product. As such, the Company has now emerged from its development stage. The Company did not recognize sales revenue for the corresponding quarter ended March 31, 2003. The product was still in the development stage during that time period, and had only been sold into studies at academic research centers that resulted in two research articles published in peer reviewed medical journals in prior periods. These articles were published in the July/August 2003 issue of Heart & Lung, and the September 2003 issue of the Drug Information Journal (official publication of the Drug Information Association). These sales were consummated in prior periods wherein the Company recognized nominal revenue from research grants. For the period from inception (January 27, 1997) through March 31, 2003, the Company recorded $140,445 of sales on total cost of sales of $245,428. The grants were funded by the National Institutes of Health (NIH), and research was conducted on patient compliance in clinical trials and disease management, at the Baltimore Veterans Administration Hospital and Wayne State University, to study the effect of using the Med-eMonitorTM System in schizophrenia and congestive heart failure, respectively.

      Information gathered from the use of the Med-eMonitorTM units in the various research studies has led to significant product enhancements and design changes that have resulted in manufacturing cost reductions, and significantly improved product reliability and performance.

      Compensation expense for the quarter ended March 31, 2004 of $223,011 increased by $143,721 (181%) compared to $79,290 for the prior year. The increase resulted from the Company hiring its CFO and General Counsel and Vice President for Sales and Marketing and other administrative personnel to support operations. Previously, despite limited cash, the Company was able to recruit and retain key executives primarily through the issuance of stock options in lieu of cash compensation.

      Selling, general and administrative expenses for the quarter ended March 31, 2004 of $330,182 increased by $244,109 (284%) compared to $86,073 for the prior year. The increase resulted primarily from increased sales and marketing expense, professional fees as a result of being a public company, consulting fees and printing charges associated with SEC filings, and increased insurance expense. In January 2004, certain vendors agreed to receive partial compensation in the form of stock.

      Research and Development expenses for the quarter ended March 31, 2003 of $104,430 increased by $63,141 (153%) compared to $41,289 for the prior year due to testing and validation of software development work related to the first generation of the Med-eMonitorTM system, and next generation database development. In January 2004, certain vendors assisting with research and development agreed to receive partial compensation in the form of stock.

      Depreciation and Amortization expense decreased for the quarter ended March 31, 2004 when compared to the prior year by $3,111 to $4,361. This decrease resulted primarily from the disposition of certain computer equipment in 2003.

      Interest expense paid decreased by 81% from $21,206 for the quarter ended March 31, 2003 to $4,106 for the quarter ended March 31, 2004. This decrease resulted primarily from the reduction in Notes Payable from $841,596 as at March 31, 2003, to $197,128 as at March 31, 2004.

Liquidity and Capital Resources

      The Company does not have an operating line of credit from a financial institution and consequently relied on additional financing from investors to complete the development phase of its business and to manufacture Med-eMonitorTM units. The Company had monies on deposit of $1,698,350 at March 31, 2004 as compared with $131 at March 31, 2003.

      In March 2003, the Company completed its raise of $5,000,000, through a private placement offering pursuant to a Placement Agent Agreement entered into with an investment banking firm, Meyers Associates, L.P. Pursuant to the Private Placement Memorandum, the Company offered and sold maximum of $5,000,000 of its securities. The private placement of units each consisted of 135,136 shares of common stock determined by dividing the purchase price per Unit of $50,000 by $.37, the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately preceding and including the second trading day immediately prior to the initial closing date. For each share of Common Stock issued, the Company also issued one Class AWarrant and one Class B Warrant to purchase one-half share of Common Stock of InforMedix. On December 2, 2003, December 19, 2003, February 2, 2004 and March 4, 2004, InforMedix closed on $1,500,000, $1,245,450, $1,205,000 and $1,049,550, respectively, of private placement units or an aggregate of $5 million of gross proceeds. As of February 9, 2004, the Company had sold and issued $3,950,450 of units. The Equity Offering was terminated and the entire $5 million of units subscribed for, however, $1,049,550 was held by the escrow agent until the Company's Charter Amendment was declared effective on March 3, 2004. The Equity Offering consisted of an aggregate of 13,527,109 shares of Common Stock, 13,527,109 Class A Warrants to purchase 13,527,109 shares of Common Stock at $.44 per share and 13,527,109 Class B Warrants to purchase 6,763,560 shares of Common Stock at $.28 per share. In addition, the placement agent received warrants to purchase 30% of the units sold in the Equity Offering at the same offering price of $50,000 per unit exercisable until December 1, 2006. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

      The Company has used a portion of the proceeds from the offering to substantially reduce its debt burden. As a result, the total liabilities of the Company have been reduced to $589,284 as of March 31, 2004. Of this amount, the Company has an [agreement] to pay to one vendor $110,000 in the form of stock and will not require the use of cash.

      In February 2003, the Company had borrowed $60,000 in the aggregate from several board members and a principal of its investment-banking firm. Interest on each note accrued at a rate of 12% per annum. These notes matured on December 7, 2003 and were subsequently converted into shares of Common Stock in March 2004. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In April 2003, the Company had borrowed $750,000 from a third party investor and pledged the patent portfolio as security for the loan. Interest on the note accrued at a rate of 12% annually. This note matured on December 7, 2003 and was repaid with $60,250 of interest. The note had provisions for the issuance of 800,000 stock warrants (post-split), which were replaced by 250,000 warrants exercisable at $1.50 per share. On October 16, 2003, the holder of this $750,000 promissory note signed an agreement whereby, should the Company be successful in raising at least $2 million in its private placement of equity securities, $375,000 plus interest would be repaid to this lender, and $375,000 would be converted into equity under the same terms and conditions as the private placement offering. The $375,000 was converted into units in the Company's private placement in December 2003 at the Equity Offering price of $.37 per unit. This Lender also received warrants to purchase 150,000 shares of Common Stock at $.60 per share in consideration of a November 2003 bridge loan in the aggregate amount of $120,000 which was repaid in December 2003. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In June 2003, the Company had borrowed $20,000 from its then investment bankers and pledged the patent portfolio as security for the loan. Interest on the note accrued at a rate of 8% per annum. This note has since been repaid and the lien has been released. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act.

      In July 2003, the Company had borrowed $41,400 in the aggregate from its then investment bankers and other related parties. Interest on the notes accrued at a rate of 8% per annum. These notes matured on January 31, 2004, or the date the Company successfully raised equity financing of $500,000. These notes have been repaid. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act.

      The Company had entered into six promissory notes dated August 31, 2003 and September 10, 2003 with private and institutional individuals obtained through the Company's investment banker Meyers Associates, L.P. . These individuals loaned $400,000 collectively to the Company in notes that matured on August 31, 2004. The notes accrued interest at a rate of 10% per annum. Aggregate interest of $11,480 was paid by the Company on these notes prior to their maturity. An aggregate of $300,000 principal amount of these notes were converted into units of the Company's private placement described above and $100,000 principal amount was repaid from proceeds of the private placement. This offering did not involve any general solicitation and was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

      Meyers Associates, L.P. was introduced to the Company by the investment banking firm Rockwell Capital Partners, LLC. In May 2002, the Company entered into an agreement with Rockwell which stipulated that Rockwell would advise the Company in connection with private financings and assist in going public through a reverse merger transaction with a public shell company, followed by assisting the company in raising equity through a PIPE (Private Investment in a Public Entity) of up to $3,000,000. Rockwell committed to InforMedix to raise $400,000, and assisted the Company by introducing it to Vertical Capital Partners, Inc., an affiliated NASD broker-dealer. A total of $250,000 was raised in August and September 2002 from three accredited investors. $100,000 of this was sent directly by the investors to an investor relations firm, JC Consulting, on behalf of the Company, to provide investor relations services once the Company was public and its stock was trading. JC Consulting is now reported as defunct. These securities were sold pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D under the Securities Act.

      In November 2002, the Company raised $350,000 pursuant to a loan agreement with Private Investors Equity, LLC. The net proceeds were used for working capital and to complete product development. Under the agreement, the Company issued a convertible secured promissory note bearing interest at 12% per annum, payable at maturity on May 3, 2003, and issued warrants to purchase 350,000 shares of common stock at an exercise price of $3.00 per share, expiring on November 4, 2007. This Note repaid in full. These securities were sold pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act.

      In furtherance of its objective to become a publicly traded company, the Company completed its merger into Hunapu Inc., a Rule 419 public shell, in May 2003, pursuant to a registration statement declared effective by the Securities and Exchange Commission on April 8, 2003, as supplemented.

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company recognized a net loss of $(647,677) for the quarter ended March 31, 2004, and $(235,109) for the quarter ended March 31, 2003.

      The Company had working capital of $1,241,305 at March 31, 2004, which produced a current ratio of 3.1 to 1.0. At March 31, 2003, working capital was negative $(943,927) and the current ratio was 0.18 to 1.0. We have funded the business throughout the development stage primarily through research grants, equity and convertible debt investments from accredited investors, short-term borrowing and most recently equity financing. We believe we can achieve significant sales in 2004 and reach break-even operations by 2005, although there can be no assurance of same, at which time we would be able to fund operations from positive cash flows.

      A reduction in expenses would jeopardize our ability to carry out our new business strategy and consequently reduce or eliminate future growth, which would adversely affect the value of an investment in our Company.

      To date, we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We plan to invest any excess cash in investment grade interest bearing securities.

      We believe the Company will meet working capital requirements for the next 12 months from invested capital and sales. The expected growth of the business will have to be partially funded by additional equity to support the higher inventory and accounts receivable levels. There can be no assurance additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to enhance our products, take advantage of future sales opportunities or respond to competitive pressures.

      We recently signed an agreement with a privately held disease management company. If this company is satisfied with the demo units, it said that it would introduce the Med-eMonitor into its care management plan. The Company has received letters of support from four pharmaceutical manufacturers and contract research organizations (CROs), endorsing the value of the Med-eMonitor System for clinical trials and disease management applications, and the Company has been actively traveling to promote sales in the past two months. InforMedix has been recommended to another pharmaceutical company by one of the largest global CROs to use Med-eMonitor in a clinical trial to be managed by that CRO; [is about to] initiate a pilot trial with an important drug of one of the five largest pharmaceutical companies, and has received a letter of support from that pharmaceutical company, and has been asked for Med-eMonitorTM demonstration units to test and validate the units for disease management purposes by a large, publicly traded disease management company.

      InforMedix has taken delivery of 250 next generation Med-eMonitorTM units from its outsourced manufacturer. Furthermore, InforMedix has shipped units to three potential customers for testing purposes. In addition, a prominent academic research institution has prepared a grant application to be submitted to the National Institutes of Health ("NIH") to use Med-eMonitorTM units in research studies in diabetes patients, and two other customers have submitted grant applications to the Robert Woods Johnson Foundation to include the use of Med-eMonitorTM units in their respective research studies. The potential sales volume from these customers alone may generate sufficient cash flow to sustain operations by 2005. There are no known trends or uncertainties that will have a material impact on potential revenues.

      On December 16, 2003, InforMedix and Enhanced Care Initiatives ("ECI") signed an agreement whereby ECI will use InforMedix's Med-eMonitor System to extend the capabilities of ECI's care management system for elderly chronically ill patients. Terms of the agreement were not disclosed under a confidentiality agreement.

      ECI believes the Med-eMonitor, will help the disease-management firm better care for chronically ill patient populations. This will not only improve quality-of-life, but also drive down the cost of medical care. Studies show the sickest 1 percent of Medicare patients account for 27 percent of costs - an average of $57,000 per patient per year which is the Medicare population on which ECI concentrates.

      ECI is a Connecticut-based disease-management company that has developed a proprietary Disease Management and Outcomes Research System which takes the sickest patient population and provides an in-depth, personalized and comprehensive approach to maintenance of their optimal state of health.

                                    BUSINESS

Company Overview

         InforMedix, Inc., founded in 1997, has developed and integrated a portable patient monitoring device, hardware, software and network communications system called the Med-eMonitorTM System. The system enables pharmaceutical firms, biotechnology companies and CROs, to efficiently monitor and manage patients' medication compliance and clinical response during the clinical trial process. InforMedix has placed working beta units in pilot sites and has successfully validated the efficacy of the product. It has secured publications of these pilot clinical trials in prestigious peer reviewed medical journals. These publications offer the initial endorsements necessary in the sales process with its customer base. InforMedix recently hired an experienced Vice President of Sales and Marketing and is beginning the sales launch of the Med-eMonitor using direct sales efforts. Management will also seek to establish strategic alliances.

         The Med-eMonitor System organizes and translates complex clinical drug trial protocols into a simple, automated series of prompted and recorded events for patients and researchers. The system comprises a portable patient interface device and automated data upload and download capability. The back-end database is fully compliant with FDA regulation 21 CFR Part 11, and enables daily patient monitoring and device programming through a standard browser interface. The Med-eMonitor System is designed to significantly reduce the cost of managing drug trials and dramatically shorten the time required to transcribe patient diaries into manageable electronic data for analysis and reporting. Traditional drug trial methodologies require considerable investments in professional resources to train patients on drug and trial protocols, conduct site visits to ensure compliance, and administer paper-based protocol changes and retrain patients on new protocols. Traditional methodologies also depend on patients to remember when to take their medication, which medication to take and to accurately maintain hand-written diaries about medication compliance and clinical response.

Product Overview

Introduction

         At any time there are 4 to 6 million patients involved in clinical drug trials. Approximately twenty-five percent (25%) of these patients are required to record clinical data into diaries. The pharmaceutical and biotechnology industries are embracing electronic data capture for the collection of patient information in the use of electronic case report forms (eCRFs). Many CROs are reporting that their customers, the pharmaceutical and biotechnology companies, are making regular inquiries regarding the electronic methods for capturing the patient information during the trials. Millions of patient records have been created using some method of electronic diaries to capture their information during a clinical trial. The FDA has now approved products using electronic methods to capture the patient information. The pharmaceutical companies are reporting advantages in time-to-market, information access, better data and reduced costs using electronic data capture.

         Bringing a new drug to market is now estimated to cost approximately $802 million. Traditional drug trial methodologies often rely upon the patient to record by hand key data elements such as degree of symptom relief, quality of life, physiologic information and additional subjective information. The gathering of this important information requires considerable investments in professional resources to train patients on drug and trial protocols, conduct site visits to ensure compliance, and administer paper-based protocol changes and retrain patients on new protocols. Traditional methodologies also depend on patients to remember when to take their medication, which medication to take and to accurately maintain hand-written diaries about compliance and drug response.

Patient Interface

         Med-eMonitor portable patient interface hardware assists patient participation in drug trials by telling the patient which medication to take, when to take it, how many to take, and provides the means by which patients can keep track of their responses to the medications. The device prompts the patient to enter information about their responses in an intuitive manner by responding to a series of fully customized questions according to the designed protocol.

         The device combines medication storage with an easy-to-read display screen. It also dispenses the medication via five storage compartments and sensored lids.

         The device can deliver an unlimited number of other "virtual" events.

         Any patient interaction with the device is recorded. This includes muting the chimes or adjusting the contrast. All of this data is available to researchers and study monitors to analyze and explain certain reactions, such as a missed dosage because the patient muted the device.

         Each day the patient is prompted to place the portable device in its data exchange cradle to automatically transfer data from the patient to the researcher via secure communication over a non-dedicated telephone line. If the patient cannot access a phone line and the device is not placed in its cradle, it can retain patient data indefinitely until it is placed in the cradle. The out of cradle rechargeable battery life is 30 days, however, the integrity of the data collected is always protected due to the non-volatile flash memory design.

Information Management

         The Med-eMonitor System is designed to provide its customers with extensive real-time information about patient medication compliance and clinical response, all of which is customized to the trial protocol specifications. The Med-eMonitor System provides a wide range of patient-monitoring features. Management believes, based on its knowledge of the industry, the features unique to the Med-eMonitor System include:

         o The ability to contain and dispense the medications used by the patient during the trial (80% of all clinical trials use oral medication).

         o        Capturing  and  managing   automated   medication   compliance
                  information   for  study  and   non-study   drugs   (date  and
                  time-stamped)

         o Remote monitoring of patients' responses to drug and dosage regimens

         o The ability to rapidly implement a protocol and quickly deploy the monitoring device to the patient

         o The ability to make protocol changes and enhancements via the Internet

         o The back-end software provides flexible and immediate programming of the clinical protocol, by populating database fields related to medication and dosing instructions, behavioral prompts, questionnaires and medical education.

         In addition, the Med-eMonitor System offers:

         o The ability to monitor the status of enrollment of the patients throughout the trial

         o Remote monitoring of patients' physiologic and quality of life information

         o The ability to analyze data from multiple patients during trials

         o Flexible standards-based architecture that enables data to be integrated with other data management systems

         o Aggregated data collection to provide real-time trend analysis during trials

         o Back-end software compliant to government regulations for patient privacy-HIPAA and 21 CFR part 11

         o Secure web-based access to the patient database throughout the clinical trial for immediate access

         o        A data reporting engine that produces customized reports.

The   Med-eMonitor   System  is  intended  to  provide   significant   value  to
pharmaceutical manufacturers and CRO's in four critical areas:

1. Time

         The time required to acquire, aggregate, analyze and report clinical trial information is reduced dramatically, thereby shortening the time-to-market for new drugs. Pharmaceutical industry sources, such as Friedman Billings & Ramsey "e-Pharmaceuticals Accelerating Clinical Trials and Enhancing Details"
August 2000, estimate that each day's delay in bringing a drug to market can cost the pharmaceutical manufacturer from $1,000,000 to $10,000,000 of lost revenues. Management believes based on their knowledge of the industry that the cost is $13,000,000 of lost revenues per day for "blockbuster" drugs, defined as drugs that produce $1 billion or more annually.

2. Cost

         The operational costs of conducting a trial and managing the results are significantly reduced through operational efficiencies and minimizing the requirement of patient intervention. Electronic diaries eliminate the need of transcription, coding and data entry that is associated with paper-based diaries.

3.  Patient  Attrition

         Pharmaceutical companies readily admit the "drop-out" rate of patients participating in clinical trials to be at least 20% of those recruited. In fact, 80% of clinical research studies fail to complete on schedule and nearly 20% endure delays of greater than six months. A significant cause of patients leaving a trial is their frustration with the need to keep hand-written diaries and having to remember when to take their medications. The November 2001 Tufts University study on the cost of introducing a new drug states that the cost of recruiting and retaining the patients in a trial comprises approximately 20% of the $802 million total cost.

4. Data Accuracy

         Automated data collection via patient prompts and intuitive data capture methods increases the accuracy and relevancy of patient data. This is accomplished because the data has the added benefit of reliability by allowing aggregation of multiple assessments over time; data is time and date stamped and cannot be completed after the fact or with backfilling; if data is missing it is detected immediately and can be quickly addressed; no bias is introduced by allowing the patient to determine the timing of their response to the questionnaires; no struggle exists in diary entry interpretation since it is not handwritten; bias is reduced since the patient may not review their previous responses to questionnaires; and complex questionnaires are more readily answered with electronic methods.

Product Value Propositions

         Management of InforMedix believes, based on their knowledge of the industry, that the Med-eMonitor System will have the following advantages over existing systems and provide the following benefits:

         Value To Pharmaceutical and Biotech Companies

         o Accelerates the clinical trial and reduces time-to-market for a new drug, thereby increasing revenues

         o Real-time data enables rolling submissions and mid-course protocol modifications

         o Earlier identification of compounds that lack efficacy or produce unacceptable side effects or quality of life

         o Facilitates comparison studies for post-market launch to identify and quantify earlier onset of action, longer duration of action, improved quality-of-life, reduced side effects of sponsor drug compared to competitors' drugs

         o        Improved patient safety through daily monitoring

         o Monitoring global patient protocol adherence "by patient" and "by site"

         o More scientific and accurate method of capturing data from patients

     Value To Contract Research Organizations and Investigators

         o        Increases data reliability and reduced  transcription  errors:
                  electronic data capture, using a Med-eMonitor in place of manual data capture, provides more detailed data without requiring manual data input based upon hand-written forms

         o Accelerates the "unblinding" of the database, by shortening the time from the last patient visit until all the data, regarding that patient, has been entered into the database

         o Control data for non-experimental drugs that are being taken by the patient, the effects of which may be attributed unfairly to the experimental drug

         o Daily identification of trial participants who are not following the protocol, permitting rapid intervention to either get the patient back on the protocol or rapid recruitment of new patients to achieve statistical validity for the trial

         o Allows study supervisors to anonymously monitor Clinical Research Associates work, clinical trial site physicians' results on patient adherence, patient sign-up, or other aspects of study, on a daily basis, without breaking into double blind protocol code for study

     Value To Patients

         o Assists patients in adhering to the trial protocol by providing daily behavioral prompts o Dramatically reduces the patient's burden of filling in written diaries or trial forms just before office visits, or based upon faulty memory

         o Enables researchers to intervene on behalf of the patient when an anticipated possible drug reaction is detected in its early stages prior to causing serious side effects

         o Increases patient's sense of participation in clinical study or treatment

     Target Market- Clinical Trials

         InforMedix is initially targeting the market for clinical trials of new and emerging drugs and medications. This multi-billion dollar market is well defined and has a growing demand for an immediate and efficient solution to obtain accurate clinical trial data to accelerate time-to-market for new drugs and to reduce the costs associated with clinical trials. The market is comprised of:

         o        Pharmaceutical firms

         o        Biotechnology firms

         o        Contract Research Organizations (CRO's)

         o        The National Institutes of Health

         o        Leading academic research institutions

         Both the risks and rewards derived from developing and marketing new drugs are compelling. In November 2001, Tufts University published a widely referenced study that determined the average cost of developing and bringing a new drug to market is $802 million. Though other industry experts debate this estimate, all agree the costs associated with developing and introducing a new drug to the market are staggering, especially when factoring in the cost of pure research, failed projects, data capture and analysis, and clinical trials.

         Key cost elements related to clinical trials include acquiring patient compliance and response data, aggregating and managing the data, and then analyzing and reporting the results in accordance with Food and Drug Administration (FDA) requirements.

         The Tufts article also cites recruitment of patients as one of the largest cost components of clinical trials. Pharmaceutical and biotechnology companies are experiencing difficulty in maintaining enrollment in clinical trials and keeping patients compliant to the prescribed drug regimen and other elements of the protocol. InforMedix's primary market research with major pharmaceutical firms revealed that more than 20% of patients "drop-out" during clinical trials. Retaining trial patients saves time, saves money, and potentially saves the trial itself.

         Market Size

         Pharmaceutical and biotechnology companies have more than 4,360 new drugs in the development pipeline in 2002. These new medications are being tested and validated in more than 40,000 clinical trials. According to Center Watch, Inc., 4-6 million people take part in clinical trials each year. In the next decade, this number is projected to grow at double-digit rates through new research and development breakthroughs, including genomic and proteomic discoveries.

         To introduce a new drug to the market, pharmaceutical companies must proceed through four well-defined phases, described below, each of which requires researchers to collect and analyze significant amounts of patient-generated data. The information set forth in "The Four Phases of Clinical Drug Trials" table is derived from Center Watch, Inc. There are considerable costs related to each trial phase and significant time is required to acquire and manage the data to ensure accurate reporting and results.

         According to Pharmaceutical Research Manufacturers of America, total clinical research expenditures in the U.S. for calendar year (CY) 2000 were approximately $26 billion. Of that, clinical trials Phases I, II and III accounted for approximately $7.35 billion, and Phase IV required an additional $1.5 billion. According to the Parexel Pharmaceutical Statistical Sourcebook, the average Phase III trial costs $43.3 million and requires 2.5 years to complete.

                     THE FOUR PHASES OF CLINICAL DRUG TRIALS

--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------
                                                                     Estimated Cost      Number of
                                                                       (% of drug        Drugs in      Total Estimate
                    Number of                                          company R&D       Pipeline        Number of
                    Patients          Length          Purpose            budget)         (CY2000)         Patients
--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------
                 20-100 healthy      Several
Phase I            volunteers         months       Mainly safety        15% - 20%           690            35,000
--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------
                                                  Some short-term
                100-300 patients     Several        safety but
                  that have the    months to 2        mainly
Phase II        targeted disease      years        effectiveness        20% - 25%          1400           280,000
--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------
                                                  Safety, dosage,
                    500-5,000                      effectiveness
                  patients that                   and broad scale
Phase III       have the disease    1-4 years      FDA approval         30% - 35%           970          1,940,000
--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------
                                                  Determine long
                                                 term effects and
Phase IV          2,500 to many                      identify
(post- market     thousands of                    cross-marketing       Funded by
launch)             patients         1+ years      opportunities    marketing budgets      Many          2,500,000+
--------------- ------------------ ------------- ------------------ ------------------ -------------- -----------------

Clinical Trials Technology - Current State

         Currently, approximately 25% of all clinical trials use patient diaries to collect critical patient data. Most of these clinical trials require patients to use handwritten diaries to track when and how the patient takes the prescribed doses during the study. In some trials patients are also instructed to keep track of their physiologic responses to the medications they are taking during the trial, including degree of symptom relief, side effects, adverse events and quality of life.

         Medication compliance (determining if the patient took the drug when and how they were supposed to take it) is also a major aspect to a study. Researchers must rely on visual examination of drug packages to determine if the patient took the drug. Industry analysts estimate the cost of managing the acquisition, translation and aggregation of patient diary and data management to be approximately $650 million per year. The use of patient diaries is expected to grow dramatically as more drugs enter later phases of trials and more patients are recruited to support trials. The 2005 market for patient diaries is projected to be $3 billion.

         The entire clinical trials process is labor-intensive and error-prone, resulting in poor quality data. Pharmaceutical and biotech companies want to improve data collection to better measure health outcomes and to prove the value of a given drug. This information will enable the placement of these drugs on managed care drug formularies and reduce market pressure for price reductions. A second major delay is caused by the need for the study results to be certified as statistically valid. Leading pharmaceutical companies readily acknowledge that at least 20% or more the patients participating in clinical trials "fall-off" the trial due to patients' non-compliance.

         Market Adoption of New Technology

         Current approaches to accelerate time-to-market and save costs in clinical trials include exploring a variety of electronic data capture (EDC) technologies and electronic patient diaries (EPD). The FDA and its European counterparts have used EDC and EPD in part of their development programs to approve 13 new drugs with companies other than InforMedix.

         According to DATATRAK, electronic data capture methods can reduce clinical trials costs by an average of 82%. This is based on an average EDC cost of $485,000 per trial as compared to $2,700,000 per trial for paper and pen methods. ("The EDC Value Proposition to the Pharmaceutical Industry," DATATRAK International, July 2001)

         Over the last two years, major pharmaceutical manufacturers have been creating Business divisions to enable researchers to begin to capture patient-based information electronically. These business units are forming alliances with medical information technology companies to accelerate this growing trend. The success and accuracy of the patient-based information obtained during these trials will facilitate more rapid FDA approval, which is required to market new drug products.

         The Med-eMonitor System directly addresses this growing segment of the clinical trials market. Management believes that the Med-eMonitor System can significantly improve the speed and integrity of data captured in clinical drug trials. For example, the Med-eMonitor System eliminates the 4 - 8 week gaps in information between patient site visits. It may also eliminate the 15 - 20 week time until the trial database is locked, at the end of the trial when all patient information is collected from the various participating sites.

Marketing and Sales Strategy

         The Med-eMonitor System will be marketed and sold to pharmaceutical and biotechnology companies, Contract Research Organizations (CROs) and Site Management Organizations (SMOs) that manage clinical trials, and major academic research centers. InforMedix has identified the clinical drug trial market as its initial market due to the readily available need and the resources that exist to invest in a solution. This market offers high margins, a relatively recession-proof business segment, a rapid market growth and the acceptance of innovative solutions. Large pharmaceutical and biotechnology companies have begun to commit significant resources to the use of electronic data capture. Patient information in the clinical trial process has been obtained using electronic data capture with interim technologies such as the use of a modified Palm Pilot PDAs. FDA and European new drug approvals have now been granted with the use of electronic capture of patient information. There is increasing migration away from paper and pencil diaries toward electronic data capture for the clinical drug trial market. Studies demonstrating the inaccuracies of patients using paper and pencil diaries are influencing the FDA, the pharmaceutical and biotechnology companies, participating patients, and the public. Management believes that all of these market drivers make this the optimal time to introduce the Med-eMonitor, a medical technology specifically designed for the clinical trial purpose.

         InforMedix has begun the introduction of the Med-eMonitor System using direct sales methods. It launched its sales efforts in June 2003, with the introduction of the production quality product at the national meeting of Drug Information Association ("DIA"). DIA is the largest trade meeting for companies that participate in clinical trials, both those conducting the trials and those providing the services needed to support them. On February 15, 2004, Davison R. Dulin was appointed Vice President of Sales and Marketing. He is heading an effort to actively introduce InforMedix to some of the world's leading pharmaceutical companies. In addition, our Sales and Marketing Committee is actively introducing InforMedix to some of the world's leading pharmaceutical companies. The committee is led by a member of InforMedix's Board of Directors, and includes members of its Advisory Board, who are experts in drug discovery and large pharmaceutical drug launches. This group of senior pharmaceutical executives offers tremendous insight into the some of the best strategies to launch the product.

         InforMedix is actively implementing strategies to make the product available to the clinical trial markets. InforMedix began a test run in March 2004, at the University of Texas Health Science in San Antonio. The intention is to have 20 patients use the Med-eMonitor system prior to the submission of the university's request to the NIMH for a grant. These patients may provide the data required for this grant application to justify the use of Med-eMonitor system in a full trial of schizophrenic patients. There is a nominal charge to the university for the use of the Med-eMonitor during this test run. The anticipated timeframe for review and approval of this grant is nine (9) months from submission. We are assisting this group in submitting an Investigator Initiated Trial (IIT) grant proposal to several pharmaceutical companies to fund an early phase of this study. If successfully funded, InforMedix would receive part of the grant monies secured. InforMedix expects to initiate clinical studies shortly at universities and a disease management company where it will place its Med-eMonitor system. The universities and disease management company will supply patients and staff to provide data on the functionality and ease of use by the patients. The Company will use a recurring revenue model by leasing the products to the pharmaceutical and biotechnology companies. Pricing will be determined by the size and the duration of the trial. As mentioned above in the chart under "The Four Phases of Clinical Drug Trials," InforMedix has identified the best entries into the market by determining the preferred Phase studies for the introduction of its product. InforMedix will also market and sell the Med-eMonitor System through strategic alliances and indirect sales channels.

         On December 16, 2003, InforMedix and Enhanced Care Initiatives ("ECI") signed an agreement whereby ECI will use InforMedix's Med-eMonitor System to extend the capabilities of ECI's care management system for elderly chronically ill patients. Terms of the agreement were not disclosed under a confidentiality agreement.

         ECI believes the Me-eMonitor will help the disease-management firm better care for chronically ill patient populations. This will not only improve quality-of-life, but also drive down the cost of medical care. Studies show the sickest 1 percent of Medicare patients account for 27 percent of costs an average of $57,000 per patient per year which is the Medicare population on which ECI concentrates.

         ECI is a Connecticut-based disease-management company that has developed a proprietary Disease Management and Outcomes Research System which takes the sickest patient population and provides an in-depth, personalized and comprehensive approach to maintenance of their optimal state of health.

Marketing Plan

         InforMedix is beginning to leverage its brand awareness using a variety of marketing vehicles. This includes trade events targeted to its customer base and to the therapeutic categories identified as readily receptive to the information provided by Med-eMonitor; speaking engagements at national meetings; marketing materials to be used in direct mailings to specified pharmaceutical and biotechnology clients; target advertising; continued development of our website to be more interactive, to demonstrate the Med e-Monitor System and its values, and links to company publications, partners, and industry-related sites will be provided; and public relations to help management capitalize on and distribute to the appropriate audiences the newest information and developments about InforMedix. InforMedix has begun the launch of a public relations effort to drive awareness of InforMedix and its products. It has initiated the placement of publications for initial references (company and third party peer reviewed medical journals) and press releases in leading industry publications.

         InforMedix intends to distribute key awareness information to highly targeted decision makers. These mailings will be comprised of selected white papers and peer-reviewed medical journal articles, new product announcements, product literature and related information tailored to the recipient. Product brochures and product demos via the Company's website will be produced to demonstrate the products to potential customers. Where and when appropriate, InforMedix intends to place high visibility advertisements in support of its public relations and trade events activities.

Sales Plan

         Initially, InforMedix is beginning to introduce Med-eMonitor System directly to targeted accounts, including large and medium sized pharmaceutical and biotechnology firms, contract research organizations, site management organizations and leading academic institutions. Many of these opportunities are available to InforMedix as a result of attendance at the DIA meetings, existing corporate relationships during the Beta testing, management's industry contacts and with the help of the contacts from the Advisory Board and Sales and Marketing Committee. Specific therapeutic categories which include cardiovascular disease, pain and gastro-intestinal areas are being targeted. Additionally targets are Phase IV studies for drugs that are already on the market, to further expand the drug claims and market share. The pricing structure for the Med-eMonitor System has been established and validated in the market. Now, Med-eMonitor is being introduced to several large and medium sized pharmaceutical companies. Discussions are beginning at the necessary levels of these large organizations to initiate their evaluation of the product. In addition, several large and small CROs are beginning to review the product and have introduced the Med-eMonitor as a solution to their client base.

         One such pharmaceutical company is scheduled to use the Med-eMonitor System in the near future in a test run using a complex study design addressed at patients in a post surgery pain study. The study addresses many aspects of the study drug including time to onset of action, duration of action, degree of symptom relief, time to partial and complete relief, use of rescue medications, and other ePRO parameters that demonstrate much of the functionality that distinguishes the Med-eMonitor System from the Palm diaries. InforMedix will deliver 3 Med-eMonitor units loaded with the post surgery pain protocol and the pharmaceutical company has indicated InforMedix will receive the results of how we perform in or about May 2004.

Direct Sales

         InforMedix's management team is initially focused on expanding its relationships with decision makers in pharmaceutical companies. Pharmaceutical companies typically perform 50% of their clinical trials within their own organizations and contract the remainder to CROs and SMOs.

         Management has recently begun sales activities now that a production Med-eMonitor is available. InforMedix will judiciously add direct sales people as it achieves ongoing revenue generation from its primary target accounts.

         InforMedix is beginning to explore strategic alliance opportunities. These prospective strategic partner companies are servicing the clinical trial markets and also focus in areas of electronic patient-based data capture.

Pricing Strategy

         InforMedix will provide the service of its database software with the Med-eMonitor system. Pricing options include a cafeteria selection:

         o        Outright product purchase

         o        Monthly lease with minimum time frame

         o        Monthly rental with minimum time frame

         Pricing plans are based on the purchasing requirements of InforMedix's customers. Initial customer feedback indicates most purchases will be via a monthly lease. Pricing is determined by the size of the study (number of patients) and the duration of the trial.

         A one-time program management fee will also be charged. This fee includes: the database software, maintenance services, training, customer support and warranty on the product.

Competition

         The market for Electronic Personal Diaries (EPD) for clinical trials continues to be fragmented. Management attended the 2003 Drug Information Association Annual Meeting and gathered significant competitive information. This direct research reinforced the clear differentiation of the Med-eMonitor System from the competitive EPD product offerings.

         There are four companies that have educated the markets to the use of electronic data capture for the collection of patient information in a clinical trial. These four companies are PHT, CRF Box, eTrials, and Invivodata. All four firms have received financial backing from private money sources, including venture capital investment. All of these companies use the Palm Pilot modality to deliver the pharmaceutical or biotechnology protocol. Regardless of platform, each competitor's offering provides the same user interface and related user challenges found with using a small stylus to enter data on a small LCD screen. None of these competitors provide automated compliance tracking.

          The standard Palm Pilot software is immobilized and only the screen is activated via a custom software application written for the trial. The screen is used to deliver the clinical protocol. However, none of the devices can directly correlate the patient diary data to the drug being tested for approval, since none of these devices contain the medication. A strong sales advantage for the Med-eMonitor is the direct correlation between the medication compliance and electronic diary data- the essence of the entire clinical drug trial. Each one of these companies has a large team of software programmers that are essential to write their custom software code for each protocol. Pharmaceutical and biotechnology companies that use Palm Pilot modalities may go through at least seven iterations when creating the software for the drug protocol. This results in delay and expense for these companies. In addition, to initiate a trial with any of the Palm devices, the drug protocol must be provided at least six to eight weeks in advance. Should any mid-trial protocol changes be made (as is typical) then the FDA requires that each custom software iteration must be verified and validated, causing further delays. These companies do not control when Palm, Inc. will obsolete a specific model from its manufacturing inventory. The results are unforeseeable introductions and retraining for new Palm products, adding further burden to the staff of the clinical trial sites. Lack of control over the hardware device can also result in new training and potential client rejection. All four firms are exposed to this obsolescence.

         InforMedix has designed its own hardware device using standard off-the-shelf components in the manufacturing of the product. Med-eMonitor was designed with focus groups of senior citizens to ensure the intuitive simplicity of the front end collection of patient information. The back-end software was designed with four main prompts in mind, which are the essence of the patient participation portion of the drug trial. This back-end software delivers powerful information recording and reporting capability, with the ability to initiate a trial by simply filling-in essential fields. Should a mid-stream correction be necessary in the protocol, this can be implemented and delivered to the patients' devices in their homes within hours of the change. There is no further need for additional software validation or verification, which dramatically reduces costs and delays compared to the competitors products.

         Management believes its patent portfolio offers a distinct advantage over the competition with its unique drug-dose-response information. The patents cover a wide variety of patient monitoring devices and information systems, including dispensing devices as well as wireless and PDA applications. The Med-eMonitor device and Internet-accessible database is the subject of 15 issued U.S. and foreign patents and 10 patents pending. A formal patent valuation appraisal was performed in 2002 by the Patent & License Exchange, Inc. (www.pl-x.com.) The appraisal supports the assertion that InforMedix owns the "Pioneer Patent Portfolio" in this field, with its patents cited as prior art by over 154 other issued patents. The appraisal is based on assumptions and estimates completely dependent on future events and transactions covering an extended period of time, which may be significantly affected by changes in circumstances over which InforMedix may not have any control. The appraisal is inherently subject to varying degrees of uncertainty, and the ability to achieve that value depends, among other things, on the timing and probability of a complex series of future events both internal and external to an enterprise. Accordingly, no assurance is or can be given that any or all of the appraised value will or can be realized.

Government Regulation

HIPAA

         The Health Insurance Portability and Accountability Act mandates the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and to enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information - "accountability" - is one of the key factors driving the legislation. The other major factor - "portability" - refers to Congress' intention to ensure that individuals can take their medical and insurance records with them when they change employers. In August 2000, HHS issued final regulations establishing electronic data transmission standards that healthcare providers must use when submitting or receiving certain healthcare data electronically. All affected entities, including InforMedix, will be required to comply with these regulations.

         In December 2000, HHS issued final regulations concerning the privacy of healthcare information. These regulations regulate the use and disclosure of individuals' healthcare information, whether communicated electronically, on paper or orally. All affected entities, including InforMedix, are required to comply with these regulations by April 14, 2003. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed.

         In February 2003, HHS issued final regulations concerning the security of healthcare information maintained or transmitted electronically. These regulations require implementation of organizational and technical practices to protect the security of such information. All affected entities, including InforMedix, are required to comply with these regulations by April 30, 2005. Although the enforcement provisions of HIPAA have not yet been finalized, sanctions are expected to include criminal penalties and civil sanctions. InforMedix anticipates that it will be fully able to comply with the HIPAA regulations that have been issued by their respective mandatory compliance dates. Based on the existing and proposed HIPAA regulations, InforMedix believes that the cost of its compliance with HIPAA will not have a material adverse effect on its business, financial condition or results of operations.

         The Company has hired a medical software engineer who is an expert in the area of HIPAA and 21CFR part 11, to ensure that the back-end software of the Med-eMonitor complies with the required government regulations.

See "Management - Significant Consultant."

Food, Drug and Cosmetic Act

         The Food and Drug Administration has notified InforMedix that the Med-eMonitor System is not subject to the registration, device listing or premarket notification provisions of the Food, Drug and Cosmetic Act, because the Med-eMonitor System satisfies certain conditions established by the FDA in its enforcement discretion. The Med-eMonitor System is subject to the adulteration and misbranding provisions of the FDCA and InforMedix must comply with the medical device reporting requirements of the FDCA InforMedix must also comply with 21CFR Part 11 regulations governing the electronic capture of clinical trial data. InforMedix believes that the cost and administrative burden associated with FDA compliance are not material to InforMedix's business, financial condition or results of operations. It should be noted that the FDA has approved new drug applications using PDAs, such as Palm Pilots, in the capture of patient information. Palm Pilot is a modified modality.

Environmental Matters

         Management of InforMedix believes that it currently is in compliance, in all material respects, with applicable federal, state and local statutes and ordinances regulating the discharge of hazardous materials into the environment. InforMedix does not believe that it will be required to expend any material amounts in order to remain in compliance with these laws and regulations or that such compliance will materially affect its capital expenditures, earnings or competitive position.

Seasonality

         The  clinical  trials  market is not  influenced  by seasonal  changes.
Pharmaceutical and biotechnology companies pursue drug development actively throughout the course of the year.

Legal Proceedings

         In the ordinary course of business, InforMedix may be involved in legal proceedings from time to time. As of the date of this Prospectus, there are no material legal proceedings against InforMedix.

         InforMedix anticipates that, from time to time, it will receive inquiries from the FDA and other government agencies requesting records and other documents. It is InforMedix's policy to cooperate with all such requests for information.

         Private   litigants  may  also  make  claims  against   InforMedix  for
violations of healthcare laws in actions known as qui tam suits and the government may intervene in, and take control of, such actions.

         No governmental agency has instituted any proceedings or served InforMedix with any complaints.

Employees

         InforMedix currently has five employees and two part time consultants. These include its Chief Executive Officer, President and Chief Operating
Officer, Vice President of Research and Development, Director of Software Development, Chief Financial Officer and General Counsel and Vice President of Sales and Marketing.

Properties

         InforMedix leases facilities in Rockville, Maryland from a non-affiliated landlord. These facilities encompass approximately 1,000 square feet and serve as InforMedix's corporate headquarters and operations center. The current lease commenced on March 1, 2003, for a one-year term at $2,294 per month.

         InforMedix believes that it has adequate facilities to conduct its current operations, and does not expect to seek additional administrative offices and/or research facilities in the near term. It has no current proposed programs for the renovation, improvement or development of current facilities.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, ages and positions of all of InforMedix's executive officers and directors. Each person has held the position stated in the table since the Hunapu Merger in May 2003 unless otherwise stated. Set forth below is a brief description of the business experience and background of each person named in the table.

                           Age    Title
                           ---    -----
Bruce A. Kehr, M.D.        54     Chairman of the Board and Chief Executive
                                  Officer and Director
Janet Campbell, M.B.A.     51     President and Chief Operating Officer
Arthur T. Healey,
 C.P.A., J.D.              43      Chief Financial Officer, General Counsel and
                                   Secretary
P. Michael Gavin           50      Vice President of Research and Development
Davison R. Dulin           46      Vice President of Sales and Marketing
Rhonda B. Friedman, Sc.D.  53      Director
Harris Kaplan, M.B.A.      52      Director
Bert W. Wasserman          70      Director
Douglas G. Watson          57      Director

Bruce A. Kehr, M.D. has been the Chairman of the Board of Directors and Chief Executive Officer of InforMedix, Inc. since its formation in 1997. Dr. Kehr is a forensic consultant in neuropsychiatry and traumatic brain injury and a practicing physician. Since 1982, Dr. Kehr has been the President of Contemporary Psychiatric Services, a psychiatric group practice he formed which employs 10 full and part-time employees. Dr. Kehr is the inventor of fifteen issued patents and twelve pending patents in the United States, Europe, Japan, Canada, Australia, Mexico, and South Korea, as well as issued and pending trademarks and service marks. In 1995, he was named in Who's Who of American Inventors. He has actively written and lectured on neuropsychiatry aspects of traumatic brain injury and on medication noncompliance, a field in which he is recognized as an expert. Dr. Kehr received his Bachelors degree from the University of Pennsylvania in 1971, followed by his Medical degree from Georgetown University School of Medicine in 1975.

Janet Campbell, M.B.A. has served as the President and Chief Operating Officer of InforMedix, Inc. since June 2001. From May 1998 to March 2000, Ms. Campbell was self-employed as a healthcare consultant, serving as an advisor to investment banks and medical companies. From March 2000 to April 2001, she was a founder and principal of Potomac Bioscience Partners, a partnership providing advisement for strategic business development and venture capital for healthcare investments. From August 1997 to January 1998, Ms. Campbell was Vice President and Chief Financial Officer of Genovo, Inc., a biotechnology company. From January 1987 until December 1989, she served as the President and Chief Executive Officer of Mach Diagnostics, a venture-backed medical company focused on rapid diagnostics, where she raised two rounds of capital, and developed an organization which included 40 sales representatives and a network of nationwide distributors. From November 1981 until December 1989, she was the President of Health Tech, Inc., a cardiovascular technology company, where she negotiated multi-million dollar licensing and joint venture agreements involving Fortune 500 and early-stage bioscience companies. Ms. Campbell was the healthcare partner of Rockecharlie and Co., a merchant-banking firm, from September 1983 until July 1986. Ms. Campbell is the past Chairman of the Board of Directors of Vascular Genetics, Inc., representing Human Genome Sciences on the Board. Ms. Campbell received her Bachelors degree from the University of Missouri, and also pursued undergraduate studies at Franklin College, Lugano, Switzerland. She received her MBA in finance from The Johns Hopkins University.

Arthur T. Healey, C.P.A., J.D. has served as the Chief Financial Officer of InforMedix, Inc. since February 2002, General Counsel since July 2003 and corporate Secretary since January 2004. Mr. Healey is directly responsible for all financial reports and financial modeling. Mr. Healey's responsibilities also include contract negotiations, investor and vendor relations. He served as the Chief Financial Officer for the BioMedical Development Corporation, from January 2001 until October 2003. Mr. Healey is a certified public accountant and an attorney with over fifteen years experience working with entrepreneurial companies in the healthcare, biotech, high tech, manufacturing, and financial services industries. He previously served as a Senior Manager and Manager with "Big Five" firms Ernst & Young, Coopers & Lybrand, and KPMG Peat Marwick for twelve years from 1986 to 1989, and 1991 to 2001, and was the Chief Financial Officer for an early stage business accelerator in King of Prussia, PA called GoHealth NetwoRx from September 2000 through December 2003. Mr. Healey received his Bachelors degree in Accounting from Villanova University in 1983 and graduated cum laude from Villanova Law School in 1991, where he was a member of the Villanova Law Review.

P. Michael Gavin became the Vice President of Research & Development of InforMedix, Inc. on February 1, 2002. From 1992 until November 2001, he was the Vice President of Research and Development for ITC International Technodyne, where he was directly responsible for the creation, development, clinical testing, and manufacturing scale-up of numerous medical devices. These devices included in-vitro diagnostics devices, disposable medical devices, and laboratory based clinical chemistry and hematology systems. In addition, he directly managed the design, development, clinical testing, and regulatory submissions for the first home use Prothrombin time monitor to be approved by the FDA and managed the modification of two portable diagnostic devices for use in double-blinded clinical trials. Mr. Gavin holds six United States patents. He graduated cum laude from Fairleigh Dickinson University in 1985 with a B.S.E.E. in Computer Science & Communication Systems. He has additional course work in Project Management, Design for Manufacturability, Statistics, Human Resource management, Financial Analysis, Real Time Operating Systems, Assembly Language Programming, cGMP Practices and Best Practices in Product Development.

Davison R. Dulin became the Vice President of Sales and Marketing of InforMedix, Inc. on February 15, 2004. From July 2001 until February 2004, he served as the Vice President of Marketing and Sales of Database Publishing Group, Inc. From August 1998 until April 2001, Mr. Dulin was employed by HealthOnline, Inc., serving as Executive Vice President Marketing and Sales/Director from August 1998 until June 2000 and then President/Director from June 2000 until April 2001. In June, 2001, HealthOnline, Inc., filed for bankruptcy in Baltimore County, Maryland. From January 1997 until August 1998, he was the Executive Vice President of Marketing and Sales for FutureHealth Corporation. Mr. Dulin graduated from Davidson College in 1980 with a B.A. in Chemistry.

Significant Consultant

Remie J. Smith, BSEE      43       Director of Software Development

Remie J. Smith, BSEE, has served as Director of Software Development of InforMedix, Inc. since May, 2003. Mr. Smith has over 19 years experience in medical software product development with specialization in project management, software lifecycle development, and verification/validation. Mr. Smith has successfully lead numerous major medical software and WEB projects to commercial products. His technique for making goals measurable and repeatable provides the mechanics for success. Mr. Smith brings extensive experience in FDA regulations including CFR 21 Part 11 and HIPPA compliance. He has seven end-to-end medical product launches and three vertical web applications, which Management believes is ideally suited to the Med-eMonitor product line. Mr. Smith graduated with a BSEE in 1984, in Computer Engineering, from State University of New York at Buffalo. In addition, Mr. Smith has obtained certifications in Microsoft and SUN Technologies.

Board of Directors

Bruce A. Kehr, M.D., Chairman, see description above.

Rhonda B. Friedman, Sc.D. has been a director of InforMedix since November 1996. Since January 1997, she has served as the President and Chief Operating Officer of Coagulation Diagnostics, Inc., a company specializing in the development of tests for hypercoagulability, or the tendency to form blood clots. From October 1987 until January 1997, Dr. Friedman worked at the MEDSTAT Group in Washington, D.C., a company specializing in medical database development. During her tenure at MEDSTAT, she held such positions as Director of Clinical Research and Outcomes, Acting Vice President and General Manager of the Research and Policy Division, and Vice President of Disease Management. Dr. Friedman has a wide range of experience in global clinical trials, outcomes research, strategic business planning, business development, and financial and personnel management. Dr. Friedman earned her Bachelors degree from Hobart and William Smith Colleges in 1971. She has also earned an Sc.M. in 1974 and Sc.D. in 1978 from the John Hopkins University School of Hygiene and Public Health.

Harris Kaplan, MBA has been a director of InforMedix since August 2001 and is Chairman of the Compensation Committee. Since May 1999, Mr. Kaplan has been the Chief Executive Officer of the Collaborative Consulting Group, providing strategic guidance to pharmaceutical and biotechnology companies, for the commercialization and licensing of new pharmaceutical products. In September 1980, Mr. Kaplan co-founded Migliara-Kaplan Associates, which became the largest healthcare custom marketing research and strategic planning company in the world with revenues in excess of $45 million. Migliara-Kaplan specialized in helping pharmaceutical, diagnostic, and medical device companies identify new product opportunities and then maximizing the commercial potential of new products in development. Migliara-Kaplan clients included virtually all of the major pharmaceutical companies as well as many of the largest diagnostics companies in the United States and in Europe. During his tenure at Migliara-Kaplan, Harris was involved in the launch of over 50 new pharmaceutical products including, most recently, Prilosec, Nexium, Lipitor, Aricept, Celebrex, Norvasc, Cozaar, Tequin, and TNKase. He remained with Migliara-Kaplan until April 1999. Mr. Kaplan was an early investor in and consultant to several healthcare companies including Ventana Medical, Biosite, and Digene Corporation. Harris has also been an advisor to a number of venture capital groups including CW Group, Frazier & Co., DeNovo Ventures and Medicus Ventures. He received his Bachelors degree and MBA from Temple University.

Bert W. Wasserman has been a director of InforMedix since December 2001 and is Chairman of the Audit and Finance Committee. From 1990 until his retirement in 1995, he served as the Executive Vice President and Chief Financial Officer of Time Warner, Inc. and served on the Board of Directors of Time Warner, Inc. and its predecessor company, Warner Communications, Inc. from 1981 to 1995. He joined Warner Communications, Inc. in 1966 and had been an officer of that company since 1970. Mr. Wasserman is director of several investment companies in the Dreyfus Family of Funds. He has been a director of Malibu Entertainment, Inc. since 1995, Lillian Vernon Corporation since 1995, and PSC Inc. since 1999. Mr. Wasserman is a 1954 graduate of the Baruch College of whose Board of Trustees he has served as Vice President (1981-1983), President (1984-1987) and continues to be on the Board of Directors. He received his law degree in 1961 from the Brooklyn Law School and is a Certified Public Accountant. In 1982, he received the Eleanor Roosevelt Humanitarian Award for his philanthropic activities, and since 1986, he has served on the Board of Directors of the Gurwin Jewish Geriatric Center of Long Island.

Douglas G. Watson became a Director of InforMedix in November 2001 and is Chairman of the Marketing and Sales Committee. In June 1999, he founded and currently serves as the Chief Executive Officer of Pittencrieff Glen Associates, a company which provides management consultant services. Mr. Watson's experience in the pharmaceuticals industry spans from 1966 until May 1999. He joined Geigy
(UK) Ltd in 1966, working first in Operations Research and then in Corporate Planning. Following the Ciba-Geigy merger, he spent one year in Basel, Switzerland as the United Kingdom representative to an international integration team. He returned to the United Kingdom in 1973 as an accounting development and investment appraisal manager, and later as a headquarters management accountant. In 1978, Mr. Watson returned to Basel as personal assistant to the chairman of the Executive Committee. In 1981, he joined the United States Pharmaceuticals Division of Novartis Corporation as the Senior Vice President of Planning and Business Development, and a member of the Pharmaceuticals Management Committee. He served as the President of the Ciba Pharmaceuticals Division from 1986 until 1996, when he was appointed President and Chief Executive Officer of the Ciba-Geigy Corporation. During this ten year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association (PhRMA) Board in Washington, DC. Mr. Watson became President and Chief Executive Officer of Novartis Corporation in 1997 when the Federal Trade Commission approved the merger of Ciba-Geigy and Sandoz. Mr. Watson elected to take early retirement from Novartis in May 1999. Mr. Watson serves as a member of the Board of Directors for Engelhard Corporation (Audit Committee member), Dendreon Corporation (Audit and Compensation Committee member), Genta Pharmaceuticals, Inc. (Audit Committee Member) and OraSure Technologies, Inc. (Strategic Planning Committee member). His private company directorships include BioMimetic Pharmaceuticals Inc. (Audit and Compensation Committee member), Innovative Drug Delivery Systems, Inc. (Compensation Committee member) and BZL Biologics, Inc. and he has previously served on the Board of Directors of Summit Bank Corporation, Principia Pharmaceuticals Inc., and ValiGen N.V. Mr. Watson holds a Masters degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. He has been an active supporter of America's Promise since its inception, and is the chairman of the Freedom House Foundation, a non-profit organization dedicated to treating high risk, adult men and women recovering from alcohol and drug addiction. He is a member of the Conference Board, and on the President's Advisory Board of Drew University.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the company during the fiscal years ended December 31, 2003, 2002 and 2001 by those persons who served as chief executive officer during our 2003 fiscal year and any executive officer at December 31, 2003 who received compensation in excess of $100,000 during such years.

Summary Compensation Table (1)

                                                                                  Long-Term
                                         Annual Compensation                     Compensation
                                                                                    Shares                     All Other
              Name and                                                            Underlying                 Compensation (1)
     Principal Position           Year          Salary               Bonus         Options
     ------------------           ----          ------               -----         -------
     Bruce Kehr, CEO              2003        $78,210 (2)              0          387,426(4)                       0
     Bruce Kehr, CEO              2002        $37,692 (2)              0           67,888(5)                       0
     Bruce Kehr, CEO              2001        $ 1,538 (2)              0           80,894                          0
     Janet Campbell, COO          2003        $80,286 (3)              0          384,634(4)                       0
     Janet Campbell, COO          2002        $76,928 (3)              0           87,965(6)                       0
     Janet Campbell, COO          2001        $ 3,846 (3)              0           41,110                          0

(1) These compensation figures do not include the cost for the use of automobiles leased by us, the cost of benefits, including premiums for life insurance, and any other perquisites provided by us to such persons in connection with our business, all of which does not exceed the lesser of $50,000 or 10% of such person's annual salary and bonus for the subject fiscal year.

(2) Dr. Kehr was to be paid a base salary of $200,000, however, as the Company was unable to pay his full base salary in cash it was paid partially in stock. On October 15, 2003, Dr. Kehr reduced his base salary to $100,000 until the Company records $2 million of revenue. See "Employment Agreements" below.

(3) Ms. Campbell was paid a base salary of $100,00 commencing on June 18, 2001. In October 2003 she reduced her salary from $200,000 to $125,000 until the Company achieves revenues of at least $2 million. See "Employment Agreements" below.

(4) These options and warrants were granted on January 21, 2004, for services rendered in 2003.

(5) Includes 116,366 shares issued upon conversion of options granted in connection with the August 14, 2002 merger between InforMedix, Inc. and IFAC, Inc.

(6) Includes 83,545 shares issued upon conversion of options granted in connection with the August 14, 2002 merger between InforMedix, Inc. and IFAC, Inc.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options to the named Executive Officers in January 2004 for services rendered during the fiscal year ended December 31, 2003.

                               Number of Shares         Percent of Total Options
                              Underlying Options        Granted to Employees in      Exercise Price     Expiration
           Name                     Granted                   Fiscal Year              Per Share            Date
           ----                     -------                   -----------              ---------            ----
      Bruce A. Kehr                  143,006                     21.6%                    $1.00           1/21/2014

      Bruce A. Kehr                   56,082                      8.5%                     $.37           1/21/2014

      Janet Campbell                 241,052                     36.5%                    $1.00           1/21/2014

      Janet Campbell                  43,582                      6.6%                     $.37           1/21/2014

________________________

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table summarizes for the Named Executive Officers the total number of shares acquired upon exercise of options during the fiscal year ended December 31, 2003, and the value realized (fair market value at the time of exercise less exercise price), the total number of unexercised options, if any, held at December 31, 2003, and the aggregate dollar value of in-the-money, unexercised options, held at December 31, 2003. The value of the unexercised, in-the-money options at December 31, 2003, is the difference between their exercise or base price ($1.00), and the fair market value of the underlying common stock on December 31, 2003. The closing bid price of our common stock on December 31, 2003, was $.47.

                                                        Number of Securities             Value of Unexercised
                   Shares Acquired Upon                Underlying Unexercised                In-The-Money
                    Exercise of Options                      Options at                       Options at
                    During Fiscal 2003                   December 31, 2003                 December 31, 2003
Name               Number   Value Realized   Exercisable    Unexercisable   Exercisable      Unexercisable
----               ------   --------------   -----------    -------------   -----------      -------------
Bruce A. Kehr        0            0            56,082             0           $5,608              -0-
Janet Campbell       0            0            43,582             0           $4,358              -0-

LONG TERM INCENTIVE PLANS--AWARDS IN THE LAST FISCAL YEAR

              The following table summarizes for each Named Executive Officer each award under any long term incentive plan for the year ended December 31, 2003:

                                                            Estimated Future Payouts under non-stock price
                                                            based plans
                        Number of       Performance or
                        shares, units   other period
                        or other        until maturation    Threshold         Target            Maximum
    Name                rights          or payout           ($ or #)          ($ or #)          ($ or #)
    ----                ------          ---------           --------          --------          --------
    None

Employment Agreements

              InforMedix,  Inc. entered into an employment  agreement with Bruce
A. Kehr, MD, Chairman and Chief Executive Officer on January 1, 2000. The term of such employment agreement shall continue unless and until he is removed by a vote comprising at least 2/3 of the members of the Board of Directors with Dr. Kehr required to recuse himself from voting in this matter. If terminated from his position as Chairman and Chief Executive Officer, then he shall be retained as Executive Vice President of InforMedix. Dr. Kehr was to be paid a base salary of $200,000 under his employment agreement. His base salary shall be subject to annual increases subject to approval by the Compensation Committee of the Board of Directors. He also will be entitled to an annual bonus at the discretion of the Compensation Committee of our board of directors. As InforMedix, to date, has been unable to pay Dr. Kehr his full base salary in cash, it has paid him partially in cash, with the balance paid in options and/or common stock of InforMedix. On October 15, 2003, InforMedix and Dr. Kehr entered into an amendment to his employment agreement. Dr. Kehr's base salary was reduced to $100,000 until InforMedix obtains cumulative cash receipts of $2 million from sales, royalties, license fees or other income (collectively "Revenues"). He agreed to convert $21,000 of accrued but unpaid salary into Units of this Offering. Dr. Kehr shall be entitled to two bonuses of $37,500 each when InforMedix obtains $1 million and $2 million of Revenues.

              His estate will also be entitled to receive one year's base salary in the event Dr. Kehr dies while employed by InforMedix. If Dr. Kehr is terminated other than for cause, death or total disability, then he is entitled to receive an amount equal to the product of his base salary for 12 months plus payment of all unused vacation time and unreimbursed expenses. Upon a change of control, if Dr. Kehr is terminated other than for cause or good reason, he shall be retained as Executive Vice President of InforMedix and paid $200,000 per year. Dr. Kehr shall be subject to non-competition and non-solicitation provisions with respect to any past or present customers and any employee or agent for the period of his employment plus 12 months after termination.

              InforMedix, Inc. entered into an employment agreement with Janet Campbell, as President and Chief Operating Officer, on June 18, 2001. The term of such employment agreement shall continue until June 17, 2004. Ms. Campbell was paid a base salary of $100,000 during Phase I, in stock. Once InforMedix raised $600,000, or more, she began to receive the reduced salary in cash of $8,333 monthly. Once the Company has received an additional $2,000,000 in equity financing, she is entitled to receive an annual salary of $200,000, except as modified below. Phase II term shall begin once InforMedix has raised $5 million in investment capital and Ms. Campbell's salary shall increase to $200,000 plus a milestone bonus of $25,000 and an option bonus defined by the Compensation Committee of the Board. Phase III term begins when InforMedix has raised at least $10 million and Ms. Campbell's salary shall be $225,000 plus a milestone bonus of $50,000.

              As InforMedix, to date, has been unable to pay Ms. Campbell her full salary in cash, it has been paid partially in cash and partially in Company stock. During fiscal 2002, Ms. Campbell was paid $76,928 in cash and 60,122 shares of common stock. During fiscal 2001 she was paid $3,846 in cash, 41,112 shares of common stock and options to purchase 5,525 shares of Common Stock. On October 15, 2003, InforMedix and Ms. Campbell entered into an amendment to her employment agreement. Ms Campbell's base salary was reduced to $125,000 until InforMedix obtains Revenues of at least $2 million. Ms. Campbell waived $21,000 of accrued but unpaid salary. Ms. Campbell shall be entitled to two bonuses of $37,500 each when InforMedix obtains $1 million and $2 million of Revenues, a cash bonus of $10,500 when a test pilot is completed and an additional $10,500 when the first clinical trial contract is signed. Early termination requires the payment of three month's salary. Ms. Campbell devotes full time to InforMedix from her residence in Texas and commutes to InforMedix's office as needed. Ms. Campbell has a 12-month, non-compete agreement in the InforMedix market area.

         InforMedix has entered into an Employment Agreement with Arthur Healey as Chief Financial Officer and General Counsel. The agreement is for three years effective July 1, 2003. Mr. Healey's salary is $150,000 plus a bonus of up to 20% of salary based on milestones to be determined. Mr. Healey received stock options to purchase 112,500 shares of Common Stock at $.37 per share, with vesting according to milestones to be established. Mr. Healey agreed to receive one-half of this compensation in cash and the other half in stock options. If there is greater than a 50% change in control all issued but unvested options shall vest immediately.

              InforMedix entered into an Employment Agreement with Davison R. Dulin as of February 15, 2004. The agreement provides that Mr. Dulin shall serve as Vice President of Sales and Marketing. Mr. Dulin is employed "at will" at an annual base salary of $162,000 per year. He is entitled to a quarterly performance bonus in an amount equal to 4% of actual cash collected from customer accounts for which he is directly responsible during the quarter up to targeted cash collections of $2,000,000 for the year ending December 31, 2004. During the year ending December 31, 2004, the minimum quarterly bonus that Mr. Dulin shall receive is Five Thousand ($5,000) Dollars which will serve as an offset against all performance bonuses in 2004. In the event that InforMedix collects cash in excess of $2,000,000 in the year ending December 31, 2004, he shall be entitled a discretionary bonus in an amount to be determined by the Compensation Committee of our Board of Directors of the Company. Until such time as InforMedix establishes a health plan for employees, InforMedix has agreed to reimburse Mr. Dulin on a monthly basis for the cost of his paying for his personal health insurance through his existing health plan.

2003 Stock Incentive Plan

              The Company has adopted the 2003 Stock Incentive Plan (the "2003 Plan") in order to motivate participants by means of stock options and restricted shares to achieve InforMedix's long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2003 Plan provides for the grant of any combination of stock options to purchase shares of Common Stock or restricted stock to our directors, officers, employees and consultants and those of our subsidiaries. The 2003 Plan which is administered by the Compensation Committee of our Board of Directors (presently comprised of Harris Kaplan (chair), Bert Wasserman and Douglas Watson), currently authorizes the issuance of a maximum of 1,250,000 shares of Common Stock, which may be authorized and unissued shares or treasury shares. The stock options granted under the 2003 Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options. Both incentive stock options and non-qualified stock options must be granted at an exercise price of not less than the fair market value of shares of Common Stock at the time the option is granted and incentive stock options granted to 10% or greater stockholders must granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2003 Plan terminates, expires unexercised, or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. As of December 31, 2003, 287,500 shares of Common Stock are issuable upon exercise of options granted under the 2003 Plan to the four officers of the Company. This represents one-third of the options granted to each of the officers with the remainder 287,500 shares vested on each of December 31, 2004 and 2005. The 2003 Plan will terminate on February 6, 2013.

Other Options

              Prior to its merger with Hunapu in May 2003,  InforMedix  granted:
(a) an aggregate of 446,558 incentive options which have vested to officers of the company exercisable at $1.00 per share; and (b) an aggregate of 160,967 options which have vested to officers of the Company in exchange for deferred compensation at $.37 per share.

Certain Relationships and Related Transactions

              During 2001 and 2002, the InforMedix received advances from IM Funding, LLC. IM Funding, LLC is a limited liability company controlled by officers and directors of InforMedix. During 2002 and 2001, InforMedix was advanced $500,000 (including $15,000 of interest) of which $142,694 was advanced as of September 30, 2001. The amounts advanced accrued interest at a rate of 12% per annum, and were convertible into shares of the InforMedix 's common stock. This amount was converted into 95,832 shares of common stock in September 2002, pro rata, to each individual member of IM Funding.

              InforMedix issued a total of 18,464 shares of common stock to the Biomedical Development Corporation for marketing, financial and accounting services rendered during 2002 and 20,000 shares in 2004 in settlement of a disputed amount issued for past services. Arthur Healey, Chief Financial Officer of InforMedix, owns approximately 27% and is the Chief Financial Officer of the Biomedical Development Corporation. Douglas Dieter, former Director of Marketing of InforMedix, owns approximately 71% and is the President of the Biomedical Development Corporation. Biomedical Development Corporation was also paid $11,500 cash for services rendered during 2002 and $47,530 for the six months ended June 30, 2003.

              P. Michael Gavin, Vice President of Research and Development of InforMedix, received $63,600 in consulting fees or other cash compensation in 2002 and $122,503 in 2003. Mr. Gavin is an independent contractor and received all compensation through Somerset Consulting LLC.

              Bruce Kehr, Chairman and Chief Executive Officer of InforMedix, currently holds a warrant to purchase up to 12,500 shares at an exercise price of $3.00 per share. This warrant expires on September 25, 2007. He also held a convertible promissory note in the principal amount of the $25,000 bearing interest at 12% per annum that automatically converted into shares of common stock of InforMedix at a conversion price of $2.00 per share upon the merger of InforMedix into a public company in May 2003. Dr. Kehr was also granted performance and compensation options prior to the merger of InforMedix, Inc. into InforMedix Acquisition Corp. These options have already been converted into common stock. Bruce Kehr received approximately $3,300 as salary in 2001 and approximately $30,000 in 2002.

              Douglas Watson, Harris Kaplan and Bert Wasserman, members of the InforMedix's board of directors and Robert Rubin, an affiliate of a principal shareholder, each had an outstanding loan to InforMedix in the principal amount of $15,000. These notes were payable in August 2003 with interest at 6% per annum and were extended at 12% per annum. On March 4, 2004, these notes were each converted into 46,419 shares of common stock, 46,419 Class A Warrants and 46,419 Class B Warrants.

              InforMedix executed a promissory note dated July 6, 1998, modified February 6, 2000 with United Bank. Principal and interest were due in 36 payments from March 6, 2000 to February 6, 2003 at an annual interest rate of prime plus one percent. InforMedix commenced payments on March 6, 2000 through May 6, 2001. At that time, this note was refinanced, and InforMedix was advanced amounts to bring the balance back to its original amount of $297,500. This promissory note was again amended in January 2002, effective December 2001 whereby InforMedix was provided an extension through June 30, 2002 on its payments. Interest payments due were paid currently. The unpaid balance on the note payable at September 30, 2002 was $267,500. The balance is due on November 30, 2004. The note is guaranteed by Dr. Bruce Kehr and certain shareholders of InforMedix personally. For their personal guarantees and confessions of judgment on the note, the shareholders were given shares of InforMedix common stock including 5,750 shares received by Dr. Kehr.

              In August 2002, InforMedix executed a subordinated promissory note with Rockwell Capital Partners, LLC, its investment banker, in the amount of $50,000. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of the common stock of InforMedix at $2.00 per share, upon the merger into a public company in May 2003. Interest expense on this note was $1,000 for the nine months ended September 30, 2002. This promissory note was subsequently transferred to Old Oak Fund, a greater than 5% shareholder of InforMedix.

              In August 2002, InforMedix entered into an additional loan obligation with Rockwell Capital Partners, in the amount of $100,000 for amounts Rockwell advanced to a public relations firm for consulting services. This public relations firm was subsequently reported as defunct by Rockwell. On August 14, 2002, fifty (50%) percent of the loan obligation was converted into 2,350,000 shares of common stock of InforMedix Acquisition Corp. The stock was issued at just over par value, and was issued as founders stock. The remaining fifty percent of the loan obligation was subsequently converted into a subordinated promissory note held in the principal amount of $50,000 by Allied International Fund, an affiliate of Rockwell Capital Partners. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of common stock of InforMedix at $2.00 per share upon the merger into a public company in May 2003.

              The spouses of Robert DePalo and Kenneth Orr, a principal and a former principal of Rockwell Capital Partners, own the capital stock of Hughes Holdings, LLC. Messrs. DePalo and Orr disclaim beneficial ownership of Hughes Holdings, LLC, which was formed for estate planning purposes. Hughes beneficially owned 16.67% of Hunapu Common Stock at the time of the merger.

              On September 25, 2002, InforMedix executed a promissory note with American United Global, Inc. ("AUGI") in the amount of $100,000. The promissory note bore interest at a rate of 12% per annum, and automatically converted into shares of common stock of InforMedix at $2.00 per share upon the merger with a public company in May 2003. Interest expense on this note was $1,000 for the nine months ended September 30, 2002. Robert Rubin, Chairman of the Board of AUGI, is the original grantor of The Rubin Family Irrevocable Trust, a New York family investment trust; however, he disclaims beneficial ownership of all the capital stock of the trust. This trust owned 550,000 shares of InforMedix common stock as of March 1, 2004

              Upon the issuances of the promissory notes with Rockwell Capital Partners and AUGI, InforMedix entered into an Intellectual Property Security Agreement dated September 5, 2002 as collateral for the amounts advanced. These promissory note holders and Bruce Kehr shared in the same rights under that agreement. The sequence of events in the last four paragraphs was set forth in a letter agreement among the parties dated February 6, 2003 concerning the promissory notes. The security agreement was terminated when the notes were converted into Common Stock.

         In connection with the above described loan terminations, InforMedix Inc. issued warrants to purchase 25,000 shares to each of Allied International Fund, and Old Oak Fund and 50,000 shares to American United Global Inc. These warrants expire on August 1, 2008. They are each exercisable at $3.00 per share, subject to adjustment. See "Principal Stockholders" below.

         On April 9, 2003, InforMedix, Inc. entered into a Security and Loan Agreement with Irving G. Snyder, Jr. (the "Lender") pursuant to which it issued a secured convertible promissory note (the "Note") in the amount of $750,000. The Note bore interest at the rate of 12% per annum. The loan was collaterized by a first lien on InforMedix 's patents. Warrants to purchase an aggregate of 800,000 shares of Common Stock were issued to three persons exercisable at $3.00 per share for a five-year period. InforMedix and the Lender restructured the loan in October 2003, to extend the loan from October 7, 2003, until the earlier of (i) December 7, 2003, or (ii) the closing of at least $2 million from the Offering or another capital stock financing (the "Closing"). In consideration of the above loan restructuring, the 800,000 outstanding warrants exercisable at $3.00 per share were replaced by warrants to purchase 250,000 shares of Common Stock exercisable at $1.50 per share. Upon the Closing of the Offering, the Lender was repaid $375,000 plus all accrued and unpaid interest and the remaining $375,000 was converted into $375,000 of Units as part of the Offering. When the loan was repaid, the loan agreement and related security interest was terminated. The Lender also received warrants to purchase 150,000 shares of Common Stock at $.60 per share in consideration of a November 2003 bridge loan in the aggregate amount of $120,000.

         Any future transactions with officers, directors or 5% shareholders will be on terms no less favorable to the Company than could be obtained from independent third parties.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information known to us with respect to the beneficial ownership of 23,567,936 shares of our common stock outstanding, as of May 26, 2004 by:


         o Each person known by us to beneficially own 5% or more of our common stock,

         o        Each of our executive officers and directors, and

         o        All of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

         Except as otherwise indicated in the notes to the following table,

         o We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

         o The address for each beneficial owner listed in the table, except where otherwise noted, is c/o InforMedix, Inc., Georgetown Park, 5880 Hubbard Drive, Rockville, Maryland 20852-4821.

                                         Amount and     Percentage of
                                          Nature of       Beneficial
                                            Shares       Beneficially
Name of Stockholder                       Ownership        Owned (1)
-------------------                       ---------        ---------
Bruce A. Kehr                             2,274,873(2)        9.5%
Janet Campbell                              485,868(3)        2.0%
Arthur T. Healey                            150,900(4)          *
P. Michael Gavin                             93,077(5)          *
Rhonda B. Friedman                           74,164             *
Harris Kaplan                               231,418(9)          *
Bert W. Wasserman                           255,288(9)        1.1%
Douglas G. Watson                           163,788(9)          *
Irving G. Snyder, Jr                      2,933,800(6)       11.5%
P.O. Box 367 45.32 State Road 14
Stevenson, WA 98684
Robert Seguso                             2,107,040(7)        8.5%
34-5 54th Drive West #G102
Brandenton, Florida 34210
Michael Stone                             2,327,040(8)       9.3%
18 Ozone Avenue
Venice, California 90291
All executive officers and directors      3,729,376          15.0%
     as a group (8 persons )

* Less than 1% of the issued and outstanding shares.

__________

(1) Does not include shares of Common Stock currently issuable upon: (i) exercise of 200,000 Common Stock Purchase Warrants, to purchase 400,000 shares at $2.50 per share which had been issued in connection with the Hunapu, Inc. initial public offering; (ii) exercise of warrants to purchase an aggregate of 1,617,500 shares of Common Stock issued in connection with loans to the Company; (iii) exercise of 1,250,000 stock options issuable under the Company's 2003 Stock Incentive Plan, of which 287,500 of these options are vested and 575,000 options will vest one-half on each of December 31, 2004 and 2005; (iv) exercise of 660,639 stock options granted outside of the Company's plan; (v) exercise of common stock purchase warrants to purchase 800,000 shares issued in connection with the Company's $400,000 Bridge Financing and an additional 240,000 placement agent warrants and (vi) 17,581,119 A Warrants to purchase 17,581,119 shares of Common Stock; 17,581,119 B Warrants to purchase 8,790,595 shares of Common Stock and placement agent warrants to purchase an aggregate of 10,135,200 shares of Common Stock issued in the Equity Offering; or 126,460 Class A Warrants and 126,460 Class B Warrants and the underlying 189,690 shares of Common Stock issuable in satisfaction of various Company obligations.

(2) Includes 299,088 shares issuable upon exercise of presently exercisable stock options and 189,176 shares issuable upon exercise of warrants issued in exchange for accrued and unpaid compensation. Does not include up to 200,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(3) Includes 384,634 shares issuable upon exercise of presently exercisable stock options. Does not include up to 200,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(4) Includes 110,900 shares issuable upon exercise of presently exercisable stock options. Does not include up to 75,000 shares of Common Stock issuable upon exercise of options not currently exercisable, and 40,464 shares held by BioMedical Development Corp., a company of which Mr. Healey is a 27% owner.

(5) Includes 90,403 shares issuable upon exercise of presently exercisable warrants and options. Does not include 100,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(6) Irving Snyder, Jr. has advised the Company that he currently beneficially owns replacement warrants to purchase 250,000 shares of Common Stock, exercisable at $1.50 per share, which were issued in connection with his April 2003 Bridge loan to the Company and 150,000 warrants issued in November 2003 in connection with a bridge loan. As per his October 2003 restructuring of the loan he purchased $375,000 of units, or an aggregate of 7.5 units consisting of 1,013,520 shares of Common Stock and 1,520,280 shares issuable upon exercise of Class A and Class B Warrants included in the Units, plus the 400,000 warrants currently owned, or an aggregate of 2,933,800 shares of Common Stock. See Item 12. "Certain Relationships and Related Transactions."

(7) Includes presently-exercisable bridge warrants to purchase 80,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.

(8) Includes presently-exercisable bridge warrants to purchase 300,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.

(9) Includes presently-exercisable Class A warrants to purchase 46,419 shares of common stock and presently-exercisable Class B warrants to purchase 23,210 shares of common stock.

                              SELLING STOCKHOLDERS


         An aggregate of 56,142,406 shares and 17,932,032 Class A Warrants, 17,932,032 Class B Warrants and 200,000 Hunapu Warrants may be offered for sale and sold pursuant to this prospectus by the selling shareholders. The shares and warrants are to be offered by and for the respective accounts of the selling shareholders. We have agreed to register all of the shares and warrants under the Securities Act for resale by the selling shareholders and to pay all of the expenses in connection with such registration and sale of the shares and warrants, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling shareholders. We will not receive any proceeds from the sale of the shares and warrants by the selling shareholders, other than the proceeds from the exercise of the warrants by which certain of the selling shareholders acquired their warrants and shares being offered pursuant to this prospectus.


         o We issued 1,040,000 bridge warrants to six investors and the placement agent in connection with our bridge financing. The warrants are immediately exercisable and each warrant entitles the holder to purchase one share of our common stock at an exercise price of $.37 per share.

         o We issued an aggregate of 13,527,109 shares of our Common Stock to 81 investors in our private placement.

         o We issued an aggregate of 13,527,109 Class A Warrants to 81 investors in our private placement. Each Class A warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $.44 per share.

         o We issued an aggregate of 13,527,109 Class B Warrants to 81 investors in our private placement. Each Class B warrant entitles the holder to purchase one-half of one share or an aggregate of 6,763,560 shares of our Common Stock at an exercise price of $.28 per share.

         o We issued 30.0 warrants to the placement agent for our private placement of which 2.5 warrants (exclusive of those warrants held by assignees) are presently exercisable. Each warrant entitles the placement agent to purchase one unit consisting of 135,136 shares of our Common Stock, one Class A Warrant and one Class B Warrant at an exercise price of $50,000, or an aggregate of 10,135,200 shares of common stock.

         o Hunapu, Inc. issued 375,000 shares of our Common Stock to affiliates of its founder and Chief Executive Officer, John C. Francis and 130,000 shares of our Common Stock to Snow Becker Krauss P.C., the Company's attorneys.

         o We issued an aggregate of 2,790,103 shares of our Common Stock in connection with various financings prior to our merger with Hunapu, Inc. in May 2003; 2,036,241 shares issued to officers of the Company, are being registered for estate planning purposes and 2,279,115 shares issued to shareholders of InforMedix Acquisition Corp. in connection with the August 2002 merger with InforMedix, Inc.

         o 1,617,500 shares of our Common Stock are issuable upon exercise of outstanding warrants issued in connection with loans to the Company.

         o We issued 126,460 shares of Common Stock and Class A Warrants and Class B Warrants to purchase an aggregate of 189,690 shares of Common Stock to our Chief Executive Officer and our attorneys in satisfaction of obligations to such persons and an aggregate of 868,744 shares of common stock and Class A Warrants and Class B Warrants to purchase an aggregate of 336,575 shares of Common Stock in satisfaction of various services rendered to the Company and loans by various persons.

         o Hunpau, Inc. issued an aggregate of 200,000 warrants, each warrant is exercisable for 2 shares of common stock at an exercise price of $2.50 per share.


         Information with respect to the selling shareholders and the shares of our common stock and warrants held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the selling shareholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.



                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

N. Jack Alhadeff         67,568 (6)         67,568        27,027    27,027       0          0          0         -

Patricia & Joseph        135,135 (8)        135,135       54,054    54,054       0          0          0         -
Annunziata, TBE

Brent Atkinson           270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

Stephen D. Axelrod       135,135 (8)        135,135       54,054    54,054       0          0          0         -

David Baron              168,920 (3)        168,920       67,568    67,568       0          0          *         -

Robert Baron             219,974 (4)        219,974       87,838    87,838       0          0          *         -

Robert Bauers            337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Roy Cappadona            67,568 (6)         67,568        27,027    27,027       0          0          *         -

Central Yeshiva Beth    1,114,872 (7)      1,114,872     445,949    445,949      0          0         4.6%       -
Joseph

Margie Chassman         1,114,872 (7)      1,114,872     445,949    445,949      0          0         4.6%       -

Milton Chassman         304,056 (12)        304,056      121,622    121,622      0          0         1.3%       -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Lewis G. Cole            337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Mark Collins             135,135 (8)        135,135       54,054    54,054       0          0          *         -

Howard Commander         67,568 (6)         67,568        27,027    27,027       0          0          *         -

Rheal Cote               168,920 (3)        168,920       67,568    67,568       0          0          *         -

Andrew Cranston          337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Thomas L. Dupont         337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Aaron Eiger             1,114,872 (7)      1,114,872     445,949    445,949      0          0         4.6%       -

David E. Erikson         50,675 (9)         50,675        20,270    20,270       0          0          *         -

Brain Fillweber          135,135 (8)        135,135       54,054    54,054       0          0          *         -

Martin Findlay           168,920 (3)        168,920       67,568    67,568       0          0          *         -

The R/S Fisher Trust     270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

Generation Capital      200,000 (10)        200,000         0          0         0          0          *         -
Associates

Gordon B. Gregoretti    152,028 (11)        152,028       60,811    60,811       0          0          *         -

Moshe Greenfield        506,760 (12)        506,760      121,622    121,622      0          0         2.1%       -

Michael Hamblett        945,953 (13)        945,953      378,381    378,381      0          0         3.9%       -

David Harary            641,895 (14)        641,895      256,758    256,758      0          0         2.7%       -

The Harbor Trust       1,114,872 (16)      1,114,872     445,949    445,949      0          0         4.6%       -

Jeffrey F. Hermanson     67,567 (6)         67,567        27,027    27,027       0          0          *         -

Margaret C. Houlding,    337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -
1993 Trust

Iroquois Capital L.P.    168,920 (3)        168,920       67,568    67,568       0          0          *         -

Benjamin J. Jesselson  1,013,520 (17)      1,013,520     405,408    405,408      0          0         4.2%       -
8/21/74
Trust

Michael G. Jesselson   1,013,520 (17)      1,013,520     405,408    405,408      0          0         4.2%       -
12/18/80 Trust

Douglas B. Karpf         135,135 (8)        135,135       54,054    54,054       0          0          *         -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Imtiaz Khan            1,058,014 (20)      1,058,014        0          0       43,667       0         4.4%       -

Stuart Anthony Lee      608,113 (19)        608,113      243,245    243,245      0          0         2.5%       -

Martin Joseph Legge      168,920 (3)        168,920       67,568    67,568       0          0          *         -

Gil Lombard             205,745 (18)        205,745       82,298    82,298       0          0          *         -

Robert G. Lucas          270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

Michael McClung IRA      135,135 (8)        135,135       54,054    54,054       0          0          *         -

Maple Investments        337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -
Management, Inc.

Abraham Masliansky      675,680 (15)        675,680      270,272    270,272      0          0         2.8%       -

Richard Melnick          168,920 (3)        168,920       67,568    67,568       0          0          *         -

Robert Melnick          608,113 (19)        608,113      243,245    243,245      0          0         2.6%       -

Meyers Associates      1,031,600 (41)      1,031,600        0          0         0          0         4.2%       -
45 Broadway, 2nd Floor
New York, N.Y. 10006

Bruce Meyers           1,114,600 (21)      1,114,600        0          0         0          0         4.6%       -
45 Broadway, 2nd Floor
New York, N.Y. 10006

Joey Michael Miller     675,680 (15)        675,680      270,272    270,272      0          0         2.8%       -

Karen Miller             168,920 (3)        168,920       67,568    67,568       0          0          *         -

Gerald Jay Millstein     67,567 (6)         67,567        27,027    27,027       0          0          *         -

Andrew R. Mitchell       337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Maria Molinsky          641,895 (14)        641,895      256,758    256,758      0          0         2.7%       -

Donald Mudd, Jr.        944,600 (22)        944,600      337,840    337,840      0          0         3.9%       -

Peter Nauert            540,545 (23)        540,545      216,218    216,218      0          0         2.2%       -

Andrew V. Ney            135,135 (8)        135,135       54,054    54,054       0          0          *         -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

David Ney                270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

Roy Knollys Ellard       270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -
Nicholson

Bill O'Donnell           67,567 (6)         67,567        27,027    27,027       0          0          *         -

2038577 Ontario, Inc.    168,920(3)         168,920       67,568    67,568       0          0          *         -

Joseph H. Pacifico,      270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -
Jr.

Allan Parbery            84,460 (24)        84,460        33,784    33,784       0          0          *         -

Gerard Michael Penfold   270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

Wayne Pensentadler      506,760 (12)        506,760      121,622    121,622      0          0         2.1%       -

Ian Pontefract and       337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -
Stephen
Papa as Joint Tenants

Nicholas Primpas         337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Anthony and Martha       135,135 (8)        135,135       54,054    54,054       0          0          *         -
Prochillo, TBE

Ted Prythero             270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

William Remick           270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -

RFJM Partners, LLC      250,340 (25)        250,340      100,136    100,136      0          0         1.1%       -

Rock II, LLC             337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Leo G. Roos and Mary     270,273 (2)        270,273      108,109    108,109      0          0         1.1%       -
E. Roos

Morris Rotenstein        135,138 (8)        135,138       54,054    54,054       0          0          *         -

Norman Rothstein        775,680 (26)        775,680      270,272    270,272      0          0         3.3%       -

Cynthia Ruggero and      67,567 (6)         67,567        27,027    27,027       0          0          *         -
Jan Harris Stahl, TBE

Robert Seguso          2,107,040 (27)      2,107,040     810,816    810,816      0          0         8.5%       -
34-5 54th Drive West
#G102
Brandenton, Florida
34210

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Irving Snyder          2,933,800 (28)      2,933,800    1,013,520  1,013,520     0          0         11.5%      -
P.O. Box 367
Stevenson, WA 98648

SRG Capital, LLC         135,138 (8)        135,138       54,054    54,054       0          0          *         -

Iain Niall Darge         337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -
Stewart

Lore E. Stone Trust     155,135 (29)        155,135       54,054    54,054       0          0          *         -

Michael Stone          2,327,040 (30)      2,327,040     810,816    810,816      0          0         9.3%       -
18 Ozone Avenue
Venice, California
90291

Gary Strauss             168,920 (3)        168,920       67,568    67,568       0          0          *         -

Robert Swetnick          135,138 (8)        138,138       54,054    54,054       0          0          *         -

Kevin Sullivan           84,460 (24)        84,460        33,784    33,784       0          0          *         -

R. van der Tooan         337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Liza Torkan              337,840 (5)        337,840      135,136    135,136      0          0         1.4%       -

Donald G. Weinberger     135,135 (8)        135,135       54,054    54,054       0          0          *         -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Melvyn I. Weiss         506,760 (12)        506,760      121,622    121,622      0          0         2.1%       -

Irwin Zalcberg and       168,920 (3)        168,920       67,568    67,568       0          0          *         -
Sari Zalcberg, TIC

Camelot FLP                300,000          300,000         0          0         0          0         1.3%       -

Putun LLC                  75,000           75,000          0          0         0          0          *         -

Snow Becker Krauss         150,000          150,000         0          0         0          0          *         -
P.C. (40)

American United         154,115 (31)        100,000         0          0         0       54,115        *         -
Global, Inc.

Private Investors        87,500 (31)        87,500          0          0         0          0          *         -
Equity, LLC

David J. Fitzpatrick     12,500 (31)        12,500          0          0         0          0          *         -

D. B. Hock Family        12,500 (31)        12,500          0          0         0          0          *         -
Trust
David C. Hock and
Britney
K. Hock, Trustees

Randy Alan Weiss,        37,500 (31)        37,500          0          0         0          0          *         -
Trustee

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Vincent Sedmak          405,000 (31)        405,000         0          0         0          0         1.7%       -

Keys Family Partners     35,000 (31)        35,000          0          0         0          0          *         -
Limited

Andrew Weiss             37,500 (31)        37,500          0          0         0          0          *         -

Duncan Campbell and      50,000 (31)        50,000          0          0         0          0          *         -
Cynthia Campbell

Spring Water            270,000 (31)        270,000         0          0         0          0          *         -
Holdings, LLC

Bruce F. Lee             22,500 (31)        22,500          0          0         0          0          *         -

Mark Smith               5,000 (31)          5,000          0          0         0          0          *         -

Allied International    564,558 (33)        564,558         0          0         0          0         2.4%       -
Fund, Inc.

Old Oak Fund, Inc.      614,558 (33)        614,558         0          0         0          0         2.6%       -

Bruce A. Kehr          2,274,873 (32)      2,274,873      58,892    58,892       0          0         9.5%       -
5880 Hubbard Drive
Rockville, MD
20852-4821

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Herman Fine              25,000 (31)        25,000          0          0         0          0          *         -

David Lang                 315,800          315,800         0          0         0          0          *         -

David Stempler             270,187          270,187         0          0         0          0          *         -

Rubin Family            783,040 (43)        783,040       73,216    73,216       0          0         3.3%       -
Irrevocable Trust

The Nancy Abbe Trust,   150,000 (33)        150,000         0          0         0          0          *         -
Coleman Abbe Ttee

Susan Heineman           45,000 (33)        45,000          0          0         0          0          *         -

Saudry LLC              186,666 (33)(48)    186,666         0          0       8,333        0          *         -

JD Lauren               159,334 (49)        159,334         0          0       31,167       0          *         -

Derrin Fund              32,000 (33)(34)    12,000          0          0         0       20,000        *         -

Dean Nafzigger           12,500 (35)        12,500          0          0         0          0          *         -

Clementina Campbell      6,250 (35)          6,250          0          0         0          0          *         -

Eugene Campbell          6,250 (35)          6,250          0          0         0          0          *         -

Donald and Sandra        12,500 (35)        12,500          0          0         0          0          *         -
Attermeyer

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Delwin Bothoff         22,357 (33)(34)(35)  22,357          0          0         0          0          *         -

Mathew Calvin and      22,358 (33)(34)(35)  22,358          0          0         0          0          *         -
Joyce Calvin JT TEN
(43)

L. John Miller and     22,357 (33)(34)(35)  22,357          0          0         0          0          *         -
Sara A. Miller JT TEN

Radeon LLC             22,357 (33)(34)(35)  22,357          0          0         0          0          *         -

Irwin Rosenthal and    22,857 (33)(34)(35)  22,857          0          0         0          0          *         -
Suzanne Rosenthal JT
TEN

James A. Rutledge,     22,357 (33)(34)(35)  22,357          0          0         0          0          *         -
Jr. and
F. Kathleen Drew JT TEN

Jeremy Rosenberg w/    4,500 (34)(35)        4,500          0          0         0          0          *         -
rights of
survivorship for
Joshua and Rachel
Rosenberg

Peter Tierney          4,000 (34)(35)        4,000          0          0         0          0          *         -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

BioMedical             44,465 (34)(35)      26,000          0          0         0       18,464        *         -
Development
Corporation (36)

Advantor Holding        222,000 (38)        222,000         0          0         0          0         1.0%       -
Company

Advantor Capital        200,000 (39)        200,000         0          0         0          0          *         -
Company, LLC

Mintz Levin Cohen       168,920 (42)        168,920       67,568    67,568       0          0          *         -
Ferris
Glovsky and Popeo,
P.C. (40)

Harris Kaplan           231,418 (44)        116,048       46,419    46,419       0       115,370       *         -

Bert W. Wasserman       255,288 (44)        116,048       46,419    46,419       0       139,240      1.1%       -

Douglas G. Watson       163,788 (44)        116,048       46,419    46,419       0       47,740        *         -

Hughes Holdings, Inc.   436,334 (47)        62,334          0          0       31,167    374,000      1.8%       *

Harbor View Fund, Inc.   29,775 (45)        29,775        11,910    11,910       0          0          *         -

Louis Sherwood           18,750 (34)        18,750          0          0         0          0          *         -

Geoffry Kalish           7,500 (34)          7,500          0          0         0          0          *         -

Geoffry Nichol           7,500 (34)          7,500          0          0         0          0          *         -

                                                                                           Amount and Nature of
                                                                                        Beneficial Ownership After
                                                           Number of Warrants Being          the Sale of the
                         Number of        Number of           Offered For Sale             Shares Being Offered
                        Shares Owned     Shares Being                                          Percentage(1)
Selling Shareholder     Prior to Sale  Offered for Sale  Class A    Class B    Hunapu    Number     Before     After

Dennis Langer            10,000         10,000  (34)        0          0           0        0          *         -

Jack Becker              19,200          4,800  (46)        0          0       2,400        0          *         -

Ralph Smith              16,000          4,000  (46)        0          0       2,000        0          *         -

Elliot and Jill          53,332         13,332  (46)        0          0       6,666        0          *         -
Lutzker

Paul Kurland             53,332         13,332  (46)        0          0       6,666        0          *         -

Charles Snow             19,200          4,800  (46)        0          0       2,400        0          *         -

Marc Luxemburg           16,000          4,000  (46)        0          0       2,000        0          *         -

Daniel MacTough           1,600            400  (46)        0          0         200        0          *         -

Ronald Heineman         133,334         33,334  (46)        0          0      16,667        0          *         -

Nicholas Gravina         26,668          6,668  (46)        0          0       3,334        0          *         -

Spruce Goose Funding,   233,334         58,334  (46)        0          0      29,167        0          *         -
LLC

Raffaela Scala           26,666          6,666  (46)        0          0       3,333        0          *         -

Old Westbury Hebrew      26,666          6,666  (46)        0          0       3,333        0          *         -
Congregation

First Global Services    33,334          8,334  (46)        0          0       4,167        0          *         -
Corp.

Oceanic Consulting       26,666          6,666  (46)        0          0       3,333        0          *         -

Robert Benson           308,524        308,524              0          0           0        0        1.3%        -
------------


*        Less than 1% of the issued and outstanding shares


(1) As of May 26, 2004, we had 23,567,936 shares of Common stock issued and unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. The number of shares of Common Stock to be issued and outstanding after the offering is 57,557,570 based on all Shares registered under this prospectus actually being issued. For purposes of this table, a person or group of persons is: (a) deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes presently-exercisable Class A warrants to purchase 108,109 shares of common stock and presently-exercisable Class B warrants to purchase 54,055 shares of common stock.

(3) Includes presently-exercisable Class A warrants to purchase 67,568 shares of common stock and presently-exercisable Class B warrants to purchase 33,784 shares of common stock.

(4) Includes presently-exercisable Class A warrants to purchase 87,838 shares of common stock and presently-exercisable Class B warrants to purchase 43,919 shares of common stock.

(5) Includes presently-exercisable Class A warrants to purchase 135,136 shares of common stock and presently-exercisable Class B warrants to purchase 67,568 shares of common stock.

(6) Includes presently-exercisable Class A warrants to purchase 27,027 shares of common stock and presently-exercisable Class B warrants to purchase 13,514 shares of common stock.

(7) Includes presently-exercisable Class A warrants to purchase 445,949 shares of common stock and presently-exercisable Class B warrants to purchase 222,974 shares of common stock.

(8) Includes presently-exercisable Class A warrants to purchase 54,054 shares of common stock and presently-exercisable Class B warrants to purchase 27,027 shares of common stock.

(9) Includes presently-exercisable Class A warrants to purchase 20,270 shares of common stock and presently-exercisable Class B warrants to purchase 10,135 shares of common stock.

(10) Includes presently-exercisable bridge warrants to purchase 200,000 shares of common stock.

(11) Includes presently-exercisable Class A warrants to purchase 60,811 shares of common stock and presently-exercisable Class B warrants to purchase 30,406 shares of common stock.

(12) Includes presently-exercisable Class A warrants to purchase 121,622 shares of common stock and presently-exercisable Class B warrants to purchase 60,811 shares of common stock.

(13) Includes presently-exercisable Class A warrants to purchase 378,381 shares of common stock and presently-exercisable Class B warrants to purchase 189,191 shares of common stock.

(14) Includes presently-exercisable Class A warrants to purchase 256,758 shares of common stock and presently-exercisable Class B warrants to purchase 128,379 shares of common stock.

(15) Includes presently-exercisable Class A warrants to purchase 270,272 shares of common stock and presently-exercisable Class B warrants to purchase 135,136 shares of common stock.

(16) Includes presently-exercisable Class A warrants to purchase 445,949 shares of common stock and presently-exercisable Class B warrants to purchase 222,974 shares of common stock.

(17) Includes presently-exercisable Class A warrants to purchase 405,408 shares of common stock and presently-exercisable Class B warrants to purchase 202,704 shares of common stock.

(18) Includes presently-exercisable Class A warrants to purchase 82,298 shares of common stock and presently-exercisable Class B warrants to purchase 41,149 shares of common stock.

(19) Includes presently-exercisable Class A warrants to purchase 243,245 shares of common stock and presently-exercisable Class B warrants to purchase 121,623 shares of common stock.

(20) Includes presently-exercisable bridge warrants to purchase 120,000 shares of common stock and unit purchase options to purchase 2.0 units for 270,272 shares of common stock, Class A warrants to purchase 270,272 shares of common stock, Class B warrants to purchase 135,136 shares of common stock and presently-exercisable Hunapu warrants to purchase 87,334 shares of common stock.

(21) Includes presently-exercisable bridge warrants to purchase 120,000 shares of common stock and unit purchase options to purchase 2.5 units for 337,840 shares of common stock, Class A warrants to purchase 337,840 shares of common stock and Class B warrants to purchase 168,920 shares of common stock. Does not include the securities listed in note
         (41) below held by Meyers Associates, L.P. of which entity Bruce Meyers is president. Does not include unit purchase options to purchase 3.0 units not presently exercisable.

(22) Includes presently-exercisable bridge warrants to purchase 100,000 shares of common stock, presently-exercisable Class A warrants to purchase 337,840 shares of common stock and presently-exercisable Class B warrants to purchase 168,920 shares of common stock.

(23) Includes presently-exercisable Class A warrants to purchase 216,218 shares of common stock and presently-exercisable Class B warrants to purchase 108,109 shares of common stock.

(24) Includes presently-exercisable Class A warrants to purchase 33,784 shares of common stock and presently exercisable Class B warrants to purchase 16,892 shares of common stock.

(25) Includes presently-exercisable Class A warrants to purchase 100,136 shares of common stock and presently exercisable Class B warrants to purchase 50,068 shares of common stock.

(26) Includes presently-exercisable bridge warrants to purchase 100,000 shares of commons stock, presently-exercisable Class A warrants to purchase 270,272 shares of common stock and presently-exercisable Class B warrants to purchase 135,136 shares of common stock.

(27) Includes presently-exercisable bridge warrants to purchase 80,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.

(28) Includes presently-exercisable Class A warrants to purchase 1,013,520 shares of common stock and presently-exercisable Class B warrants to purchase 506,760 shares of common stock. Includes warrants to purchase 400,000 shares of Common Stock which were issued in connection with Mr. Snyder's April 2003 December 2003 Bridge loans to the Company.

(29) Includes presently-exercisable bridge warrants to purchase 20,000 shares of common stock, presently-exercisable Class A warrants to purchase 54,054 shares of common stock and presently-exercisable Class B warrants to purchase 27,027 shares of common stock.

(30) Includes presently-exercisable bridge warrants to purchase 300,000 shares of common stock, presently-exercisable Class A warrants to purchase 810,816 shares of common stock and presently-exercisable Class B warrants to purchase 405,408 shares of common stock.

(31) Represents shares issuable upon exercise of outstanding warrants issued in connection with various financings by the Company.

(32) Includes 299,088 shares issuable upon exercise of presently exercisable stock options and 189,176 shares issuable upon exercise of warrants issued in exchange for accrued and unpaid compensation. Does not include up to 200,000 shares of Common Stock issuable upon exercise of options not currently exercisable.

(33) Represents shares issued to the former shareholders of InforMedix Acquisition Corp. and their assignees pursuant to the terms of the August 14, 2002 merger with InforMedix Inc.

(34) Represents shares issued in March 2004 for consulting services already performed.

(35) Represents shares issued in exchange for an outstanding note payable of the Company.

(36) Arthur Healey, the Company's Chief Financial Officer, is a shareholder of this entity.

(37) This selling shareholder performed financial consulting services to the Company.

(38) Represents shares issued prior in exchange for research and development services already performed.

(39)     Includes   163,151  shares  issued  for  consulting   services  already
         performed.

(40)     This selling shareholder is counsel to the Company.

(41) Includes presently-exercisable unit purchase options to purchase 2.5 units for 337,840 shares of common stock, Class A warrants to purchase 337,840 shares of common stock and Class B warrants to purchase 168,920 shares of common stock. Does not include unit purchase options to purchase 18.4973 units not presently exercisable.

(42) Represents 67,568 shares to be issued in exchange for legal services already performed, as well as presently exercisable Class A warrants to purchase 67,568 shares of Common Stock and presently exercisable Class B warrants to purchase 33,784 shares of Common Stock.

(43) Represents shares issued to a former shareholder of InforMedix Acquisition Corp. and 73,216 shares of common stock and presently-exercisable Class A Warrants to purchase 73,216 shares of common stock and presently-exercisable Class B Warrants to purchase 36,608 shares of common stock issued in connection with the conversion of notes payable.

(44) Represents 46,419 shares of common stock and presently-exercisable Class A Warrants to purchase 46,419 shares of common stock and presently-exercisable Class B Warrants to purchase 23,210 shares of common stock issued in connection with the conversion of notes payable.

(45) Represents 11,910 shares of common stock and presently-exercisable Class A Warrants to purchase 11,910 shares of common stock and presently-exercisable Class B Warrants to purchase 5,955 shares of common stock issued in connection with the conversion of notes payable.

(46)     Represents shares issuable upon presently-exercisable Hunapu warrants.

(47)     Includes   62,334  shares   underlying   presently-exercisable   Hunapu
         warrants.

(48) Represents shares issued to the former shareholders of InforMedix Acquisition Corp. and their assignees pursuant to the terms of the
         August 14, 2002 merger with InforMedix Inc. and 16,666 shares underlying presently-exercisable Hunapu warrants.

(49) Represents shares issued to the former shareholders of InforMedix Acquisition Corp. and their assignees pursuant to the terms of the
         August 14, 2002 merger with InforMedix Inc. and 62,334 shares underlying presently-exercisable Hunapu warrants.

                            DESCRIPTION OF SECURITIES

General


         The Company is authorized to issue 80,000,000 shares of Common Stock, par value $.001 per share and 4,500,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). As of May 26, 2004, there were 23,567,936 shares of Common Stock issued and outstanding held by 194 shareholders of record, and no shares of Preferred Stock outstanding. By unanimous approval of the Company's Board of Directors on January 21, 2004 and by approval of shareholders holding in excess of a majority of the voting shares of the Company, the Company authorized an amendment to its articles of incorporation to increase its authorized common stock from 20 million shares to 80 million shares of Common Stock which became effective on March 3, 2004, following the mailing of an Information Statement to those shareholders who did not vote on the amendment.


Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued in exchange for the consideration set forth herein, will be, validly issued, fully paid and non-assessable.

Preferred Stock

         The Board of Directors has the authority to designate one or more series of Preferred Stock. Such provisions are referred to as "blank check" provisions, as they give the Board of Directors the flexibility, from time to time, without further stockholder approval, to create Preferred Stock and to determine the descriptions, preferences and limitations of each such series, including, but not limited to, (i) the number of shares, (ii) dividend rights,
(iii) voting rights, (iv) conversion privileges, (v) redemption provisions, (vi) sinking fund provisions, (vii) rights upon liquidation, dissolution or winding up of the company and (viii) other relative rights, preferences and limitations of such series.

         If any series of Preferred Stock authorized by the Board provides for dividends, such dividends, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over the Common Stock as to the payment of such dividends. On the Company's liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by the Board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could therefore result in a reduction in the assets available for distribution to the holders of Common Stock in the event of liquidation of the Company. Holders of Common Stock do not have any preemptive rights to acquire Preferred Stock or any other securities of the Company. Preferred stock authorized by the Board could be redeemable or convertible into shares of any other class or series of our capital stock.

         The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The preferred stock is not designed to deter or to prevent a change in control; however, under certain circumstances, the Company could use the Preferred Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby to protect the continuity of the Company's management. In addition, the issuance of additional Common Shares or Preferred Stock at below market rates would dilute the value of the outstanding securities of the Company. The Company could also privately place such shares with purchasers who might favor the Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company is currently not considering the issuance of preferred stock for such financing or transactional purposes and has no agreements or understandings, or any present intention to issue any series of preferred stock.

Warrants

         Private Placement Warrants. The Company has authorized for issuance up to 17,932,032 Class A Warrants and 17,932,032 Class B Warrants, plus such additional warrants that may become issuable pursuant to the anti-dilution provisions contained in the warrants. The number of both Class A Warrants and Class B Warrants are equal to those issued in connection with our private placement (13,527,109); those issuable to our placement agent (4,054,080) and issued in exchange for accrued compensation (126,460) and in converting certain notes payable (224,383).

         Each A Warrant entitles the holder to purchase one share of Common Stock at any time after issuance at an exercise price per A Warrant of $.44. The A Warrants shall expire on December 1, 2008 (the fifth anniversary of the date of issuance) and be subject to other terms and conditions described below. Each B Warrant entitles the holder to purchase one-half of one share of Common Stock at any time after issuance at an exercise price of $.28. The B Warrants shall expire on December 1, 2008 and be subject to other terms and conditions described below. The A Warrants and the B Warrants are sometimes collectively referred to herein as the "Warrants".

         The Warrants may be exercised in whole or in part, at any time and from time to time during the Exercise Period through cash and cashless exercises. Unless exercised, the Warrants will automatically expire at the end of the Exercise Period, subject to earlier termination by reason of redemption.

         Other Outstanding Warrants. The Company has registered for resale under this prospectus an aggregate of 2,657,500 shares of Common Stock for issuance upon exercise of outstanding warrants. Included this amount are bridge warrants issued to six investors to purchase 800,000 shares of common stock and placement agent warrants to purchase 240,000 shares of common stock exercisable for five years ending August 31, 2008 at $.37 per share. Warrants to purchase an aggregate of 1,617,500 shares are held by 18 investors at prices ranging from $.50 to $3.00 per share.

         Registration Rights. The Company is required to file the registration statement under the Securities Act, registering the shares of Common Stock, the Warrants and the Warrant Shares underlying the Units, within 45 days following the Initial Closing Date of December 2, 2003, which filing date was extended until February 20, 2004, and use its best efforts to have the Registration Statement declared effective by the Commission as promptly thereafter as is commercially reasonable. In the event the Registration Statement is not filed on or before the Filing Date or is not declared effective within 100 days after the Filing Date, the Company shall issue to the investors a number of Warrants equal to the number of shares of Common Stock multiplied by two and one-half percent (2.5%) on such date and on each one month anniversary thereafter. The Company agrees to keep the Registration Statement effective until expiration of the Warrants.


         Redemption. The Warrants are subject to redemption by the Company at $.001 per Warrant at any time commencing 12 months after the Final Closing Date of March 4, 2004 on not less than 30 days prior written notice to the holders of the Warrants, provided (i) the average closing bid quotation of the Common Stock as reported on the NASD OTCBB, or, if not traded thereon, the average closing bid quotation of the Common Stock (or other reporting system that provides last sales prices), has been at least 200% of the Offering Price per share for a period of 20 consecutive trading days ending not more than 15 business days prior to the date on which the Company gives notice of redemption, and (ii) a registration statement allowing the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission and is in effect prior to the date of the notice of redemption and remains in effect. The Warrants will be exercisable until 5:00 p.m. on the day immediately preceding the date fixed for redemption.


Hunapu Redeemable Warrants

         Each of 200,000 Hunapu Warrants entitles its holder to purchase from us, for cash or other consideration approved by our board of directors, two shares of our common stock at a price of $5.00, subject to adjustment as described below. The Hunapu Warrants are exercisable through November 8, 2005, in whole at any time or in part from time to time. At our option, we may reduce the exercise price of the Hunapu Warrants upon 30 days written notice from time to time for such period(s) as we, in our sole discretion, may chose; provided that no such period shall be for less than fifteen days nor more than 90 days. We also may extend the exercise period, at our sole option. We have the right to redeem the Hunapu Warrants at a price of $.001 per warrant on at least 30 days prior notice at any time during the exercise period.

Dividends

         To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, any dividend restrictions or prohibitions under outstanding Preferred Stock of loan agreements, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations.

Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock is, and the warrant agent for the Warrants will be, North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

SEC Position on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

Certain Market Information

         Our Common Stock is listed on the NASD's OTCBB. There is currently no market for our warrants. There has been limited trading, to date, of our Common Stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

         Federal regulations governing "penny stocks" could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate "penny stocks." Because our securities currently constitute a "penny stock" within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

Equity Compensation Plan Information

The following table summarizes information with respect to options under our equity compensation plans as of December 31, 2003:

                                                                                           Number of securities
                                                                                          remaining available for
                               Number of securities to be   Weighted-average exercise      future issuance under
                                 issued upon exercise of       price of outstanding      equity compensation plans
                                  outstanding options,        options, warrants and        (excluding securities
                                   warrants and rights                rights             reflected in column (a))
                                           (a)                          (b)                         (c)

Equity compensation plans
approved by security holders             862,500                       $.50                       387,500
Equity compensation plans
not approved by security                 160,967                       $.37                          0
holders                                  499,672                      $1.00                          0
                                --------------------------------------------------------------------------------
Total                                   1,523,139                      $.62                       387,500


                         SHARES ELIGIBLE FOR FUTURE SALE


         As of May 26, 2004, we had issued and outstanding 23,567,936 shares of our common stock, warrants to purchase an aggregate of approximately 34,009,634 shares of our common stock, and options to purchase 1,523,139 shares of our Common Stock. Of such securities, the 1.2 million shares of our common stock and 200,000 Hunapu Warrants comprising the units sold in our IPO, along with the 400,000 shares issuable upon exercise of the Hunapu warrants sold in our IPO, are freely tradable without restriction or further registration under the Securities Act, except for shares purchased by any affiliate of ours and assuming we are able to keep effective our registration statement with respect to the shares of our common stock issuable upon exercise of the Hunapu Warrants included in the units sold in our IPO.


         An affiliate of ours is generally a person who has a controlling position with regard to us. Any shares of common stock purchased by our affiliates in our IPO will be subject to the resale limitations of Rule 144 promulgated by the SEC under the Securities Act.


         All of the remaining 22,367,936 shares of our common stock issued and outstanding, as well as all remaining securities issued upon conversion of notes or exercise of warrants and options are restricted securities as that term is defined under Rule 144 and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144.


         In general, under Rule 144, as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

o        1% of the number of then outstanding shares of our common stock, or

o The average weekly trading volume of our common stock during the four calendar weeks preceding the sale; provided, that, public information about us as required by Rule 144 is available and the seller complies with manner of sale provisions and notice requirements.

         The volume limitations described above, but not the one-year holding period, also apply to sales of our non-restricted securities by our affiliates. A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years, is entitled to sell the restricted shares under Rule 144 without regard to any of the limitations described above.

         Before our IPO, there was no public market for our securities. We cannot predict the effect, if any, that sales of, or the availability for sale of, our securities stock will have on the market price of our securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock and warrants might enter the public market through Rule 144 sales, or otherwise, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital in the future through the sale of securities.

         There may be an adverse effect on the market price of our securities because shares of our common stock are available for future sale. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of our common stock for future sale, by us or by our directors and executive officers will have on the market price of our securities prevailing from time to time. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely affect prevailing market prices for the our securities.

                              PLAN OF DISTRIBUTION


         The shares being offered for sale pursuant to this prospectus may be sold by the selling shareholders for their respective own accounts. We will receive none of the proceeds from this offering, other than the proceeds from the exercise of warrants by which certain of the selling shareholders acquired their shares and warrants being offered pursuant to this prospectus. The selling shareholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares and warrants by the selling shareholders is not currently subject to any underwriting agreement. Each selling shareholder must use a broker-dealer which is registered in the state in which the selling shareholder seeks to sell their shares.



         The shares and warrants may be sold or transferred for value by the selling shareholders, in one or more transactions, on the NASD OTC Bulletin Board, in privately negotiated transactions or in a combination of such methods. The shares and warrants may be sold or transferred at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling or transferring the shares and warrants to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any NASD member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling shareholders and any broker or dealer that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the NASD Corporate Financing Rules.


         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

o the name of each of such selling shareholder and the participating brokers and/or dealers,


o        the number of shares and warrants involved,

o        the price at which such shares and warrants are being sold,


o the commissions paid or the discounts or concessions allowed to such brokers and/or dealers,

o where applicable, that such brokers and/or dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and

o        other facts material to the transaction.

         Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares to be offered by pursuant to this prospectus upon the exercise of warrants are issuable in accordance with the terms of the individual warrants. Each of the warrants provide, among other things, that, upon surrender at our principal offices of the certificate evidencing the warrants, with the annexed form to exercise the warrants duly completed, dated and executed, together with payment of the exercise price of the warrants so exercised, the registered holder of the warrants, or such holders' assigned(s), will be entitled to receive a certificate for the shares so purchased.


         Meyers Associates, L.P. has waived a fee of 5% of the exercise price of each Warrant exercised under this Prospectus. Meyers Associates L.P will not participate in any capacity in this offering, other than as a selling stockholder.

         In any future offerings pursuant to a new registration statement with a Qualified Independent Underwriter, Meyers Associates, L.P. will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of the shares of Common Stock at the time of exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited; and (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934.




         There can be no assurance that the selling shareholders will sell or transfer any of the shares being offered pursuant to this prospectus.

                                     EXPERTS

       Our consolidated financial statements as of December 31, 2003 and 2002, and for the years then ended, have been included in this prospectus and in the registration statement in reliance upon the report of Bagell, Josephs & Company, LLC, independent auditors, on their audit of our financial statements given on authority of this firm as an expert in accounting and auditing. The Hunapu, Inc. financial statements included in this prospectus and the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Lazar Levine & Felix LLP, independent accountants, given on the authority of that firm as an expert in accounting and auditing.

                                  LEGAL MATTERS


       The validity of the shares of our common stock and warrants being offered for sale pursuant to this prospectus has been passed upon for us by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C., owns an aggregate of 150,000 shares of our common stock, which shares are being offered for sale pursuant to this prospectus. Certain members of the firm also own additional shares of our Common Stock and warrants issued by Hunapu which were previously registered.


       PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                          Page
                                                                                          ----
HUNAPU INC.
Independent Auditors' Report ........................................................      F-1
Balance Sheets as of December 31, 2002 and 2001 .....................................      F-2
Statements of Operations  Cumulative During the Development Stage
 (January 19, 2000 to December 31, 2002), For the Year Ended December 31, 2002
 and December 31, 2001 ..............................................................      F-3
Statement of Shareholders' Equity (Deficit) From Inception (January 19, 2000) to
 December 31, 2002 ..................................................................      F-4
Statements of Cash Flows Cumulative During the Development Stage (January 19, 2000 to
 December 31, 2002), For the Year Ended December 31, 2002 and December 31, 2001 .....      F-5
Notes to Financial Statements .......................................................      F-6-8

INFORMEDIX

Condensed Consolidated Balance Sheet as of March 31, 2004 (unaudited) ...............      F-9

Condensed Consolidated Statements of Operations For the Three Months Ended
 March 31, 2004 and 2003 (Unaudited).................................................      F-10

Condensed Consolidated Statements of Cash Flows For Three Months Ended
 March 31, 2004 and 2003 (Unaudited).................................................      F-11

Notes to Condensed Consolidated Financial Statements Unaudited.......................      F-12-33

Years Ended December 31, 2003 and 2002:

Independent Auditors' Report.........................................................      F-34

Consolidated Balance Sheets..........................................................      F-35

Consolidated Statement of Operations.................................................      F-36

Consolidated Statement of Change in Stockholders' Equity/(Deficit)...................      F-37

Consolidated Statements of Cash Flows................................................      F-38-39

Notes to Consolidated Financial Statements...........................................      F-40-64

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders
Hunapu Inc.
Henderson, Nevada

We have audited the accompanying balance sheets of Hunapu Inc. (a development stage company), as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity and cash flows for the cumulative period from January 19, 2000 to December 31, 2002 (the development stage) and the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Hunapu Inc. (a development stage company) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended and the cumulative period from January 19, 2000 to December 31, 2002 (the development stage), in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has been in the development stage since its inception on January 19, 2000. The Company's lack of financial resources and liquidity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ Lazar Levine & Felix LLP
                                         --------------------------------
                                         LAZAR LEVINE & FELIX LLP

New York, New York
March 14, 2003

                                   HUNAPU INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS


                                                                                                    December 31,
                                                                                    -----------------------------------------
                                                                                             2002                   2001
                                                                                    -----------------       -----------------
                                   - ASSETS -

CURRENT ASSETS:
     Cash                                                                           $           2,182       $           2,572
                                                                                    -----------------       -----------------
                                                                                                2,182                   2,572
OTHER ASSETS:
     Cash held in escrow                                                                       18,000                      -
                                                                                    -----------------       ----------------

TOTAL ASSETS                                                                        $          20,182       $           2,572
                                                                                    =================       =================

               - LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) -

CURRENT LIABILITIES:
     Accrued expenses                                                               $          27,031       $           5,635
     Loan payable - shareholder                                                                24,500                  13,500
                                                                                    -----------------       -----------------
TOTAL CURRENT LIABILITIES                                                                      51,531                  19,135
                                                                                    -----------------       -----------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT):
     Preferred stock, $.001 par value; 8,000,000 shares authorized, none issued                    -                       -
     Common stock, $.001 par value;  40,000,000 shares authorized,  14,500,000 and
       3,000,000 shares issued and outstanding at 2002 and 2001, respectively                  14,500                   3,000
     Additional paid-in capital                                                                 2,900                      -
     Deficit accumulated during the development stage                                         (48,749)                (19,563)
                                                                                    ------------------      ------------------
                                                                                              (31,349)                (16,563)
                                                                                    ------------------      ------------------

                                                                                    $          20,182       $           2,572
                                                                                    =================       =================

                             See accompanying notes

                                   HUNAPU INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                       Cumulative During the
                                            Development
                                              Stage                           For The Year Ended December 31,
                                         (January 19, 2000 to            -----------------------------------------
                                         December 31, 2002)                  2002                         2001
                                         ------------------                  ----                         ----

REVENUES                                     $      --                   $      --                     $      --
                                             -----------                 -----------                   -----------

COSTS AND EXPENSES:
     Filing fees                                   5,830                       3,685                           355
     Professional fees                            35,219                      23,719                         5,500
     Other expenses                                5,757                         724                         3,380
     Interest expense                              1,943                       1,058                           735
                                             -----------                 -----------                   -----------
                                                  48,749                      29,186                         9,970
                                             -----------                 -----------                   -----------

NET LOSS                                        $(48,749)                   $(29,186)                     $ (9,970)
                                             ===========                 ===========                   ===========

LOSS PER SHARE BASIC AND DILUTED                       0                           0                             0
                                             ===========                 ===========                   ===========

WEIGHTED AVERAGE
   NUMBER OF COMMON SHARES
   OUTSTANDING                                12,737,546                  14,174,247                    12,000,000
                                             ===========                 ===========                   ===========

                                   HUNAPU INC.
                          (A Development Stage Company)
                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                   Deficit
                                                                                                 Accumulated
                                                      Common Shares                                 During the        Shareholders'
                                                 -----------------------       Additional        Development             Equity
                                                 Number           Amount     Paid-In Capital         Stage              (Deficit)
                                                 ------           ------     ---------------         -----              ---------
At inception, January 19, 2000                         -     $          -     $          -        $         -       $          -

Issuance of common units                        3,000,000           3,000                -                  -              3,000

Net loss for the period ended December
   31, 2000                                            -                -                -              (9,593)            (9,593)
                                               ----------    -------------    -------------       ------------      --------------

Balance at December 31, 2000                    3,000,000            3,000               -              (9,593)            (6,593)

Net loss for the year ended December 31,
   2001                                                -                -                -              (9,970)            (9,970)
                                               ----------    -------------    -------------       ------------      --------------

Balance at December 31, 2001                    3,000,000            3,000               -             (19,563)           (16,563)

Issuance of compensatory shares                   100,000              100            2,900                 -               3,000

Common units sold in initial public
   offering                                       600,000              600           17,400                 -              18,000

Expenses incurred re: initial public
   offering                                            -                -            (6,600)                -              (6,600)

300% stock dividend                            10,800,000           10,800          (10,800)                -                   -

Net loss for the year ended December 31,
   2002                                                -                -                -             (29,186)           (29,186)
                                               ----------    -------------    -------------       ------------      --------------

Balance at December 31, 2002                   14,500,000    $      14,500    $       2,900       $    (48,749)     $     (31,349)
                                               ==========    =============    =============       =============     ==============


                             See accompanying notes

                                   HUNAPU INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                           Cumulative During the
                                                             Development Stage
                                                            (January 19, 2000 to        For The Year Ended December 31,
                                                             December 31, 2002)          2002                  2001
                                                           ----------------------    ---------------     -----------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                    $(48,749)                $(29,186)           $ (9,970)
     Compensatory shares                                            3,000                    3,000                   -
     Adjustment to reconcile net loss to net cash
      utilized by operating activities
       Increase in accrued expenses                                27,031                   21,396               5,485
                                                                 --------                 --------            --------
        Net cash utilized by operating activities                 (18,718)                  (4,790)             (4,485)
                                                                 --------                 --------            --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from officers' loans                                 24,500                   11,000               6,000
     Sale of common units                                          21,000                   18,000                   -
     Expenses paid re sale of common units                         (6,600)                  (6,600)                  -
                                                                 --------                 --------            --------

        Net cash provided by financing activities                  38,900                   22,400               6,000
                                                                 --------                 --------            --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          20,182                   17,610               1,515

     Cash and cash equivalents at beginning of period                   -                    2,572               1,057
                                                                 --------                 --------            --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                       $ 20,182                 $ 20,182            $  2,572
                                                                 ========                 ========            ========

                             See accompanying notes

                                   HUNAPU INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 1 - DESCRIPTION OF COMPANY:

         Hunapu Inc., ("the Company"), was organized in the state of Nevada on January 19, 2000. The Company was formed to serve as a vehicle to raise capital to acquire a business and is currently considered a "blank check" company inasmuch as the Company is not generating revenues and does not own an operating business and has no specific business plan other than to engage in a merger or acquisition. The Company has no employees and no material assets. Administrative services are currently being provided by an entity controlled by an officer of the Company at no charge. The Company's efforts to date have been limited to organizational activities and to seeking an appropriate merger or acquisition vehicle.

         The Company is considered as being in the development stage, since its inception, in accordance with Statement of Financial Accounting Standards No. 7, and its year-end is December 31.

         As shown in the financial statements, the Company has incurred net losses, has negative working capital and has an accumulated deficit of $48,749 as of December 31, 2002. It is management's assertion that these circumstances may hinder the Company's ability to continue as a going concern. The Company has completed an initial public offering of its securities (see Note 4 for additional information) and is currently seeking potential business opportunities.

         In February 2003, the Company entered into a Merger Agreement and Plan of Reorganization with InforMedix Acquisition Corp. Under the merger agreement, InforMedix is to merge with and into the Company, subject to specified conditions and terms set forth in the agreement. InforMedix Acquisition Corp.'s sole material asset is its 100% ownership interest in InforMedix, Inc. The consideration to be paid by the Company in acquiring InforMedix is as follows:

         (i) the issuance of 14,677,400 shares of Company common stock to the stockholders of InforMedix Acquisition Corp. in exchange for their shares of InforMedix common stock;

         (ii) the issuance of 225,000 shares of Company common stock to the three holders of currently outstanding convertible notes of InforMedix in connection with the automatic conversion of such notes exclusive of accrued interest on such notes; and

         (iii) the issuance of warrants to purchase up to a maximum of 1,080,000 shares of Company common stock to the holders of currently outstanding warrants to purchase InforMedix common stock.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

                                   HUNAPU INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

         (a) Use of Estimates: In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

         (b) Statements of Cash Flows: For purposes of the statements of cash flows the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

NOTE 3 - LOAN PAYABLE - SHAREHOLDER:

         On August 30, 2000, the Company borrowed $7,500 from a shareholder of the Company.. During the years ended December 31, 2002 and 2001 the Company received additional loans from this shareholder in the amount of $11,000 and $6,000, respectively. These additional loans also bear interest at 6% per annum and as of December 31, 2002 and 2001, interest accrued and unpaid aggregated $1,943 and $885, respectively. The due date of these loans, which was originally one year from date of receipt, have been extended to a date 19 months from November 9, 2001, unless the Company is successful in consummating a business acquisition at an earlier date.

NOTE 4 - SHAREHOLDERS' EQUITY:

         As of December 31, 2000, the Company issued an aggregate of 3,000,000 units at a price of $.001 per unit, with each unit consisting of one share of common stock and one-third (1/3) of one Class A Redeemable Common Stock Purchase Warrant, for cash proceeds of $3,000. Each full Class A warrant entitles its holder to purchase one share of common stock at $5.00 per share.

         The Company's Registration Statement on Form SB-2, No. 333-45774, (the "Registration Statement") was declared effective by the Securities and Exchange Commission (the "SEC") on November 9, 2001. The Company registered 800,000 shares of its common stock for public sale under the Registration Statement, including 200,000 shares issuable upon exercise of the Class A warrants underlying the units. On February 14, 2002, the Company completed the sale of 600,000 units, pursuant to the Registration Statement, at a per unit price of $.03 for gross proceeds of $18,000. As a blank check company, in accordance with SEC rules, all of the units so sold and the proceeds from such sale are being held in escrow.

         If the Company does not complete a business combination prior to May 8, 2003, such proceeds, and accrued interest, will be returned to the investors and the underlying securities canceled. Accordingly, these contingently issued shares are not considered outstanding in the calculation of earnings per share.

         In April 2002, the Company issued 100,000 shares of its common stock in lie of payment of professional fees in the amount of $3,000.

                                   HUNAPU INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

NOTE 4 - SHAREHOLDERS' EQUITY (Continued):

              On April 15, 2002, the number of issued and outstanding shares was increased by the declaration of a 300% stock dividend (so that there would be four shares outstanding for each share previously outstanding). The additional 10,800,000 shares have been retroactively reflected in calculating earnings (loss) per share for all periods presented.

                           INFORMEDIX HOLDINGS, INC.
                            (FORMERLY HUNAPU, INC.)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2004
                                  (UNAUDITED)

                                     ASSETS

Current Assets:
  Cash and cash equivalents                                       $ 1,698,350
  Accounts receivable                                                  16,000
  Inventory                                                           103,200
  Prepaid expenses and other current assets                             9,439
                                                                  ------------

    Total Current Assets                                            1,826,989
                                                                  ------------

  Fixed assets, net of depreciation                                    66,586
                                                                  ------------

TOTAL ASSETS                                                      $ 1,893,575
                                                                  ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
  Current portion of note payable - bank                          $    99,167
  Notes payable - other                                                73,000
  Current portion of obligations under capital lease                   24,961
  Accounts payable and accrued expenses                               278,556
  Liability for stock to be issued                                    110,000
                                                                  ------------
      Total Current Liabilities                                       585,684
                                                                  ------------
Long-term Liabilities:
  Obligations under capital lease, net of current maturities            3,600
                                                                  ------------

      Total Long-term Liabilities                                       3,600
                                                                  ------------

      Total Liabilities                                               589,284
                                                                  ------------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $.001 Par Value; 4,500,000 shares authorized
    0 shares issued and outstanding                                         -
  Common stock, $.001 Par Value; 80,000,000 shares authorized
    23,023,803 shares issued and outstanding                           23,024
  Additional paid-in capital                                       15,889,306
  Accumulated deficit                                             (14,608,039)
                                                                  ------------

      Total Stockholders' Equity (Deficit)                          1,304,291
                                                                  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)              $ 1,893,575
                                                                  ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU, INC.)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

                                                       2004             2003
                                                 ------------------------------

OPERATING REVENUES

  Sales                                           $   16,000        $        -

COST OF SALES                                              -                 -
                                                 ------------------------------

GROSS PROFIT (LOSS)                                   16,000                 -
                                                 ------------------------------

OPERATING EXPENSES

   Compensation expense                              223,011            79,290
   Research and development                          104,430            41,289
   Selling, general and administrative expenses      330,182            86,073
   Depreciation and amortization                       4,361             7,472
                                                 ------------------------------
       Total Operating Expenses                      661,984           214,124
                                                 ------------------------------

LOSS BEFORE OTHER INCOME (EXPENSE)                  (645,984)         (214,124)

OTHER INCOME (EXPENSE)

   Interest income                                     2,413               221
   Interest expense                                   (4,106)          (21,206)
                                                 ------------------------------
       Total Other Income (Expense)                   (1,693)          (20,985)
                                                 ------------------------------

NET LOSS BEFORE PROVISION FOR INCOME TAXES        $ (647,677)       $ (235,109)
Provision for Income Taxes                                 -                 -
                                                 ------------------------------

NET LOSS APPLICABLE TO COMMON SHARES              $ (647,677)       $ (235,109)
                                                 ==============================

NET LOSS PER BASIC AND DILUTED SHARES             $ (0.03302)       $ (0.02565)
                                                 ==============================

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                            19,613,855         9,165,585
                                                 ==============================

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU, INC.)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)

                                                          2004         2003
                                                       -----------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                            $ (647,677)   $ (235,109)
                                                       -----------  ------------
   Adjustments to reconcile net loss to net cash
     (used in) operating activities

     Depreciation and amortization                          4,361         7,472
     Common stock issues for compensation and
       services                                           113,014             -

   Changes in assets and liabilities
     (Increase) in accounts receivable                    (16,000)            -
     (Increase) in prepaid expenses and other assets       (5,029)       (3,850)
     (Decrease)  in amounts due escrow agent             (126,000)            -
     Increase in accounts payable and
       and accrued expenses                                92,980       130,772
                                                       -----------  ------------
     Total adjustments                                     63,326       134,394
                                                       -----------  ------------

     Net cash (used in) operating activities             (584,351)     (100,715)
                                                       -----------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisitions of fixed assets                          (52,264)            -
                                                       -----------  ------------

     Net cash (used in) investing activities              (52,264)            -
                                                       -----------  ------------

CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from common stock issuances                1,913,024             -
    Proceeds from note payables - other                         -        50,000
    Payments of notes payable                             (36,527)            -
                                                       -----------  ------------

     Net cash provided by financing activities          1,876,497        50,000
                                                       -----------  ------------

NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS                           1,239,882       (50,715)

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                   458,468        59,579
                                                       -----------  ------------

CASH AND CASH EQUIVALENTS - END OF PERIOD              $1,698,350       $ 8,864
                                                       ===========  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

CASH PAID DURING THE YEAR FOR:
    Interest expense                                      $ 1,204      $ 21,206
                                                       ===========  ============

SUPPLEMENTAL DISCLOSURE OF NONCASH
  ACTIVITIES:
    Issuance of common stock for services and
      compensation                                      $ 113,014           $ -
                                                       ===========  ============

    Conversion of notes payable to common stock          $ 11,400           $ -
                                                       ===========  ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

         The condensed consolidated unaudited interim financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The condensed consolidated financial statements and notes are presented as permitted on Form 10-QSB and do not contain information included in the Company's annual consolidated statements and notes. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the December 31, 2003 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these condensed consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

         These condensed consolidated unaudited financial statements reflect all adjustments, including normal recurring adjustments which, in the opinion of management, are necessary to present fairly the consolidated operations and cash flows for the periods presented.

         On May 8, 2003, InforMedix Acquisition Corp. merged with and into Hunapu Inc. pursuant to the Agreement and Plan of Reorganization dated February 7, 2003 (the "Agreement"). Hunapu Inc. was the surviving entity and changed its name to InforMedix Holdings, Inc., a Nevada corporation (the "Company").

         Pursuant to the Agreement, Hunapu acquired InforMedix Acquisition Corp., subject to specified conditions and terms set forth in the Agreement. The consideration paid by Hunapu for its acquisition of InforMedix Acquisition Corp. consisted of the issuance of 7,451,000 shares (post-split) of Hunapu common stock, inclusive of 112,500 shares (post-split) that were issued to InforMedix debt holders in conversion of their notes to equity, for the net assets of InforMedix Acquisition Corp. Simultaneously, with the acquisition of the issuance of the 7,451,000 shares of stock, Hunapu cancelled 5,545,000 shares (post-split) of stock issued to their chief executive officer.

         For accounting purposes, the transaction has been accounted for as a reverse acquisition, under the purchase method of accounting. Accordingly, InforMedix Acquisition Corp. will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of InforMedix Acquisition Corp.

         Additionally, following the merger, the sole officer and director of Hunapu resigned from the board of directors and as an officer and was replaced with several officers and directors of InforMedix Acquisition Corp.

         InforMedix Holdings, Inc. stockholders also approved the authorization of 4,500,000 shares (post-split) of preferred stock which may be issued from time to time by the Board of Directors without further shareholder approval.

         On June 23, 2003, the Board of Directors of the Company approved a 1-for-2 reverse stock split of the Company's common stock. The effective date for the reverse stock split was June 30, 2003.

         InforMedix Acquisition Corp. ("Acquisition Corp"), a Delaware company, incorporated on June 26, 2002, is a holding company and was incorporated with a wholly owned subsidiary IFAC, Inc. ("IFAC") for the purpose of acquiring InforMedix, Inc. ("InforMedix") which was incorporated in the State of Delaware on January 27, 1997, for the purpose of developing the Med-e Monitor SystemsTM. Since its inception, InforMedix has devoted substantially all of its efforts to business planning, patent portfolio, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. InforMedix has generated small amounts of revenue through sales of its Med-e Monitor System to academic research centers, recently raised $5 million in a private placement of equity financing to increase business development and sales and marketing activities. As such, InforMedix prior to 2004, was in the development stage. On August 14, 2002, InforMedix merged with IFAC, pursuant to a Plan and Agreement of Merger dated August 14, 2002. According to the Agreement, InforMedix merged into IFAC in a share exchange agreement, and InforMedix became the surviving company post merger, and thus became the sole wholly-owned subsidiary of Acquisition Corp.

         InforMedix's stockholders upon the merger received 4.774 shares of Acquisition Corp. stock for each 1 share of InforMedix's stock. Acquisition Corp., other than the share exchange with InforMedix and the issuance of 2,350,000 shares (post-split) of its stock to founders of the company had no operations since inception. The merger became effective on August 22, 2002. InforMedix is the only operational segment of Acquisition Corp.

         On January 21, 2004, the Company's board of directors approved a resolution to increase the number of authorized common shares from 20,000,000 shares to 80,000,000 shares, and this was effective on March 3, 2004.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Development Stage Company

         The Company was a development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises ". The Company had devoted substantially all of its efforts to business planning, patent portfolio, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. It has sold Med-e Monitor Systems to academic centers to complete grant-funded clinical research, and has recently completed the initial manufacture of its product in preparation for expansion of sales activities. The Company has generated sales in the first fiscal quarter of 2004, and consequently has emerged from the development stage.

         Principles of Consolidation

         The condensed consolidated financial statements include the accounts of InforMedix and its subsidiary for the three months ended March 31, 2004. All significant intercompany accounts and transactions have been eliminated in consolidation. The March 31, 2003 figures represent InforMedix only, prior to the acquisition by Acquisition Corp.

         Use of Estimates

         The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

         The Company maintains cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000.

         Fixed Assets

         Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; three years for computer software and equipment and five years for office furniture and equipment. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

         Intellectual Property Assets

         The Company owns 15 issued U.S. and Foreign and 12 pending U.S. and Foreign patents. A formal patent valuation appraisal was performed in 2002 by the Patent & License Exchange, Inc. The appraisal revealed that the Company's patents were cited as prior art in 154 other issued patents. Under present accounting principles generally accepted in the United States of America, and FASB 142, management of the Company has not reflected the value of these patents on their condensed consolidated balance sheet at March 31, 2004.

         Internal Use Software Costs

         Internal use software and web site development costs are capitalized in accordance with Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and Emerging Issues Task Force (EITF) Issue No. 00-02, "Accounting for Web Site Development Costs." Qualifying costs incurred during the application development stage, which consist primarily of outside services and the Company's consultants, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. All costs for internal use software for the three months ended March 31, 2004 and 2003 have been expensed as research and development.

         Start-up Costs

         In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

         Revenue and Cost Recognition

         The Company records its transactions under the accrual method of accounting whereby income gets recognized when the services are billed rather than when the fees are collected, and costs and expenses are recognized in the period they are incurred rather than paid for.

         Research and Development

         Research and development costs are related primarily to the Company obtaining its 15 issued U.S. and Foreign and 12 pending U.S. and Foreign patents and patent valuation analysis, developing early prototypes and Beta products of its Med-e Monitor device, development of first, second and third generation databases to monitor patient data and remotely program the Med-e Monitor devices, communications connectivity between the devices and the databases via the Internet, and website development. Research and development costs are expensed as incurred.

         Income Taxes

         The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the three months ended March 31, 2004 and 2003, respectively.

         Advertising

         Costs of advertising and marketing are expensed as incurred. Advertising and marketing costs were $44,906 and $0 for the three months ended March 31, 2004 and 2003, respectively.

         Reclassifications

         Certain amounts in the 2003 condensed consolidated financial statements were reclassified to conform to the 2004 presentation. The reclassifications in 2003 resulted in no changes to the accumulated deficits.

         Earnings (Loss) Per Share of Common Stock

         Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at March 31, 2004 and 2003 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred significant losses since its inception to fund its research and development of its Med-e Monitor Systems, including the development of its intellectual property portfolio; and travel activities and attendance at trade shows to create awareness of the product to pre-sell the Med-e Monitor.

         The following is a reconciliation of the computation for basic and diluted EPS:

                                                       March 31,    March 31,
                                                         2004        2003

         Net Loss                                     ($647,677)   ($235,109)
                                                     -----------   ----------

         Weighted-average common shares
           outstanding (Basic)                       19,613,855    9,165,585

         Weighted-average common stock equivalents:
            Stock options                                     -            -
            Warrants                                          -            -
                                                     -----------   ----------

         Weighted-average common shares
            outstanding (Diluted)                    19,613,855    9,165,585
                                                     ===========   ==========

         Fair Value of Financial Instruments

         The carrying amount reported in the condensed consolidated balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

         Stock-Based Compensation

         Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and has adopted the enhanced disclosure provisions of SFAS No. 148 "Accounting for Stock-Based Compensation- Transition and Disclosure, an amendment of SFAS No. 123".

         The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

         The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board
         (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

         Inventory

         Inventory consists of Med-eMonitor units that have been developed. The Company states the inventory at the lower of cost (first-in, first-out basis) or market value.

         Recent Accounting Pronouncements

         In September 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the pooling of interests method of accounting for business combinations are no longer allowed and goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted these new standards effective January 1, 2002.

         On October 3, 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Board Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the period (s) in which the losses are incurred, rather than as of the measurement date as presently required.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions.

         Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

         In June 2003, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146. The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

         In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123"("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees," but has adopted the enhanced disclosure requirements of SFAS 148.

         In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

         In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

         In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

NOTE 3 - FIXED ASSETS

         Fixed assets consist of the following at March 31, 2004:

                  Office and manufacturing equipment        $   35,661
                  Computer equipment                            93,931
                  Equipment under capital leases                45,622
                                                            ----------
                                                               175,214
                  Less:  accumulated depreciation              108,628
                                                            ----------
                  Net book value                            $   66,586
                                                            ==========

         Depreciation expense for the three months ended March 31, 2004 and 2003 was $4,361 and $7,472, respectively. Included in that amount is $1,974 and $1,974, of amortization expense of equipment under capital leases for the three months ended March 31, 2004 and 2003, respectively.

NOTE 4 - NOTE PAYABLE - BANK

         The Company entered into a promissory note dated July 6, 1998, modified February 6, 2000 with United Bank. Principal and interest were due in 36 payments from March 6, 2000 to February 6, 2003 at an annual interest rate of prime plus one percent. The Company commenced payments on March 6, 2000 through May 6, 2001. At that time, this note was refinanced, and the Company was advanced amounts to bring the balance back to its original amount of $297,500. This promissory note was again amended in January 2002, effective December 2001, whereby the Company was provided an extension through June 30, 2002 on its payments. Interest payments due were paid currently. The Company commenced repayment of the principal balance on the loan on August 2, 2002. The unpaid balance on the note payable at March 31, 2004, was $99,167. Of this amount the entire amount is reflected as current maturities at March 31, 2004, due to the amount being due on November 30, 2004, the date to which the note was extended to.

         The note is personally guaranteed and partially collateralized by certain officers and founders of the Company. For signing personally on the note, the officers were issued shares of stock.

         Interest expense pertaining to this note was $1,204 and $18,000 for the three months ended March 31, 2004 and 2003, respectively.

NOTE 5 - NOTES PAYABLE - OTHER

         In August 2002, the Company entered into a Promissory Note with its CEO in the amount of $25,000. The Promissory Note bore interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. All accrued interest together with this note was converted into stock at the time of the merger.

         In August 2002, the Company entered into a Promissory Note with its Investment Banker, Rockwell Capital Partners LLC, in the amount of $50,000. The Promissory Note bore interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. Additionally, Rockwell, on the Company's behalf, funded $100,000 to an investor relations firm as a prepayment for investor relation services, which has been written off in 2003, as this company never provided services for the Company and was reported as defunct.

         On August 14, 2002, the $50,000 Rockwell note was converted upon the issuance of 2,350,000 shares (post-split) of Acquisition Corp. The stock was issued at just above par value, and was issued as founders' stock. The $50,000 and all accrued interest was converted into stock at the time of the merger.

         The Company in August 2002, entered into a Promissory Note with American United Global, Inc. ("AUGI") in the amount of $100,000. The Promissory Note bore interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. All accrued interest along with the note was converted to stock at the time of the merger.

         Upon the issuances of the promissory notes with Rockwell, the Company entered into an Intellectual Property Security Agreement as collateral for the amounts advanced. The other promissory note holders, InforMedix's CEO and AUGI, shared in the same rights as Rockwell under that agreement. Once these Notes were converted into equity, the Intellectual Property Security Agreement was terminated.

         On November 5, 2002, the Company entered into a Security and Loan Agreement with Private Equity Investors, LLC ("PIE") in the amount of $350,000. The purpose of this transaction was to fund the Company for the scalable manufacturing of its products, and provide funds for expansion of the marketing and sales of its Med-e Monitor product line. This note was repaid in April 2003.

         On February 1, 2003, June 12, 2003, and July 24, 2003, the Company entered into various short-term notes payable for amounts ranging between $4,000 and $20,000 for a total of $104,400 all due and payable at interest rates ranging from 8% to12% in December 2003 through January 2004. Of these amounts due, $11,400 plus accrued interest will be repaid and the noteholders have agreed to convert $90,000 plus accrued interest into equity. All but $20,000 of these notes are uncollateralized, and interest of $9,657 is accrued at March 31, 2004 on these notes.

         The Company entered into a promissory note agreement in the amount of $750,000 on April 11, 2003, collateralized by a perfected first lien on the Company's intellectual property in the event of default. Proceeds of this note were used to repay the PIE debt and some other existing debt, as well as fees and related costs to complete the merger. Interest was being accrued at a rate of 12% per annum, and the note had provisions for the issuance of 800,000 stock warrants (post-split). On October 16, 2003 the holder of this $750,000 promissory note signed an agreement whereby, should the Company be successful in raising at least $2 million in its private placement of equity securities, $375,000 plus interest would be repaid to this lender, and $375,000 would be converted into equity under the same terms and conditions as the private placement offering. The Company in its second phase of equity financing on December 19, 2003, eclipsed the $2 million dollar plateau. This loan was collateralized by a first lien on the Company's patents. As part of the agreement, the lender was issued 800,000 warrants exercisable at $3.00 per share for a five-year period. The Company and the lender agreed to restructure the loan and those 800,000 warrants were replaced by warrants to purchase 250,000 shares of common stock exercisable at $1.50 per share. Upon the closing of the 2nd phase of equity financing, the lender was repaid $375,000 plus all accrued and unpaid interest and the remaining $375,000 was converted into $375,000 of units as part of the equity financing. When the loan was repaid, the loan agreement and related security interest was terminated. The lender also received warrants to purchase 150,000 shares of common stock at $.60 per share in consideration of a November 2003 bridge loan in the aggregate amount of $120,000.

         The Company entered into six promissory notes dated August 31, 2003 and September 10, 2003 with individuals obtained through the Company's investment banker Meyers Associates, L.P. These individuals loaned $400,000 collectively to the Company in notes that were to mature August 31, 2004. The notes accrued interest at a rate of 10% annually. These amounts funded were part of the financing that Meyers Associates, L.P. raised for the Company. Of the $400,000 loaned to InforMedix, the Company repaid $100,000 and converted into equity the remaining $300,000 of notes payable in the first phase of equity financing completed on December 2, 2003.

NOTE 6 - OBLIGATIONS UNDER CAPITAL LEASE

         The Company is the lessee of computer and other equipment under capital leases expiring during 2006. These leases are personally guaranteed by a shareholder of InforMedix, for which he previously received shares of stock.

         Minimum lease payments under capital leases at March 31, 2004, are as follows:

                           2005                            31,016
                           2006                             8,491
                                                        ----------

                                                           39,507

                  Less: amounts representing interest     (10,946)
                  Less: current portion                   (24,961)
                                                        ----------

                           Long-term portion            $   3,600
                                                        ==========

NOTE 7 - OPERATING LEASE

         During 2000, the Company entered into a lease for office space commencing February 1, 2000 through January 31, 2002 including escalation of payments. After January 31, 2002, the Company was on a month-to-month lease at its offices. On lease inception, the Company issued 500 shares (post-split) of common stock to the lessor that has been valued at the fair market value of $20 per share (post-split) resulting in a charge to operations of $10,000. Effective March 2003, the landlord sold the building in which the Company is located and, at that time, the Company signed a one year lease agreement for $2,294 per month. The Company extended this lease in March 2004 for another year.

NOTE 8 - PROVISION FOR INCOME TAXES

         Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

         At March 31, 2004, deferred tax assets consist of the following:

                  Net operating loss carryforwards       $4,820,653
                  Less:  valuation allowance             (4,820,653)
                                                        ------------
                                                         $       -0-
                                                        ============

         At March 31, 2004, the Company had accumulated deficits in the approximate amount of $14,608,039, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 9 - EQUITY FINANCING

         The Company issued a private placement memorandum (PPM) on October 20, 2003 for a maximum $5,000,000 raise consisting of units costing $50,000 each (100 units). The Company through its placement agent, Meyers Associates, L.P. was successful in completing the full subscription amount of $5,000,000.

         For an investment in the Company, the investor received common shares of the Company at $.37 per share, Class A Warrants exercisable into one share of common stock at an exercise price of $.44 per share, and Class B Warrants exercisable into one-half share of common stock at an exercise price of $.28 per share. For each $50,000 investment, the investor received 135,136 shares of common stock, 135,136 Class A Warrants and 135,136 Class B Warrants.

         As of March 31, 2004, the Company had received an aggregate of $5,000,000 of gross proceeds in four separate closings.

         The equity is being used by the Company to fund additional product development and the national sales and marketing of the Med-eMonitor System.

NOTE 10- STOCKHOLDERS' (DEFICIT)

         Common Stock

         Upon the merger into Hunapu, the Company had 40,000,000 shares of common stock authorized (20,000,000 following the reverse stock split). Prior to the merger of Hunapu and the Company, there were 7,250,000 shares (post-split) outstanding in Hunapu of which 5,545,000 (post-split) were cancelled for a new total number of 1,705,000 shares (post-split). Then, the merger transaction resulted in the issuance of 7,451,000 Hunapu shares (post-split) to InforMedix shareholders to acquire the net assets of InforMedix Acquisition Corp. This brought the total issued and outstanding shares to 9,156,000 shares (post-split).

         The Company issued 9,596 additional shares (post-split) for accrued interest on notes payable in the quarter ended June 30, 2003.

         On June 23, 2003, the Company's Board of Directors approved a reverse 1-for-2 stock split effective June 30, 2003. After the split, the Company had 9,165,585 shares of common stock issued and outstanding. In addition, the Company reduced the number of authorized shares of common stock to 20,000,000 shares.

         As discussed in Note 9, the Company had raised a total of $5,000,000 through March 4, 2004. For the amounts raised, the Company issued 13,513,596 shares of common stock plus Class A and Class B warrants.

         On January 21, 2004, the Company's board of directors approved a resolution to increase the number of authorized common shares from 20,000,000 to 80,000,000 effective as of March 3, 2004.

         Preferred Stock

         InforMedix Holdings, Inc. also has authorized 9,000,000 shares of preferred stock (4,500,000 following the reverse stock split) which may be issued from time to time by the Board of Directors without further shareholder approval. No shares of preferred stock have been issued by the Company as of March 31, 2004.

         Mandatorily Redeemable Common Stock

         On August 20, 1999, a Stock Purchase Agreement with Advantor was signed providing for the issuance of 15,000 shares (post-split) of common stock to Advantor for cash , research and development and manufacturing services. On August 23, 1999, in accordance with the agreement Advantor purchased 5,000 shares (post-split) of common stock at fair value for cash of $100,000. The remaining 10,000 shares (post-split) were to be issued in blocks of 2,000 shares (post-split) for every 100 inventory units produced by Advantor. In the event that the Company was not publicly traded by December 31, 2004, the Company was obligated upon written notice by Advantor, to repurchase any stock issued of the 15,000 shares (post-split) at the highest price the Company had sold any of its stock within 12 months of Advantor's notice to repurchase.

         Through August 7, 2002, 86 Med-eMonitor units had been completed and no additional shares had been granted. To recognize the 86 units produced, the fair value of $34,400 has been credited to accounts payable with the offsetting entry to cost of sales.

         Upon the merger, and the Company becoming publicly traded, the mandatorily redeemable common stock was converted into common stock and as per the agreement none of the 5,000 issued shares (post-split) will need to be repurchased by the Company.

         On November 3, 2003, Advantor agreed in writing to convert all of its remaining outstanding payables into InforMedix common stock, and released the Company from any further liabilities. The conversion value of these shares is reflected in the liability for stock to be issued.

NOTE 11- COMMITMENTS AND CONTINGENCIES

         Employment Agreements

         The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three years. Compensation earned by these employees has been properly reflected in compensation expense for the three months ended March 31, 2004 and 2003, respectively. Historically, the Company has been unable to pay management compensation in the form of cash, and has issued stock options in lieu of cash for a portion of the services rendered.

         Consulting Agreements

         The Company had entered into a consulting agreement with Warren Lewis Investment Corporation for business development services whereby the consulting firm would be compensated when the Company raised $2,000,000 in a capital transaction. In December 2003, the Company, closed on two separate financings and eclipsed the $2,000,000 mark and Warren Lewis Investment Corporation was paid $176,000.

         On August 14, 2003, the Company entered into a consulting agreement with Meyers Associates, L.P. is a term of three years. Meyers Associates, L.P. is providing services related to corporate finance and other financial service matters. For these services, Meyers Associates, L.P. will be paid $2,500 per month to $7,500 per month depending on the dollar amount of the equity financing completed by the placement agent. The minimum raise for Meyers Associates, L.P. to receive payment from the Company was $1,000,000 ($2,500 per month) and the maximum is $3,000,000 ($7,500 per month). The Company exceeded the $3,000,000 raise level in 2004, and is currently paying $7,500 per month to Meyers Associates, or $22,500 for the three months ended March 31, 2004.

         The Company is party to other consulting agreements with various third-parties for the development of the software and production of the monitors.

NOTE 12- GOING CONCERN

         As shown in the accompanying condensed consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred net losses for the three months ended March 31, 2004 as well as for the years ended December 31, 2003 and 2002. The Company recently emerged from the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company's ability to continue as a going concern.

         Management believes that the Company's capital requirements will depend on many factors including the success of the Company's sales efforts. During 2003 the Company retained an investment banker, Meyers Associates, L.P. ("Meyers"), to assist the Company in raising capital. Meyers had raised a total of $5,000,000 through March 4, 2004. The proceeds of this raise will be used to accelerate the Company's sales and marketing, business development, and other corporate activities.

         The private placement of units consisted of a number of shares of common stock determined by dividing the purchase price per Unit of $50,000 by, the lower of $.50 per share and the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately preceding and including the second trading day immediately prior to the initial closing date which was determined to be $.37 per share. For each Share of Common Stock issued, the Company also issued one A Warrant and one B Warrant to purchase one-half share of Common Stock of InforMedix.

         The Company entered into the merger with Hunapu and became publicly traded anticipating that this would enable the Company to secure equity financing and enable the Company to continue the production process relating to its Med-e Monitor System, and develop sales and marketing activities. Management has also stepped up the research and development efforts relating to the clinical drug trial and disease management needs for the Med-e Monitor product and generated sales in 2004.

         With the completion of the private placement of $5,000,000 the Company has intensified their efforts in the development and production of their product. Additionally, with the increased cash flow from operations, the Company believes that it will not rely as heavily upon the issuance of common stock as consideration for compensation and services rendered. In the past few years, the stock issuances for services and compensation had contributed to the large deficits.

         As of April 30, 2004 a number of pharmaceutical/health care companies had accepted delivery of production quality Med-eMonitor devices on a pilot test basis to be evaluated for use in clinical drug trial and disease management applications. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 13- PATENTS

         The Company has been successful in securing 15 issued U.S. and Foreign patents pertaining to devices and methods to prompt and record patient information, including the Med-eMonitor System. The Company believes, as a result of an independent valuation of its patents, that it owns the "pioneer" patent portfolio in medication compliance and patient monitoring, as its patents have been cited as prior art in over 154 issued patents. In addition, there are 12 pending U.S. and Foreign patents. The cost in obtaining these patents has been expensed as a research and development expense by the Company in the year that the costs pertained to in accordance with SOP 98-1.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
InforMedix Holdings, Inc.
Rockville, MD

We have audited the accompanying consolidated balance sheets of InforMedix Holding Inc., a development stage company (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended, with cumulative totals since the Company's inception, for the statements of operations, changes in stockholders' equity (deficit) and cash flows. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. In the first quarter of 2004, the Company completed their $5 million equity raise. Management's operating and financing plans in regards to these matters are also discussed in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InforMedix Holdings, Inc., a development stage company as of December 31, 2003 and 2002, and the results of its statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended, and the cumulative totals since the Company's inception, in conformity with accounting principles generally accepted in the United States of America.

/S/ BAGELL, JOSEPHS & COMPANY, L.L.C.
BAGELL, JOSEPHS & COMPANY, L.L.C.
Gibbsboro, New Jersey

March 15, 2004

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

     ASSETS
     ------
                                                                          2003             2002
                                                                      ------------     ------------
Current Assets:
  Cash and cash equivalents                                           $    458,468     $     59,579
  Inventory                                                                103,200               --
  Prepaid expenses and other current assets                                  4,410          156,918
                                                                      ------------     ------------

    Total Current Assets                                                   566,078          216,497
                                                                      ------------     ------------

  Fixed assets, net of depreciation                                         18,683           44,787
                                                                      ------------     ------------

TOTAL ASSETS                                                          $    584,761     $    261,284
                                                                      ============     ============

     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
     ----------------------------------------------

LIABILITIES
Current Liabilities:
  Current portion of note payable - bank                              $    115,694     $     99,167
  Notes payable - other                                                    104,400          575,000
  Current portion of obligations under capital lease                        24,961           19,361
  Accounts payable and accrued expenses                                    185,576          238,876
  Due to escrow agent                                                      126,000               --
  Liability for stock to be issued                                         200,279               --
                                                                      ------------     ------------

      Total Current Liabilities                                            756,910          932,404
                                                                      ------------     ------------

Long-term Liabilities:
  Note payable - bank, net of current maturities                                --          123,958
  Obligations under capital lease, net of current maturities                 3,600            9,200
                                                                      ------------     ------------

      Total Long-term Liabilities                                            3,600          133,158
                                                                      ------------     ------------

      TOTAL LIABILITIES                                                    760,510        1,065,562
                                                                      ------------     ------------

Mandatorily redeemable stock, $.01 par value, 10,000 shares issued
   and outstanding at December 31, 2002                                         --          100,000
                                                                      ------------     ------------

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $.001 Par Value; 4,500,000 shares authorized
    0 shares issued and outstanding                                             --
  Common stock, $.001 Par Value; 20,000,000 shares authorized
    16,585,780 shares issued and outstanding                                16,585               --
  Common stock, $.0001 Par Value; 100,000,000 shares authorized
    14,667,400 shares issued and outstanding at December 31, 2002
    (pre-merger)                                                                              1,467
  Additional paid-in capital                                            13,768,028       11,104,996
  Deficit accumulated during the development stage                     (13,960,362)     (12,010,741)
                                                                      ------------     ------------

      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                (175,749)        (904,278)
                                                                      ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  $    584,761     $    261,284
                                                                      ============     ============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

                                                                                  CUMULATIVE TOTALS
                                                                                  JANUARY 27, 1997
                                                          2003         2002      TO DECEMBER 31, 2003
                                                      -----------------------------------------------
OPERATING REVENUES
  Sales                                                 $        -   $    22,759           $ 140,445

COST OF SALES                                                    -           777             245,428
                                                      -----------------------------------------------

GROSS PROFIT (LOSS)                                              -        21,982            (104,983)
                                                      -----------------------------------------------

OPERATING EXPENSES
   Compensation expense                                    205,814     1,550,906           6,141,413
   Research and development                                555,180       121,628           4,262,205
   Selling, general and administrative expenses          1,031,451       509,685           3,031,544
   Depreciation and amortization                            30,307        35,436             130,084
                                                      -----------------------------------------------
       TOTAL OPERATING EXPENSES                          1,822,752     2,217,655          13,565,246
                                                      -----------------------------------------------

LOSS BEFORE OTHER INCOME (EXPENSE)                      (1,822,752)   (2,195,673)        (13,670,229)

OTHER INCOME (EXPENSE)
   Reversal of payables                                          -       235,536             235,536
   Loss on conversion of debt to equity - related party          -      (249,162)           (249,162)
   Interest income                                             221         2,108              38,372
   Interest expense                                       (127,090)      (58,486)           (314,879)
                                                      -----------------------------------------------
       TOTAL OTHER INCOME (EXPENSE)                       (126,869)      (70,004)           (290,133)
                                                      -----------------------------------------------

NET LOSS BEFORE PROVISION FOR INCOME TAXES            $ (1,949,621) $ (2,265,677)      $ (13,960,362)
PROVISION FOR INCOME TAXES                                       -             -                   -
                                                      -----------------------------------------------

NET LOSS APPLICABLE TO COMMON SHARES                  $ (1,949,621) $ (2,265,677)      $ (13,960,362)
                                                      ===============================================

NET LOSS PER BASIC AND DILUTED SHARES                   $ (0.16240)   $ (0.23498)
                                                      ===========================

WEIGHTED AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING                                  12,004,771     9,641,903
                                                      ===========================

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002 UPON GIVING EFFECT OF
                               THE MERGER BETWEEN
                              INFORMEDIX AND HUNAPU

                                                                                                       DEFICIT
                                                                                                     ACCUMULATED
                                                                                                      DURING THE
                                                             COMMON STOCK           ADDITIONAL       DEVELOPMENT
DESCRIPTION                                               SHARES       AMOUNT    PAID - IN CAPITAL      STAGE        TOTAL
-----------                                               ------       ------    -----------------      -----        -----
Balance, December 31, 2001                                3,000,000    $ 3,000    $         --    $    (19,563)   $   (16,563)

Issuance of compensatory shares                             100,000        100           2,900              --          3,000

Common shares sold in initial public offering, net          600,000        600          10,800              --         11,400

Stock dividend 300%                                      10,800,000     10,800         (10,800)             --             --

Net loss for the year                                            --         --                         (29,186)       (29,186)
                                                        ---------------------------------------------------------------------

Balance, December 31, 2002                               14,500,000     14,500           2,900         (48,749)       (31,349)

Net loss of Hunapu through merger                                --         --              --          (3,621)        (3,621)

Reverse 1:2 strock split                                 (7,250,000)    (7,250)          7,250              --             --

Cancellation of shares at time of merger                 (5,545,000)    (5,545)          5,545              --             --

Shares issued in connection with merger
  to acquire InforMedix                                   7,451,000      7,451      11,389,200     (11,958,371)      (561,720)

Shares issued for accrued interest                            9,596          9          18,842              --         18,851

Shares issued in connection with equity financing, net    7,420,184      7,420       2,344,291              --      2,351,711

Net loss for the year                                            --         --              --      (1,949,621)    (1,949,621)
                                                        ---------------------------------------------------------------------

Balance, December 31, 2003                               16,585,780    $16,585    $ 13,768,028    $(13,960,362)   $  (175,749)
                                                        =====================================================================

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                                    CUMULATIVE TOTALS
                                                                                                     JANUARY 27, 1997
                                                                  2003              2002           TO DECEMBER 31, 2003
                                                             ---------------   ----------------    --------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                     $(1,949,621)       $(2,265,677)          $ (13,960,362)
                                                             ---------------   ----------------    --------------------
   Adjustments to reconcile net loss to net cash
     used in operating activities

     Depreciation and amortization                                   30,307             35,436                 130,084
     Issuance of stock options and warrants in exchange
        for compensation                                                  -            176,805               1,649,502
     Common stock issues for compensation and services                    -            892,398               3,909,383
     Services provided for equity                                         -                  -               3,365,847
     Common stock  issues for settlement of vendor
        payables                                                          -            576,639                 576,639
      Reversal of payables                                                -           (235,536)               (235,536)
      Loss on conversion of debt to equity - related party                -            249,162                 249,162
      Loss on disposition of fixed assets                                 -             25,818                 171,467

  CHANGES IN ASSETS AND LIABILITIES
     (Increase) in inventory                                       (103,200)                 -                (103,200)
     (Increase) decrease in prepaid expenses and other assets       152,508            (48,392)                 95,590
     Increase in amounts due escrow agent                           126,000                  -                 126,000
     Increase in liability for stock to be issued                   200,279                  -                 200,279
     Increase in accounts payable and
       and accrued expenses                                         (53,300)            15,536                 421,111
                                                             ---------------   ----------------    --------------------
     Total adjustments                                              352,594          1,687,866              10,556,328
                                                             ---------------   ----------------    --------------------

     NET CASH (USED IN) OPERATING ACTIVITIES                     (1,597,027)          (577,811)             (3,404,034)
                                                             ---------------   ----------------    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase (decrease) in amounts due to related parties                  -            178,468                 500,000
   Acquisitions of fixed assets                                      (4,203)                 -                (128,964)
                                                             ---------------   ----------------    --------------------

      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES            (4,203)           178,468                 371,036
                                                             ---------------   ----------------    --------------------

                   The accompanying notes are an integral part
                    of the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)

                                                                                                              CUMULATIVE TOTALS
                                                                                                               JANUARY 27, 1997
                                                                           2003                2002          TO DECEMBER 31, 2003
                                                                      ----------------     --------------    --------------------

CASH FLOWS FROM FINANCING ACTIVITES
    Proceeds from common stock issuances                                  $ 1,308,150        $         -             $ 2,114,080
    Proceeds from note payables - other                                     1,423,900            525,000               1,948,900
    Proceeds from issuance of mandatorily redeemable common stock                   -                  -                 100,000
    Net proceeds from refinancing of note payable                                   -                  -                 224,676
    Payments of notes payable                                                (731,931)           (74,375)               (879,129)
    Payments of obligations under capital lease                                     -                  -                 (17,061)
                                                                      ----------------     --------------    --------------------

       NET CASH PROVIDED BY FINANCING ACTIVITIES                            2,000,119            450,625               3,491,466
                                                                      ----------------     --------------    --------------------

NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS                                                 398,889             51,282                 458,468

CASH AND CASH EQUIVALENTS -
    BEGINNING OF PERIOD                                                        59,579              8,297                       -
                                                                      ----------------     --------------    --------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                 $   458,468        $    59,579               $ 458,468
                                                                      ================     ==============    ====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

CASH PAID DURING THE YEAR FOR:
    Interest expense                                                      $   115,739        $    42,236
                                                                      ================     ==============

SUPPLEMENTAL DISCLOSURE OF NONCASH
  ACTIVITIES:

   Issuance of stock options                                              $         -        $   176,805
                                                                      ================     ==============

   Common stock issues for compensation and services                      $         -        $ 1,084,061
                                                                      ================     ==============

   Issuance of common stock for settlement of vendor payables             $         -        $   576,639
                                                                      ================     ==============

   Conversion of accrued interest to common stock                         $    18,851        $         -
                                                                      ================     ==============

   Conversion of notes payable to common stock                            $ 1,270,000        $    50,000
                                                                      ================     ==============

   Conversion of related party payable to common stock                      $ 225,000          $ 500,000
                                                                      ================     ==============

   Prepaid expenses for a note payable                                      $ 100,000                $ -
                                                                      ================     ==============

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 -  ORGANIZATION AND BASIS OF PRESENTATION
          --------------------------------------

          On May 8, 2003, InforMedix Acquisition Corp. merged with and into Hunapu Inc. pursuant to the Agreement and Plan of Reorganization dated February 7, 2003 (the "Agreement"). Hunapu Inc. was the surviving entity and changed its name to InforMedix Holdings, Inc., a Nevada corporation (the "Company").

          Pursuant to the Agreement, Hunapu acquired InforMedix Acquisition Corp., subject to specified conditions and terms set forth in the Agreement. The consideration paid by Hunapu for its acquisition of InforMedix Acquisition Corp. consisted of the issuance of 7,451,000 shares (post-split) of Hunapu common stock, inclusive of 112,500 shares (post-split) that were issued to InforMedix debt holders in conversion of their notes to equity, for the net assets of InforMedix Acquisition Corp. Simultaneously, with the acquisition of the issuance of the 7,451,000 shares of stock, Hunapu cancelled 5,545,000 shares (post-split) of stock issued to their chief executive officer.

          For accounting purposes, the transaction has been accounted for as a reverse acquisition, under the purchase method of accounting. Accordingly, InforMedix Acquisition Corp. will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of InforMedix Acquisition Corp.

          Additionally, following the merger, the sole officer and director of Hunapu resigned from the board of directors and as an officer and was replaced with several officers and directors of InforMedix Acquisition Corp.

          InforMedix Holdings, Inc. stockholders also approved the authorization of 9,000,000 shares (4,500,000 post-split) of preferred stock which may be issued from time to time by the Board of Directors without further shareholder approval.

          On June 23, 2003, the Board of Directors of the Company approved a 1-for-2 reverse stock split of the Company's common stock. The effective date for the reverse stock split was June 30, 2003.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 1 -  ORGANIZATION AND BASIS OF PRESENTATION
          --------------------------------------
          (CONTINUED)

          InforMedix Acquisition Corp. ("Acquisition Corp"), a Delaware company, incorporated on June 26, 2002, is a holding company and was incorporated with a wholly owned subsidiary IFAC, Inc. ("IFAC") for the purpose of acquiring InforMedix, Inc. (a development stage company) ("InforMedix") which was incorporated in the State of Delaware on January 27, 1997, for the purpose of developing the Med-e Monitor SystemsTM. Since its inception, InforMedix has devoted substantially all of its efforts to business planning, patent portfolio, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. InforMedix has generated small amounts of revenue through sales of its Med-e Monitor System to academic research centers, recently raised $5 million in a private placement of equity financing to increase business development and sales and marketing activities. As such, InforMedix is in the development stage. On August 14, 2002, InforMedix merged with IFAC, pursuant to a Plan and Agreement of Merger dated August 14, 2002. According to the Agreement, InforMedix merged into IFAC in a share exchange agreement, and InforMedix became the surviving company post merger, and thus became the sole wholly- owned subsidiary of Acquisition Corp.

          InforMedix's stockholders upon the merger received 4.774 shares of Acquisition Corp. stock for each 1 share of InforMedix's stock. Acquisition Corp., other than the share exchange with InforMedix and the issuance of 2,350,000 shares (post-split) of its stock to founders of the company had no operations since inception. The merger became effective on August 22, 2002. InforMedix is the only operational segment of Acquisition Corp.

          On January 21, 2004, the Company's board of directors approved a resolution to increase the number of authorized common shares from 20,000,000 shares to 80,000,000 shares, and this was effective on March 3, 2004.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          DEVELOPMENT STAGE COMPANY
          -------------------------

          The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises ". The Company has devoted substantially all of its efforts to business planning, patent portfolio, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. It has sold Med-e Monitor Systems to academic centers to complete grant-funded clinical research, and has recently completed the initial manufacture of its product in preparation for expansion of sales activities. The Company is anticipating that sales will be generated in the first fiscal quarter of 2004, at which time the Company will emerge from the development stage.

          PRINCIPLES OF CONSOLIDATION
          ---------------------------

          The consolidated financial statements include the accounts of InforMedix and its subsidiary for the year ended December 31, 2003. All significant intercompany accounts and transactions have been eliminated in consolidation. The December 31, 2002 figures represent InforMedix only, prior to the acquisition by Acquisition Corp.

          USE OF ESTIMATES
          ----------------

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          CASH AND CASH EQUIVALENTS
          -------------------------

          The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.

          The Company maintains cash and cash equivalent balances at several financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000.

          FIXED ASSETS
          ------------

          Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets; three years for computer software and equipment and five years for office furniture and equipment. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. When fixed assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

          INTELLECTUAL PROPERTY ASSETS
          ----------------------------

          The Company owns 15 issued U.S. and Foreign and 12 pending U.S. and Foreign patents. A formal patent valuation appraisal was performed in 2002 by the Patent & License Exchange, Inc. The appraisal revealed that the Company's patents were cited as prior art in 154 other issued patents. Under present accounting principles generally accepted in the United States of America, and FASB 142, management of the Company has not reflected the value of these patents on their consolidated balance sheet at December 31, 2003.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          INTERNAL USE SOFTWARE COSTS
          ---------------------------

          Internal use software and web site development costs are capitalized in accordance with Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and Emerging Issues Task Force (EITF) Issue No. 00-02, "Accounting for Web Site Development Costs." Qualifying costs incurred during the application development stage, which consist primarily of outside services and the Company's consultants, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred. All costs for internal use software for the years ended December 31, 2003 and 2002 have been expensed as research and development since these were returned to the consulting company in 2002.

          START-UP COSTS
          --------------

          In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

          REVENUE AND COST RECOGNITION
          ----------------------------

          The Company records its transactions under the accrual method of accounting whereby income gets recognized when the services are billed rather than when the fees are collected, and costs and expenses are recognized in the period they are incurred rather than paid for.

          RESEARCH AND DEVELOPMENT
          ------------------------

          Research and development costs are related primarily to the Company obtaining its 15 issued U.S. and Foreign and 12 pending U.S. and Foreign patents and patent valuation analysis, developing early prototypes and Beta products of its Med-e Monitor device, development of first, second and third generation databases to monitor patient data and remotely program the Med-e Monitor devices, communications connectivity between the devices and the databases via the Internet, and website development. Research and development costs are expensed as incurred.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          INCOME TAXES
          ------------

          The income tax benefit is computed on the pretax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the years ended December 31, 2003 and 2002, respectively.

          ADVERTISING
          -----------

          Costs of advertising and marketing are expensed as incurred. Advertising and marketing costs were $57,491 and $1,347 for the years ended December 31, 2003 and 2002, respectively.

          RECLASSIFICATIONS
          -----------------

          Certain amounts in the 2002 consolidated financial statements were reclassified to conform to the 2003 presentation. The reclassifications in 2002 resulted in no changes to the deficits accumulated during the development stage.

          EARNINGS (LOSS) PER SHARE OF COMMON STOCK
          -----------------------------------------

          Historical net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share at December 31, 2003 and 2002 when the Company reported a loss because to do so would be anti-dilutive for periods presented. The Company has incurred significant losses since its inception to fund its research and development of its Med-e Monitor Systems, including the development of its intellectual property portfolio; and travel activities and attendance at trade shows to create awareness of the product to pre-sell the Med-e Monitor.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          EARNINGS (LOSS) PER SHARE OF COMMON STOCK (CONTINUED)
          -----------------------------------------

          The following is a reconciliation of the computation for basic and diluted EPS:

                                                     December 31,  December 31,
                                                         2003          2002
                                                         ----          ----

          Net Loss                                   ($ 1,949,621) ($ 2,265,677)
                                                     ------------  ------------

          Weighted-average common shares
            outstanding (Basic)                        12,004,771     9,641,903

          Weighted-average common stock equivalents:
                Stock options                                  --            --
                Warrants                                       --            --
                                                     ------------  ------------

          Weighted-average common shares
              outstanding (Diluted)                    12,004,771     9,641,903
                                                     ============  ============

          FAIR VALUE OF FINANCIAL INSTRUMENTS
          -----------------------------------

          The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for notes payable approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          RECENT ACCOUNTING PRONOUNCEMENTS
          --------------------------------

          In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123"("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting", to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to account for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25, "Accounting for Stock Issued to Employees," but has adopted the enhanced disclosure requirements of SFAS 148.

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of the gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or
          (ii) the earnings effect of the hedged forecasted transaction.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
          --------------------------------

          For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. On June 30, 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 133 as amended by SFAS No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". SFAS No. 133 as amended by SFAS No. 137 and 138 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

          Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on the consolidated financial statements.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance for revenue recognition under certain circumstances, and is effective during the first quarter of fiscal year 2001. Until the Company generates revenue, SAB 101 is not expected to have a material effect on the results of operations, financial position and cash flows.

          On March 16, 2000, the Emerging Issues Task Force issued EITF 99-19 "Recording Revenue as a Principal versus Net as an Agent" which addresses the issue of how and when revenues should be recognized on a Gross or Net method as the title implies. The emerging Issues Task Force has not reached a consensus but cites SEC Staff Accounting Bulletin 101. EITF 99-19 does not affect the consolidated financial statements.

          On July 20, 2000, the Emerging Issues Task Force issued EITF 00-14 "Accounting For Certain Sales Incentives" which establishes accounting and reporting requirements for sales incentives such as discounts, coupons, rebates and free products or services. Generally, reductions in or refunds of a selling price should be classified as a reduction in revenue. For SEC registrants, the implementation date is the beginning of the fourth quarter after the registrant's fiscal year end December 15, 1999. EITF 00-14 does not affect the consolidated financial statements.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
          --------------------------------

          In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the consolidated financial statements. This statement does not affect the consolidated financial statements.

          STOCK-BASED COMPENSATION
          ------------------------

          Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and has adopted the enhanced disclosure provisions of SFAS No. 148 "Accounting for Stock-Based Compensation- Transition and Disclosure, an amendment of SFAS No. 123".

          The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted. All options were expensed to compensation in the period granted rather than the exercise date.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------
          (CONTINUED)

          STOCK-BASED COMPENSATION (CONTINUED)
          ------------------------

          The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

          INVENTORY
          ---------

          Inventory consists of Med-eMonitor units that have been developed. The Company states the inventory at the lower of cost (first-in, first-out basis) or market value.

NOTE 3-   FIXED ASSETS
          ------------

          Fixed assets consist of the following at December 31, 2003 and 2002:

                                                   2003          2002
                                                   ----          ----

          Office and manufacturing equipment    $   33,398    $   33,398
          Computer equipment                        43,931        39,728
          Equipment under capital leases            45,622        45,622
                                                ----------    ----------
                                                   122,951       118,748
          Less: accumulated depreciation           104,268        73,961
                                                ----------    ----------
          Net book value                        $   18,683    $   44,787
                                                ==========    ==========

          Depreciation expense for the years ended December 31, 2003 and 2002 was $30,307 and $35,436, respectively. Included in that amount is $19,008 and $12,907, of amortization expense of equipment under capital leases for the years ended December 31, 2003 and 2002, respectively. In January 2002, the Company pursuant to a settlement agreement with one of its vendors returned $51,635 of computer equipment that had $25,818 in accumulated depreciation.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 4-   NOTE PAYABLE - BANK
          -------------------

          The Company entered into a promissory note dated July 6, 1998, modified February 6, 2000 with United Bank. Principal and interest were due in 36 payments from March 6, 2000 to February 6, 2003 at an annual interest rate of prime plus one percent. The Company commenced payments on March 6, 2000 through May 6, 2001. At that time, this note was refinanced, and the Company was advanced amounts to bring the balance back to its original amount of $297,500. This promissory note was again amended in January 2002, effective December 2001, whereby the Company was provided an extension through June 30, 2002 on its payments. Interest payments due were paid currently. The Company commenced repayment of the principal balance on the loan on August 2, 2002. The unpaid balance on the note payable at December 31, 2003, was $115,694. Of this amount the entire amount is reflected as current maturities at December 31, 2003, due to the amount being due on November 30, 2004, the date to which the note was extended to.

          The note is personally guaranteed and partially collateralized by certain officers and founders of the Company. For signing personally on the note, the officers were issued shares of stock.

          Interest expense pertaining to this note was $18,561 and $17,914 for the years ended December 31, 2003 and 2002, respectively.

NOTE 5 -  NOTES PAYABLE - OTHER
          ---------------------

          In August 2002, the Company entered into a Promissory Note with its CEO in the amount of $25,000. The Promissory Note was bearing interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. All accrued interest together with this note was converted into stock at the time of the merger.

          In August 2002, the Company entered into a Promissory Note with its Investment Banker, Rockwell Capital Partners LLC, in the amount of $50,000. The Promissory Note was bearing interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. Additionally, Rockwell, on the Company's behalf, funded $100,000 to an investor relations firm as a prepayment for investor relation services, which has been written off in 2003, as this company never provided services for the Company and was reported as defunct.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 5-   NOTES PAYABLE - OTHER (CONTINUED)
          ---------------------

          On August 14, 2002, the $50,000 Rockwell note was converted upon the issuance of 2,350,000 shares (post-split) of Acquisition Corp. The stock was issued at just above par value, and was issued as founders' stock. The $100,000 and all accrued interest was converted into stock at the time of the merger.

          The Company in August 2002, entered into a Promissory Note with American United Global, Inc. ("AUGI") in the amount of $100,000. The Promissory Note was bearing interest at a rate of 12% annually, and was mandatorily convertible into shares of the common stock of the Company when it merged into a public company. All accrued interest along with the note was converted to stock at the time of the merger.

          Upon the issuances of the promissory notes with Rockwell, the Company entered into an Intellectual Property Security Agreement as collateral for the amounts advanced. The other promissory note holders, the InforMedix CEO and AUGI shared in the same rights as Rockwell under that agreement. Once these Notes were converted into equity, the Intellectual Property Security Agreement was terminated.

          On November 5, 2002, the Company entered into a Security and Loan Agreement with Private Equity Investors, LLC ("PIE") in the amount of $350,000. The purpose of this transaction was to fund the Company for the scalable manufacturing of its products, and provide funds for expansion of the marketing and sales of their Med-e Monitor product line. This note was repaid in April 2003.

          On February 1, 2003, June 12, 2003, and July 24, 2003, the Company entered into various short-term notes payable for amounts ranging between $4,000 and $20,000 for a total of $104,400 all due and payable at interest rates ranging from 8% to12% in December 2003 through January 2004. Of these amounts due, $11,400 plus accrued interest will be repaid and $90,000 plus accrued interest will be converted into equity. All but $20,000 of these notes are uncollateralized, and interest of $8,765 is accrued at December 31, 2003 on these notes. $20,000 of these notes were collateralized by a subordinated lien on the Company's intellectual property.

          The Company entered into a promissory note agreement in the amount of $750,000 on April 11, 2003, collateralized by a perfected first lien on the Company's intellectual property in the event of default. Proceeds of this note were used to repay the PIE debt and some other existing debt as well as fees and related costs to complete the merger. Interest was being accrued at a rate of 12% per annum, and the note had provisions for the issuance of 800,000 stock warrants

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 5-   NOTES PAYABLE - OTHER (CONTINUED)
          ---------------------

          (post-split), which have not been exercised as of December 31, 2003. On October 16, 2003 the holder of this $750,000 promissory note signed an agreement whereby, should the Company be successful in raising at least $2 million in its private placement of equity securities, $375,000 plus interest would be repaid to this lender, and $375,000 would be converted into equity under the same terms and conditions as the private placement offering. The Company in its second phase of equity financing on December 19, 2003, eclipsed the $2 million dollar plateau. This loan was collateralized by a first lien on the Company's patents. As part of the agreement, the lender was issued 800,000 warrants exercisable at $3.00 per share for a five-year period. The Company and the lender agreed to restructure the loan and those 800,000 warrants were replaced by warrants to purchase 250,000 shares of common stock exercisable at $1.50 per share. Upon the closing of the 2nd phase of equity financing, the lender was repaid $375,000 plus all accrued and unpaid interest and the remaining $375,000 was converted into $375,000 of units as part of the equity financing. When the loan was repaid, the loan agreement and related security interest was terminated. The lender also received warrants to purchase 150,000 shares of common stock at $.60 per share in consideration of a November 2003 bridge loan in the aggregate amount of $120,000.

          The Company entered into six promissory notes dated August 31, 2003 and September 10, 2003 with individuals obtained through the Company's investment banker Meyers Associates, L.P. These individuals loaned $400,000 collectively to the Company in notes that were to mature August 31, 2004. The notes accrued interest at a rate of 10% annually. These amounts funded were part of the financing that Meyers Associates, L.P. raised for the Company. Of the $400,000 loaned to InforMedix, the Company repaid $100,000 and converted into equity the remaining $300,000 of notes payable in the first phase of equity financing completed on December 2, 2003.

NOTE 6 -  RELATED PARTY TRANSACTIONS
          --------------------------

          During 2002 and 2001, the Company received advances from IM Funding, LLC. IM Funding, LLC is a limited liability company mostly comprised of officers and board of director members of the Company. During 2002 and 2001, the Company was advanced $500,000 (plus $15,000 of interest) of which $321,532 was advanced as of December 31, 2001. The amount accrued interest at a rate of 12% per year, and was converted into 95,832 shares (post-split) of common stock in September 2002 which were issued to the individual members of IM Funding. The value of the shares issued to convert this payable into equity was $7.80 per share (post-split), the fair value of the stock at the time of conversion. This transaction resulted in a loss of $249,162, which is reflected in the consolidated statements of operations for the year ended December 31, 2002.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 7 -  OBLIGATIONS UNDER CAPITAL LEASE
          -------------------------------

          The Company is the lessee of computer and other equipment under capital leases expiring during 2006. These leases are personally guaranteed by a shareholder of InforMedix, for which he previously received shares of stock.

          Minimum lease payments under capital leases at December 31, 2003, are as follows:

                      2004                         $ 31,016
                      2005                            5,095
                      2006                            3,396
                                                   --------
                                                     39,507

               Less: amounts representing interest  (10,946)
               Less: current portion                (24,961)
                                                   --------
                      Long-term portion            $  3,600
                                                   ========

NOTE 8 -  OPERATING LEASE
          ---------------

          During 2000, the Company entered into a lease for office space commencing February 1, 2000 through January 31, 2002 including escalation of payments. After January 31, 2002, the Company was on a month-to-month lease at its offices. On lease inception, the Company issued 500 shares (post-split) of common stock to the lessor that has been valued at the fair market value of $20 per share (post-split) resulting in a charge to operations of $10,000. Effective March 2003, the landlord sold the building the Company is located in and, at that time, the Company signed a one year lease agreement for $2,294 per month. The Company has extended this lease in March 2004 for another year.

NOTE 9 -  PROVISION FOR INCOME TAXES
          --------------------------

          Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's consolidated tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 9 -  PROVISION FOR INCOME TAXES (CONTINUED)
          --------------------------

          At December 31, 2003, deferred tax assets consist of the following:

          Net operating loss carryforwards              $ 4,606,919
          Less:  valuation allowance                     (4,606,919)
                                                        -----------
                                                        $       -0-
                                                        ===========

          At December 31, 2003, the Company had deficits accumulated during the development stage in the approximate amount of $13,960,362, available to offset future taxable income through 2023. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 10 - EQUITY FINANCING
          ----------------

          The Company issued a private placement memorandum (PPM) on October 20, 2003 for a maximum $5,000,000 raise consisting of units costing $50,000 each (100 units). The Company through its placement agent, Meyers Associates, L.P. was successful in completing the full subscription amount of $5,000,000.

          For an investment in the Company, the investor received common shares of the Company at $.37 per share, Class A Warrants exercisable into one share of common stock at an exercise price of $.44 per share, and Class B Warrants exercisable into one-half share of common stock at an exercise price of $.28 per share. For each $50,000 investment, the investor received 135,136 shares of common stock, 135,136 Class A Warrants and 135,136 Class B Warrants.

          As of December 31, 2003, the Company received $2,745,450 in two separate closings, one on the 2nd and one on the 19th of December. (See Note 11). The Company received the remaining $2,254,550 in two other closings on February 2nd and March 4th of 2004.

          The equity is being used by the Company to fund additional product development and the national sales and marketing of the Med-eMonitor System.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCKHOLDERS' (DEFICIT)
          -----------------------

          COMMON STOCK

          Upon the merger into Hunapu, the Company had 40,000,000 shares of common stock authorized (20,000,000 following the reverse stock split). Prior to the merger of Hunapu and the Company, there were 7,250,000 shares (post-split) outstanding in Hunapu of which 5,545,000 (post-split) were cancelled for a new total number of 1,705,000 shares (post-split). Then, the merger transaction resulted in the issuance of 7,451,000 Hunapu shares (post-split) to InforMedix shareholders to acquire the net assets of InforMedix Acquisition Corp. This brought the total issued and outstanding shares to 9,156,000 shares (post-split).

          The Company issued 9,596 additional shares (post-split) for accrued interest on notes payable in the quarter ended June 30, 2003.

          On June 23, 2003, the Company's Board of Directors approved a reverse 1-for-2 stock split effective June 30, 2003. After the split, the Company had 9,165,585 shares of common stock issued and outstanding. In addition, the Company reduced the authorized level of common stock to 20,000,000 shares.

          As discussed in Note 10, the Company had raised a total of $2,745,450 in December 2003. For the amounts raised, the Company issued 7,420,184 shares of common stock plus Class A and Class B warrants.

          In February and March of 2004, the Company issued 6,093,412 shares of common stock for $2,254,550, in the final two closings of the equity financing.

          On January 21, 2004, the Company's board of directors approved a resolution to increase the number of authorized common shares from 20,000,000 to 80,000,000 effective as of March 3, 2004.

          PREFERRED STOCK

          InforMedix Holdings, Inc. also has authorized 9,000,000 shares of preferred stock (4,500,000 following the reverse stock split) which may be issued from time to time by the Board of Directors without further shareholder approval. No shares of preferred stock have been issued by the Company as of December 31, 2003.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCKHOLDERS' (DEFICIT) (CONTINUED)
          -----------------------

          STOCK OPTION PLAN AND WARRANTS

          In April 2003, upon the merger transaction, the Company's Board of Directors approved the former Hunapu Inc. 2003 Stock Incentive Plan (the "Plan"). The Plan has 1,250,000 shares (post-split) of common stock available for issuance. Awards will be based on performance criteria approved by the Company's compensation committee. After the reverse 1-for-2 stock split on June 30, 2003, the Company has granted 862,500 options of which 1/3 will vest at December 31, 2003 at an exercise price of $.50 per share. The Company for the year ended December 31, 2003, has not expensed any portion of these stock options. All of these options were granted to employees, officers and key members of the management team of the Company.

          Under the Black-Scholes option pricing model, the total value of the stock options granted in 2003 is charged to operations as these options are fully vested. SFAS No. 123, "Accounting for Stock-Based Compensation", encourages adoption of a fair-value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic-value method for options granted to employees and disclose pro forma net loss. 287,500 of these options vested as of December 31, 2003.

          The following tables summarizes the activity of the Company's stock option plan:

                                                        Year Ended
                                                    December 31, 2003
                                              ----------------------------
                                                                Weighted-
                                                                 average
                                                 Number of      exercise
                                                  Options         price
                                              ------------- --------------

          Outstanding - beginning of
           period                                        0     $        0
          Granted below fair value                       0              0
          Granted at fair value                    862,500            .50
          Converted                                      0              0
          Cancelled                                      -              -
                                              ------------- --------------

          Outstanding - end of period              862,500     $      .50
                                              =============

          Exercisable at end of period:            287,500     $      .50
                                              =============

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCKHOLDERS' (DEFICIT) (CONTINUED)
          -----------------------

          STOCK OPTION PLAN AND WARRANTS (CONTINUED)

                                                           Year Ended
                                                       December 31, 2002
                                                  ---------------------------

                                                                    Weighted-
                                                      Number        average
                                                        of          exercise
                                                     Options         price
                                                  ------------ --------------

          Outstanding - beginning of
           period
                                                      447,221       $  1.33
          Granted below fair value                     17,083             1
          Granted at fair value                        15,972            10
          Converted                                  (480,276)        (1.61)
          Cancelled                                         -             -
                                                  ------------ --------------

          Outstanding - end of period

                                                            0       $     0
                                                  ============

          Exercisable at end of period:                     0

          For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model, which approximates fair value, with the following weighted-average assumptions used for stock options granted in 2003; no annual dividends, volatility of 40%, risk-free interest rate of 3.00%, and expected life of 2.2 years.

          If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net income and net income per share including pro forma results would have been the amounts indicated below:

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCKHOLDERS' (DEFICIT) (CONTINUED)
          -----------------------

          STOCK OPTION PLAN AND WARRANTS (CONTINUED)
          ------------------------------------------

                                                       Year Ended December 31,
                                                       -----------------------
                                                          2003          2002
                                                          ----         ----
          Net loss:
            As reported                              ($1,949,621)   ($2,265,677)
            Total stock-based employee compensation
               expense determined under fair value
               based method for all awards, net of
               related tax effects                      (280,312)            (0)
                                                     -----------    -----------
             Pro forma                               ($2,229,933)   ($2,265,677)

          Net loss per share:
             As reported:
               Basic                                     $0.16         $0.23
               Diluted                                   $0.16         $0.23
             Pro forma:
               Basic                                     $0.18         $0.23
               Diluted                                   $0.18         $0.23

          The Company has issued 17,715,980 stock warrants as of December 31, 2003. These warrants were issued in connection with the equity financing, and various notes that the Company entered into. None of the warrants have been exercised as of December 31, 2003.

          The fair value of these warrants was estimated using the Black-Scholes pricing model with the following assumptions: interest rate 3% - 3.5%, dividend yield 0%, volatility 40% and expected life of five years.

          The Company has the following warrants exercisable for the purchase of its common stock:

                                                            Year Ended
          Exercise                                         December 31,
          --------                                         ------------
           Price    Expiration Date                     2003        2002
           -----    ---------------                     ----        ----
           $0.37    December, 2006                    1,040,000        -
           $0.44    December, 2006                    9,772,319        -
           $0.50    August, 2008                        150,000        -
           $0.56    December, 2006                    4,886,161        -
            $.60    November, 2008                      150,000        -
           $1.50    October, 2008                       250,000        -
           $2.00    August, 2008                         25,000        -
           $2.50    February, 2006                      400,000        -
           $3.00    November, 2007                    1,005,000        -
           $3.00    August, 2008                        137,500        -
                                                     ----------    -----
                                                     17,715,980        -
                                                     ==========    =====
                    Weighted average exercise price       $0.70    $0.00
                                                     ==========    =====

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 11 - STOCKHOLDERS' (DEFICIT) (CONTINUED)
          -----------------------

          STOCK OPTION PLAN AND WARRANTS (CONTINUED)
          ------------------------------

          In addition, all of these warrants are outstanding as of December 31, 2003 with the exception of 2,352,135, which will not be issued unless the Units are purchased at $50,000 each.

          Additionally, during 2003 there were no warrants exercised.

          MANDATORILY REDEEMABLE COMMON STOCK

          On August 20, 1999, a Stock Purchase Agreement with Advantor was signed providing for the issuance of 15,000 shares (post-split) of common stock to Advantor for cash, research and development and manufacturing services. On August 23, 1999, in accordance with the agreement Advantor purchased 5,000 shares (post-split) of common stock at fair value for cash of $100,000. The remaining 10,000 shares (post-split) were to be issued in blocks of 2,000 shares (post-split) for every 100 inventory units produced by Advantor. In the event that the Company was not publicly traded by December 31, 2004, the Company was obligated upon written notice by Advantor, to repurchase any stock issued of the 15,000 shares (post-split) at the highest price the Company had sold any of its stock within 12 months of Advantor's notice to repurchase. Through August 7, 2002, 86 Med-eMonitor units had been completed and no additional shares had been granted. To recognize the 86 units produced, the fair value of $34,400 has been credited to accounts payable with the offsetting entry to cost of sales.

          Upon the merger, and the Company becoming publicly traded, the mandatorily redeemable common stock was converted into common stock and as per the agreement none of the 5,000 issued shares (post-split) will need to be repurchased by the Company.

          On November 3, 2003, Advantor agreed in writing to convert all of its remaining outstanding payables into InforMedix common stock, and released the Company from any further liabilities. The conversion value of these shares is reflected in the liability for stock to be issued.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 12 - COMMITMENTS AND CONTINGENCIES
          -----------------------------

          EMPLOYMENT AGREEMENTS

          The Company has entered into employment agreements with key members of management and some officers. Most of these employment agreements are for a period of three years. Compensation earned by these employees has been properly reflected in compensation expense for the years ended December 31, 2003 and 2002, respectively. Historically, the Company has been unable to pay management compensation in the form of cash, and has issued stock options in lieu of cash for a portion of the services rendered.

          CONSULTING AGREEMENTS

          The Company had entered into a consulting agreement with Warren Lewis Investment Corporation for business development services whereby the consulting firm would be compensated when the Company raised $2,000,000 in a capital transaction. In December 2003, the Company, closed on two separate financings and eclipsed the $2,000,000 mark and Warren Lewis Investment Corporation was paid $176,000. This amount is included in the consolidated statements of operations.

          The Company on August 14, 2003 entered into a consulting agreement with Meyers Associates, L.P. for a term of three years. Meyers Associates, L.P. will provide services related to corporate finance and other financial service matters. For these services, Meyers Associates, L.P. will be paid $2,500 per month to $7,500 per month depending on the dollar amount of the equity financing completed by the placement agent. The minimum raise for Meyers Associates, L.P. to receive payment from the Company was $1,000,000 ($2,500 per month) and the maximum is $3,000,000 ($7,500 per month). The Company exceeded the $3,000,000 raise level in 2004, and is currently paying $7,500 per month to Meyers Associates.

          The Company is party to other consulting agreements with various third-parties for the development of the software and production of the monitors. The Company has made payments ranging from $6,000 to $7,000 per month to vendors for these services.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 13 - GOING CONCERN
          -------------

          As shown in the accompanying consolidated financial statements, as is typical of companies going through early-stage development of intellectual property, and products and services, the Company incurred substantial net losses for the years ended December 31, 2003 and 2002. The Company is currently in the development stage, and there is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support current operations and expand sales. This raises substantial doubt about the Company's ability to continue as a going concern.

          Management believes that the Company's capital requirements will depend on many factors including the success of the Company's sales efforts. During 2003 the Company retained an investment banker, Meyers Associates, L.P. ("Meyers"), to assist the Company in raising capital. Meyers had raised $2,745,450 for the Company as of December 31, 2003 (and a total of $5,000,000 through March 4, 2004). The proceeds of this raise will be used to accelerate the Company's sales and marketing, business development, and other corporate activities. The private placement of units consisted of a number of shares of common stock determined by dividing the purchase price per Unit of $50,000 by, the lower of $.50 per share and the average closing bid price of the Common Stock for the five (5) consecutive trading days immediately preceding and including the second trading day immediately prior to the initial closing date which was determined to be $.37 per share. For each Share of Common Stock issued, the Company also issued one A Warrant and one B Warrant to purchase one-half share of Common Stock of InforMedix.

          The Company entered into the merger with Hunapu and became publicly traded anticipating that this would enable the Company to secure equity financing and enable the Company to continue the production process relating to its Med-e Monitor System, and develop sales and marketing activities. Management has also stepped up the research and development efforts relating to the clinical drug trial and disease management needs for the Med-e Monitor product and believes that revenues will be generated in 2004.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 13 - GOING CONCERN (CONTINUED)
          -------------

          With the completion of the private placement of $5,000,000 the Company has intensified their efforts in the development and production of their product, and anticipates operating revenues in the first quarter of 2004. The Company is anticipating emerging from the development stage in 2004 with sales occurring and the streamlining of their research and development costs. Additionally, with the increased cash flow from operations, the Company believes that it will not rely as heavily upon the issuance of common stock as consideration for compensation and services rendered. In the past few years, the stock issuances for services and compensation had contributed to the large deficits.

          As of March 15, 2004 three pharmaceutical/health care companies had accepted delivery of production quality Med-eMonitor devices on a pilot test basis to be evaluated for use in clinical drug trial and disease management applications. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 14 - PATENTS
          -------

          The Company has been successful in securing 15 issued U.S. and Foreign patents pertaining to devices and methods to prompt and record patient information, including the Med-eMonitor System. The Company believes, as a result of an independent valuation of its patents, that it owns the "pioneer" patent portfolio in medication compliance and patient monitoring, as its patents have been cited as prior art in over 154 issued patents. In addition, there are 12 pending U.S. and Foreign patents. The cost in obtaining these patents has been expensed as a research and development expense by the Company in the year that the costs pertained to in accordance with SOP 98-1.

                            INFORMEDIX HOLDINGS, INC.
                             (FORMERLY HUNAPU INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)
                           DECEMBER 31, 2003 AND 2002

NOTE 15 - SUBSEQUENT EVENTS
          -----------------

          In February and March 2004, the Company issued 6,093,412 shares of common stock for $2,254,550, in the final two closings of the equity financings.

          On January 21, 2004, the Company's board of directors approved a resolution to increase the number of authorized common shares from 20,000,000 shares to 80,000,000 shares, and this was effective on March 3, 2004.

                            INFORMEDIX HOLDINGS, INC.

                        56,142,406 Shares of Common Stock
                           17,932,032 Class A Warrants
                           17,932,032 Class B Warrants
                            200,000 Hunapu Warrants

                                       86